   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 1, 2000.


                                                      REGISTRATION NO. 333-40500
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------


                                 PRE-EFFECTIVE
                               AMENDMENT NO. 2 TO


                                    FORM S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           --------------------------

                             ELASTIC NETWORKS INC.

             (Exact name of registrant as specified in its charter)

              DELAWARE                                3661                               58-2418576
  (State or other jurisdiction of         (Primary Standard Industrial                (I.R.S. Employer
   incorporation or organization)         Classification Code Number)               Identification No.)

                           --------------------------

                             6120 WINDWARD PARKWAY
                                   SUITE 100
                           ALPHARETTA, GEORGIA 30005
                                 (678) 297-3100
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                  GUY D. GILL
                             ELASTIC NETWORKS INC.
                        6120 WINDWARD PARKWAY, SUITE 100
                           ALPHARETTA, GEORGIA 30005
                                 (678) 297-3100

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           --------------------------

                                   COPIES TO:

       W. TINLEY ANDERSON, III, ESQ.                            MARK L. HANSON, ESQ.
            SCOTT M. HOBBY, ESQ.                             JONES, DAY, REAVIS & POGUE
             HUNTON & WILLIAMS                                  3500 SUNTRUST PLAZA
     BANK OF AMERICA PLAZA, SUITE 4100                        303 PEACHTREE STREET, NE
          600 PEACHTREE STREET, NE                             ATLANTA, GEORGIA 30308
           ATLANTA, GEORGIA 30308                                  (404) 521-3939
               (404) 888-4000

                           --------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of
1933, as amended (the "Securities Act"), check the following box.            / /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering.                                                       / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same
offering.                                                                    / /


    If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box.                                              / /

                           --------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 2000


PROSPECTUS

                                7,800,000 Shares

                                     [LOGO]

                                  Common Stock

    This is the initial public offering of common stock by Elastic
Networks Inc. We are selling 6,800,000 shares of our common stock and one of our stockholders is selling 1,000,000 shares of our common stock. We estimate that the initial public offering price will be between $10.00 and $12.00 per share. We will not receive any of the proceeds from the sale of common stock by the selling stockholder.

                            ------------------------

    Prior to this offering, there has been no public market for our common stock. We have applied to list our common stock on the Nasdaq National Market under the symbol ELAS.

                            ------------------------

                                                              Per Share      Total
                                                              ---------   -----------
Initial public offering price...............................   $          $
Underwriting discounts and commissions......................   $          $
Proceeds to Elastic Networks, before offering expenses......   $          $
Proceeds to the selling stockholder.........................   $          $

    Elastic Networks and the selling stockholder have granted the underwriters an option for a period of 30 days to purchase up to 1,170,000 additional shares of common stock at the offering price, less the underwriting discount.

                            ------------------------

         Investing in our common stock involves a high degree of risk.
                    See "Risk Factors" beginning on page 7.

                             ---------------------

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CHASE H&Q                                                     ROBERTSON STEPHENS

                                UBS WARBURG LLC

            , 2000

Elastic Networks logo, top center, superimposed over the words "Elastic Networks" repeating from the left side of the page to the right side of the page. The Elastic Networks logo appears at the top center of the page superimposed over the words "Elastic Networks" repeating from left to right. Below the logo, the phrase "Elastic Networks provides next-generation DSL technology and products" appears. Below the phrase described above, four product photographs appear in vertical arrangement, each with a description of the product to the immediate right of each photograph. The product photographs and descriptions are presented as follows:



[photograph], with a horizontal line leading to the words "BitStorm and ELMo DSL access equipment."



[photograph], with a horizontal line leading to the words "MicroBurst DSL remote access equipment."



[photograph], with a horizontal line leading to the words "BitStorm and YesWare software servers."



[photograph], with a horizontal line leading to the words "StormPort and Elite DSL modems."

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
Prospectus Summary..........................................       3

Risk Factors................................................       7

Cautionary Note Regarding Forward-Looking Statements........      15

Use of Proceeds.............................................      15

Dividend Policy.............................................      15

Capitalization..............................................      16

Dilution....................................................      17

Selected Historical Financial Information...................      18

Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................      19

Business....................................................      28

Management..................................................      40

Related Party Transactions..................................      48

Principal and Selling Stockholders..........................      52

Description of Capital Stock................................      54

Shares Eligible for Future Sale.............................      56

Underwriting................................................      57

Legal Matters...............................................      60

Experts.....................................................      60

Additional Information......................................      60

Index to Financial Statements...............................     F-1

                               PROSPECTUS SUMMARY

    YOU SHOULD READ THE FOLLOWING SUMMARY TOGETHER WITH THE MORE DETAILED INFORMATION ABOUT ELASTIC NETWORKS AND THE COMMON STOCK BEING SOLD IN THIS OFFERING, AS WELL AS OUR FINANCIAL STATEMENTS AND THE RELATED NOTES, APPEARING ELSEWHERE IN THIS PROSPECTUS. BECAUSE THIS IS ONLY A SUMMARY, YOU SHOULD READ THE ENTIRE PROSPECTUS, ESPECIALLY THE RISKS DESCRIBED UNDER "RISK FACTORS," BEFORE YOU DECIDE TO INVEST IN OUR COMMON STOCK.

                             ELASTIC NETWORKS INC.

    We design, develop and market high-speed digital subscriber line, or DSL, communications products. Our products enable service providers to deliver easy to deploy and cost-effective broadband access solutions over the existing copper telephone wire infrastructure. We design our products based on our patented EtherLoop technology that combines the best attributes of DSL with those of Ethernet technology to deliver a next generation access solution. EtherLoop's advantages overcome many of the deployment, performance, cost and quality of service limitations of conventional DSL technologies.


    Our products consist of Internet protocol DSL access multiplexers that connect DSL signals with the Internet and other networks, DSL modems and complementary software. We sell our products directly to domestic and international service providers for deployment in various environments, such as central offices to reach business and residential users or on any premises where multiple end users are located, including hotels, multi-tenant business complexes, apartment buildings, condominiums and university campuses. In addition to our direct selling efforts, we have distribution arrangements with companies such as Nortel Networks Inc. and Westcon Group Inc. that allow us to expand our market presence. In the first six months of 2000, sales to Nortel Networks accounted for approximately 21% of our total revenues and sales to Westcon accounted for approximately 14% of our total revenues.



    We were originally formed in January 1997 as the Elastic Networks group of Nortel Networks Inc. and began doing business as a separate company in May 1999. For the year ended December 31, 1999, we incurred a net loss of approximately $20.7 million and used cash in operations of $16.4 million. Upon completion of this offering, Nortel Networks Limited and Nortel Networks Inc. together will own approximately 46% of our outstanding common stock.


                               MARKET OPPORTUNITY

    The demand for broadband access is growing rapidly as the number of Internet users continues to increase, and these users rely on the Internet for more advanced applications such as e-commerce, telecommuting, distance learning and online entertainment. As these applications require more bandwidth, the ability to connect to the Internet at high speeds is becoming increasingly important. DSL technology is designed to address this need by delivering broadband access to end users over existing copper telephone wires, an infrastructure that connects to over 850 million homes and businesses worldwide. However, to date the deployment and maintenance of conventional DSL technologies have been complex, costly and subject to quality of service issues. We believe that widespread deployment of DSL services requires technology that overcomes these challenges.

                           OUR SOLUTION AND STRATEGY


    Our access solution enables service providers to simplify DSL deployment and provide a cost-effective means of delivering high-speed access to more of their subscriber base. Our EtherLoop-based products offer the following benefits:


    - MAXIMIZE AVAILABLE BANDWIDTH. Our EtherLoop technology maximizes available bandwidth by enabling both upstream and downstream access speeds of up to 4 megabits per second, or Mbps, based on end user demands. This technology advantage over fixed bandwidth solutions provides the functionality to deliver an array of value-added business services and applications on a common platform.

    - AVOID INTERFERENCE. Our EtherLoop technology constantly monitors for potential signal interference on each line over which EtherLoop signals are transmitted and can automatically adjust transmission frequencies to avoid potential signal degradation. This enables service providers to deploy more broadband lines in the same bundled group of telephone lines, and improves quality of service.

    - EASY TO DEPLOY AND USE. Our access products are easy to deploy and do not require re-engineering or rewiring of the local telephone network or time consuming service calls. Our DSL modems are also designed for easy installation, providing the end user with simple plug and play connectivity.

    - HIGHLY SCALABLE. Our products are designed for quick adjustment of features such as line capacity and bandwidth, without the cost of replacing the product.

    - GREATER TRANSMISSION DISTANCE. Our technology also provides reliable service coverage beyond the typical range of conventional DSL technologies. With this extended reach, service providers are able to maximize their technology investment to deliver high-speed access to more of their subscriber base. Additionally, unlike conventional DSL technologies, EtherLoop transmits signals in small packets that are capable of being repeated to extend service over even greater distances.

    Key elements of our strategy include:

    - Continuing to capitalize on the advantages of our EtherLoop technology;

    - Expanding our penetration within the broadband access market;

    - Increasing our direct and indirect sales channels, and expanding internationally;

    - Leveraging our business relationships to improve our products, reduce our costs and increase our speed to market; and

    - Facilitating further market adoption by licensing our technology.

                             CORPORATE INFORMATION

    We were incorporated as a Delaware corporation in September 1998 and began doing business as a separate company in May 1999. Our principal executive office is located at 6120 Windward Parkway, Suite 100, Alpharetta, Georgia 30005. Our telephone number is (678) 297-3100 and our Web address is WWW.ELASTIC.COM. Information contained on our Web site does not constitute part of this prospectus, and you should rely only on the information contained in this prospectus in deciding whether to invest in our common stock.


    This prospectus refers to market research reports prepared by various organizations, which typically do not disclose their underlying limitations or assumptions. You should not rely on these market reports as being necessarily indicative of future developments.

                                  THE OFFERING


Common stock offered by Elastic Networks...................  6,800,000 shares

Common stock offered by the selling stockholder............  1,000,000 shares

Common stock to be outstanding after this offering.........  31,292,821 shares

Use of proceeds by Elastic Networks........................  To repay short term debt, to fund the expansion of our business, our operating
                                                             deficits and other working capital needs,
                                                             as well as general corporate purposes.

Proposed Nasdaq National Market symbol.....................  ELAS



    The number of shares of common stock to be outstanding after this offering is based on shares outstanding as of August 31, 2000, and excludes:



    - 5,512,162 shares of common stock issuable upon exercise of outstanding options;



    - 1,126,311 shares reserved for future grants under our 1999 stock incentive plan; and


    - 114,899 shares of common stock issuable upon exercise of outstanding warrants.
                            ------------------------

    EXCEPT AS OTHERWISE INDICATED, ALL INFORMATION IN THIS PROSPECTUS:

    - REFLECTS THE CONVERSION OF ALL THE OUTSTANDING SHARES OF OUR SERIES A AND B PREFERRED STOCK INTO 9,084,913 SHARES OF OUR COMMON STOCK, WHICH WILL AUTOMATICALLY OCCUR ON THE CLOSING OF THIS OFFERING;

    - REFLECTS THE AMENDMENT AND RESTATEMENT OF OUR CERTIFICATE OF INCORPORATION AND BYLAWS, WHICH WILL OCCUR IMMEDIATELY BEFORE THE CLOSING OF THIS OFFERING; AND

    - ASSUMES NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table is a summary of the financial data for our business. You should read this information together with the financial statements and the related notes appearing at the end of this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." For an explanation of the determination of the number of shares used to compute historical and pro forma basic and diluted net loss per share, see note 2 of the notes to our financial statements. The pro forma balance sheet data summarized below gives effect to the conversion of all outstanding shares of our preferred stock into 9,084,913 shares of our common stock, which will automatically occur on the closing of this offering. The pro forma as adjusted balance sheet data summarized below also reflects the sale of the common stock offered by us at the estimated initial public offering price of $11.00 per share, the mid-point of the estimated offering price range, after deducting underwriting discounts and estimated offering expenses payable by us, and our receipt and application of the net proceeds from this offering, including the repayment of $4.0 million in short term debt incurred in August 2000.


                                                                                  SIX MONTHS ENDED
                                                   YEAR ENDED DECEMBER 31,            JUNE 30,
                                                ------------------------------   -------------------
                                                  1997       1998       1999       1999       2000
                                                --------   --------   --------   --------   --------
                                                                                     (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Total revenues................................  $    --    $    233   $  8,215   $  2,600   $ 14,693
Gross profit (loss)...........................       --      (1,913)    (6,075)    (2,909)       562
Operating expenses............................    4,503      13,317     14,830      5,887     13,874
Operating loss................................   (4,503)    (15,230)   (20,905)    (8,796)   (13,312)
Net loss......................................  $(4,503)   $(15,230)  $(20,731)  $ (8,760)  $(13,259)
                                                =======    ========   ========   ========   ========
Net loss attributable to common
  stockholders................................  $(4,503)   $(15,230)  $(21,064)  $ (8,827)  $(13,525)
                                                =======    ========   ========   ========   ========
Basic and diluted net loss per common share...  $ (0.27)   $  (0.91)  $  (1.26)  $  (0.53)  $  (0.81)
                                                =======    ========   ========   ========   ========
Weighted average shares used in computing
  basic and diluted net loss per common
  share.......................................   16,670      16,670     16,671     16,670     16,675
                                                =======    ========   ========   ========   ========
Pro forma basic and diluted net loss per
  common share (unaudited)....................                        $  (1.03)             $  (0.58)
                                                                      ========              ========
Weighted average shares used in computing
  unaudited pro forma basic and diluted net
  loss per common share amounts (unaudited)...                          20,548                23,504
                                                                      ========              ========



                                                                        JUNE 30, 2000
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                         (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $  4,518    $ 4,518      $ 68,757
Working capital.............................................     7,189      7,189        71,428
Total assets................................................    20,198     20,198        84,437
Capital lease obligations long term.........................       304        304           304
Redeemable convertible participating preferred stock........    30,861         --            --
Total stockholders' equity (deficit)........................   (21,953)     8,908        77,147

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND ALL OF THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE MAKING A DECISION TO INVEST IN OUR COMMON STOCK.

                         RISKS RELATED TO OUR BUSINESS

WE HAVE A SHORT OPERATING HISTORY, WHICH MAY MAKE IT DIFFICULT TO ACCURATELY FORECAST OUR FUTURE REVENUES AND OTHER OPERATING RESULTS.

    We only began selling our products in mid 1999. As a result, we have only a limited operating history upon which you may evaluate our business and prospects. Our limited operating history may make it difficult or impossible for analysts or investors to accurately forecast our future revenues and other operating results. Furthermore, if we do not meet or exceed the forecasts and expectations of analysts and investors regarding our future revenues and other operating results, the price of our common stock could decline substantially.

WE HAVE INCURRED NET LOSSES SINCE WE WERE FORMED AND EXPECT TO INCUR FUTURE LOSSES.


    From inception through June 30, 2000, we incurred net losses totaling approximately $53.7 million. As of June 30, 2000, we had an accumulated deficit of $25.6 million. We expect to continue to make substantial expenditures for sales and marketing, product development and other purposes, which may be fixed in the short term. As a result, we expect to continue to incur losses in 2000, as well as in future years. Our ability to increase revenues, and achieve and maintain profitability in the future, will primarily depend on our ability to increase sales of our products, reduce production and other costs and successfully introduce new and enhanced versions of our existing products into the marketplace. We cannot assure you that we will be able to increase our revenues at a rate that equals or exceeds expenditures. Our failure to do so will result in our incurring additional losses.


WE EXPECT OUR OPERATING RESULTS TO FLUCTUATE, WHICH MAY CAUSE OUR STOCK PRICE TO DECLINE.

    Our quarterly and annual operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside of our control. Therefore, you should not rely on our historical operating results as an indicator of future performance. Our results of operations could fluctuate due to the following material factors:

    - variations in market acceptance of our products and in the timing and size of customer orders and shipments;

    - changes in the mix of our product offerings and sales channels;

    - competitive market conditions, such as pricing policies, timing and acceptance of new and enhanced product introductions by us, our customers or our competitors, including introductions of alternative technologies;

    - changes in our operating expenses, including the costs of our products' components;

    - our ability to meet and maintain production volumes and ship products in a timely manner; and


    - other general economic factors, as well as those specific to the telecommunications industry.


WE DEPEND ON A SMALL NUMBER OF CUSTOMERS AND THE LOSS OF, OR REDUCTION IN PURCHASES FROM, ANY ONE OF THEM COULD SIGNIFICANTLY HARM OUR BUSINESS.

    We derive a substantial portion of our revenues, and expect to continue to derive a substantial portion of our revenues in the near future, from sales to a limited number of customers. Unless and until we diversify and expand our customer base, our success will depend significantly upon the timing and size of future purchase orders, if any, from our largest customers, as well as their product requirements, financial and operational success, and, in particular, the successful deployment of services using our products. The loss of any one or more of these customers, significant changes in their product requirements, delays of significant orders or the occurrence of any sales fluctuations of our or our customers' products could reduce our revenues.

A MAJORITY OF OUR BUSINESS IS GENERATED BY DEMAND FROM NEW AND EMERGING SERVICE PROVIDERS, AND THEIR INABILITY TO OBTAIN CAPITAL COULD CAUSE THEM TO REDUCE OR DISCONTINUE THE PURCHASE OF OUR PRODUCTS AT ANY TIME.

    The companies that currently deploy our products, or that may do so in the future, are new and emerging and have largely unproven business models. These companies require substantial capital for the development, construction and expansion of their businesses. Financing may not be available to these companies on favorable terms, if at all. To the extent that these companies are unable to obtain the financing they need, our ability to make future sales to these customers directly or through our distributors could be harmed. In addition, to the extent we choose to provide financing to these customers, we will be subject to additional financial risk which could reduce our profitability.

WE ONLY OFFER A LIMITED NUMBER OF PRODUCTS AND THE FAILURE OF ANY ONE OF THEM TO ACHIEVE WIDESPREAD MARKET ACCEPTANCE WOULD SIGNIFICANTLY HARM OUR RESULTS OF OPERATIONS.

    We derive substantially all of our revenues from sales of a limited number of high-speed access products. The failure of any of our product offerings to achieve and maintain a meaningful level of market penetration and customer satisfaction would harm our revenues.

    In addition, we only began selling our products in mid 1999, and cannot yet predict whether they will gain widespread market acceptance. Even if our customers do purchase our products in meaningful quantities, due to the variety and complexity of the environments in which these customers operate, our products may not operate as expected. This could result in cancelled orders, delays in installation and increased expenses. In addition, the success of competing products and technologies, pricing pressures or manufacturing difficulties could further reduce our profitability and the price of our common stock.

THE FAILURE OF DSL TECHNOLOGY TO ACHIEVE WIDESPREAD MARKET PENETRATION WOULD NEGATIVELY IMPACT DEMAND FOR OUR PRODUCTS.

    Because our products are based on the use of copper telephone wires, and because there are physical limits to the speed and distance over which data can be transmitted over these types of wires, our products may not be a viable solution for some potential customers. Some of our competitors currently offer products based on directly competing technologies that do not have these limitations. Additionally, in the future our competitors may develop transmission media and technologies other than DSL that provide faster access, higher reliability or are more cost effective for some of our existing and potential customers. If any of these technologies are adopted or implemented in our market, sales of our products could decline and our market share and profitability could be reduced.

WE DEPEND ON DISTRIBUTORS AND RESELLERS FOR SALES, AND IF ANY OF THEM DO NOT PERFORM AS EXPECTED, WE COULD EXPERIENCE LOWER THAN EXPECTED SALES.


    Our success depends, in part, upon distribution and reseller arrangements, including our current arrangements with Nortel Networks and Westcon. These arrangements are relatively new, and we cannot accurately predict whether significant recurring revenues will be generated from these arrangements. Our sales and distribution partners may not market, sell or distribute our products, or perform any of their other obligations, as we expect, in which case we may not desire to maintain these arrangements, or be able to develop successful replacements. In the event that any of these arrangements are terminated or are otherwise unsuccessful, sales of our products could be harmed.

OUR DEPENDENCE ON SINGLE SOURCE SUPPLIERS EXPOSES US TO SUPPLY INTERRUPTION RISKS WHICH COULD HARM OUR SALES OR INCREASE OUR COSTS.

    Although we generally use standard parts and components for our products, our products contain several key components that are purchased from single source suppliers: line driver chips from Texas Instruments Incorporated, power supplies from Astec America Inc. and system processor chips from Motorola, Inc. We do not have written agreements with our single source suppliers. Our reliance on the suppliers of these components exposes us to potential production difficulties and quality variations due to increased third-party demand or supplier related issues. If these suppliers are unable to meet component requirements, we will be forced to seek alternative production sources, which could negatively impact our costs and the timely delivery of our products. Alternate suppliers may not meet our quantity requirements or quality standards. Our inability to obtain sufficient quantities of these components, or components that meet our quality standards, may result in delays or reductions in product shipments, which could harm our reputation and reduce our profitability.

OUR DEPENDENCE ON A SINGLE CONTRACT MANUFACTURER COULD RESULT IN PRODUCT DELIVERY DELAYS.

    We currently use a single contract manufacturer, Sanmina Corporation, to build some of our printed circuit boards, chassis and subassemblies and, in most cases, to complete final assembly and testing of our products. Our current reliance on a single manufacturer could result in the absence of adequate capacity to meet our customers' needs. In addition, we could experience unavailability of, or interruptions in, access to certain process technologies, as well as reduced control over delivery schedules, manufacturing yields, quality and costs. It is also possible that Sanmina's manufacturing capabilities may not be available to us when needed, or that it may not be in a position to satisfy our production requirements at acceptable prices and on a timely basis, if at all. If Sanmina is unable or unwilling to continue manufacturing our components in required volumes, or to our quality specifications, or if we develop new technologies requiring components which Sanmina is incapable of manufacturing, we will have to identify acceptable alternative manufacturers. Alternative manufacturers, however, may not be available. Any significant interruption in the supply of products could result in our inability to adequately meet our customers' demands, which in turn could harm our sales.

BECAUSE A SIGNIFICANT AND INCREASING PERCENTAGE OF OUR REVENUES COMES FROM SALES OUTSIDE THE UNITED STATES, WE ARE SUBJECT TO A NUMBER OF RISKS SPECIFIC TO THE INTERNATIONAL MARKETS IN WHICH WE OPERATE.

    Revenues from customers outside of the United States accounted for about 12% of our total revenues for the year ended December 31, 1999, and 15% of our total revenues for the six months ended June 30, 2000. As a part of our strategy, we intend to expand our sales in international markets. Sales to international markets have the following material risks:

    - longer receivables collection periods;

    - potential increase in political and economic instability;

    - difficulties and costs of staffing and managing foreign operations;

    - difficulties in enforcing our rights and agreements through non-U.S. legal systems;

    - unexpected changes in regulatory requirements;

    - changes in import or export licensing requirements;

    - reduced protection for intellectual property rights in some countries; and

    - currency fluctuations which could cause our products, the prices of which are denominated in U.S. dollars, to become relatively more expensive for non-U.S. customers and reduce demand for our products.

    We also utilize product development and other resources in order to meet regulatory and technical requirements of countries into which we sell our products. We depend on sales of our products in these markets to offset the costs associated with developing products for these markets. If we are unable to generate sufficient sales to offset these expenses, our profitability will suffer.

    We can give no assurance that non-U.S. markets for our products will continue to develop or develop at the rate we expect. Any failure of these markets to develop, or our failure to increase sales to customers outside of the United States, could harm our results of operations and the price of our common stock.

THE ABILITY OF NORTEL NETWORKS TO EXERCISE SIGNIFICANT INFLUENCE OVER OUR AFFAIRS COULD AFFECT OUR ABILITY TO IMPLEMENT SUCCESSFUL STRATEGIC AND OPERATIONAL INITIATIVES.


    We were formed by means of a contribution agreement among Nortel Networks Corporation, its subsidiary Nortel Networks Inc., and us. Under this agreement, we issued Nortel Networks Inc. 15,384,614 shares of our common stock. Prior to the closing of this offering, Nortel Networks Inc. will transfer 8,948,770 shares of our common stock, and a warrant for 51,230 shares of our capital stock, to its parent, Nortel Networks Limited. Messrs. Manley and Reid, appointed by Nortel Networks to our board of directors, are executives of Nortel Networks. Although Nortel Networks Limited is selling 1,000,000 shares of our common stock in this offering, after the offering closes, the Nortel Networks entities will still own approximately 46%, or 14,435,845 shares, of our common stock, including the 51,230 shares of our common stock that are issuable upon exercise of the warrant being transferred to Nortel Networks Limited. Because of this level of ownership, and because of their board representation, after the offering the Nortel Networks entities will continue to have the ability to exercise significant control over our affairs. There also may be conflicts of interest between us and Nortel Networks with respect to acquisitions, financings and other corporate opportunities. Nortel Networks' ability to exercise significant control could have the effect of delaying or preventing a change in control of Elastic Networks and other strategic and operational initiatives, which could harm our business and the price of our common stock.


AN INTERRUPTION OR DISSOLUTION OF ANY ONE OF OUR RELATIONSHIPS WITH NORTEL NETWORKS COULD SIGNIFICANTLY HARM OUR BUSINESS AND FINANCIAL CONDITION.

    We have entered into various agreements and relationships with Nortel Networks, including a distribution arrangement under which they have agreed to market and distribute our products. We cannot predict whether Nortel Networks will continue to market and distribute our products or perform its other obligations under this or our other agreements.


    Additionally, since we became a separate company, Nortel Networks has provided us with insurance, access to software systems and other services under a transition services agreement that terminates on November 12, 2000. Our insurance benefits under this agreement automatically terminate on the closing of this offering. We may not be able to obtain similar insurance at favorable rates or access to similar software systems on commercially reasonable terms. Finally, Nortel Networks has, from time to time, guaranteed the financing of purchases of our equipment by one of our customers. We are currently in discussions with Nortel Networks regarding the terms and conditions upon which future financing, if any, will be provided to any of our customers. If Nortel Networks decides not to provide financing in the future, or if the terms are not acceptable to us, we may not be able to make sales we otherwise might have made.


IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY, OR IF OTHERS USE OUR INTELLECTUAL PROPERTY WITHOUT OUR PERMISSION, OUR COMPETITIVE POSITION MAY SUFFER.


    Our ability to compete and be successful is based, in part, on our intellectual property. We rely on a combination of copyright, trademark, patent and trade secret laws and contractual restrictions to establish and protect our technology and other intellectual property. We require employees and consultants and, when possible, suppliers, manufacturers and distributors, to sign confidentiality agreements. However, we cannot assure you that our steps will be sufficient to prevent misappropriation of our technology and other intellectual property, or that our competitors will not independently develop technologies or other intellectual property that are substantially equivalent or superior to ours. In addition, the laws of many countries do not protect intellectual property to the same extent as the laws of the United States. If our intellectual property rights are not protected, our business may suffer. For instance, an opposition to our registration of the trademark "YesWare" was filed on June 12, 2000. We are currently assessing this opposition to determine the effect, if any, that this opposition may have if it is successful. If the opposition succeeds, we will not be able to register this trademark and may be required to rename our YesWare product or license the trademark from the opposing party. If we have to bring a lawsuit against another entity that infringes or misappropriates any of our intellectual property, we would likely have to divert significant resources, both financial and human, in prosecuting the lawsuit.



    We own U.S. patent number 5,912,895, titled "Information Network Access Apparatus and Methods for Communicating Information Packets via Telephone Lines." This patent issued on June 15, 1999 and expires on May 1, 2016. We also have exclusive and non-exclusive licenses from Nortel Networks to other technologies that we use in our business. However, our rights to our patent and to all of these licensed technologies are subject to various licenses that Nortel Networks, as the original owner, granted to other companies prior to May 12, 1999. Therefore, we cannot assure you that our rights to these technologies will allow us to prevent these companies and their licensees from using these technologies. In addition, we have granted back to Nortel Networks licenses to these technologies and to all improvements that we may acquire or make to these technologies. We have also granted Nortel Networks a license to any patents that we own, acquire, or result from our filing applications or from obtaining a license, during any period that Nortel Networks owns more than 50% of our voting securities. Although these licenses are subject to Nortel Networks' obligation not to compete with us with respect to EtherLoop-based products through May 12, 2002, there will be no contractual restrictions on Nortel Networks' ability to engage in competitive activities with respect to EtherLoop-based products after that date.


    Also, from time to time, we may desire or be required to obtain or renew licenses from other parties in order to further develop and market commercially viable products and for other business purposes. There can be no assurance that the necessary licenses will be available upon acceptable terms, if at all. Our failure to obtain these licenses, or to protect and prevent the misappropriation of our intellectual property, could significantly harm our competitive position.

DUE TO THE INTEGRATION OF OUR INTELLECTUAL PROPERTY WITH THIRD-PARTY TECHNOLOGIES IN OUR PRODUCT OFFERINGS, WE MAY BE SUBJECT TO INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS THAT WOULD BE COSTLY TO DEFEND AND COULD HARM OUR BUSINESS AND ABILITY TO COMPETE.


    Because our products integrate our intellectual property and third party technologies, we may be subject to the risk of adverse claims and litigation alleging that our products, technologies and other intellectual property, as well as those of our licensors, infringe the intellectual property rights of others. Any of these claims could require us to pay damages or settlement amounts and could require us to develop non-infringing intellectual property or acquire licenses to the intellectual property that is the subject of asserted infringement claims. This could result in product delays or increased costs, either of which could harm our ability to compete and our profitability. In addition, the cost of defending any litigation and resulting distraction of our management resources could harm our ability to generate and implement successful business strategies.


WE BELIEVE THAT SIGNIFICANT EXPANSION OF OUR BUSINESS WILL BE REQUIRED FOR OUR COMPANY TO SUCCEED, AND IF WE FAIL TO MANAGE THIS EXPANSION EFFECTIVELY, OUR BUSINESS AND STOCK PRICE WILL SUFFER.


    We have rapidly and significantly expanded our operations since 1998. We believe that further significant expansion will be required to address potential growth in our client base and market opportunities in order for us to be successful. During 1999, we increased the number of employees from

58 to 95, and as of August 31, 2000, we had further increased that number to
166. To manage the expected growth of our operations and personnel, we will be required to:


    - improve existing and implement new operational, financial and management controls, reporting systems and procedures;

    - install new management information systems;

    - successfully integrate any companies, technologies or products that we may acquire; and

    - train, motivate and manage our sales and marketing, engineering, technical and customer support employees.

    If we are not able to manage our growth and its related costs effectively, it will be difficult to support our future operations.

WE MAY NEED TO RAISE ADDITIONAL CAPITAL IN THE FUTURE, WHICH COULD ADVERSELY AFFECT OUR STOCKHOLDERS; IF WE ARE UNABLE TO SECURE ADEQUATE FUNDS ON TERMS ACCEPTABLE TO US, WE MAY BE UNABLE TO EXECUTE OUR BUSINESS PLAN.

    If the net proceeds of this offering, our existing cash balances and cash flows from operations are not sufficient to meet our liquidity needs, we will need to raise additional funds. If additional funds are raised through the issuance of equity securities, the percentage ownership of pre-existing stockholders will be reduced. If additional funds are raised through the issuance of debt or preferred equity securities, these securities would have rights, preferences and privileges senior to those of the common stock. Furthermore, the terms of any debt could impose restrictions on our operations. If adequate funds are not available on acceptable terms, or are not available at all, we may not be able to take advantage of market opportunities, develop new products or otherwise respond to competitive pressures.

DUE TO A HIGH LEVEL OF STOCK OWNERSHIP, MANAGEMENT AND SOME OF OUR STOCKHOLDERS CAN EXERCISE SIGNIFICANT INFLUENCE OVER OUR BUSINESS AFFAIRS, WHICH COULD NEGATIVELY IMPACT OUR OTHER STOCKHOLDERS' POTENTIAL RETURN ON INVESTMENT.


    Upon the completion of this offering, our executive officers, directors and 5% or greater stockholders, and their affiliates, will own an aggregate of approximately 62.9% of our outstanding common stock. These stockholders, if acting together, will be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combinations. This concentration of ownership may have the effect of delaying, deterring or preventing a change in control of Elastic Networks, which could prevent our stockholders from receiving a premium for their common stock as part of any merger or other business combination.


OUR CERTIFICATE OF INCORPORATION, OUR BYLAWS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DELAY OR PREVENT A CHANGE IN CONTROL.


    Immediately prior to the closing of this offering, our certificate of incorporation and bylaws will be amended to provide for a classified board of directors and to restrict our stockholders from acting without a meeting. These provisions may make some corporate actions more difficult and might delay or prevent a change in control. Further, our board of directors will have the ability to issue up to 25 million shares of preferred stock with certain rights, preferences, privileges and restrictions, including voting rights, that could be senior to those of our common stock. New preferred stock might also be used to make acquiring control of us more difficult. We have no current plans to issue shares of preferred stock. We will also indemnify officers and directors against losses incurred in legal proceedings to the broadest extent permitted by Delaware law.

                          RISKS RELATED TO OUR MARKET


OUR MARKET IS SUBJECT TO RAPID CHANGES IN INDUSTRY STANDARDS AND TECHNOLOGY, AND IF WE FAIL TO CONTINUALLY MAKE NEW PRODUCT INTRODUCTIONS AND ENHANCEMENTS, OUR ABILITY TO EFFECTIVELY COMPETE WILL SUFFER.


    The market for high-speed access products is characterized by rapid technological developments, frequent enhancements to existing products, new product introductions, changes in end user requirements and evolving industry standards. Any technological advancements, whether in DSL or otherwise, or product introductions that provide faster access, greater reliability, increased cost-effectiveness or other advantages over our technology, could render our product line obsolete. We cannot assure you that we will be able to respond quickly and effectively to any of these changes or challenges. Moreover, in order to respond quickly and effectively to all of these changes and challenges, we must continually make investments in the development of new technologies and the further advancement of our current technologies. However, the nature and quantity of these investments cannot be definitively predicted, and we may not have sufficient resources to make these investments.

    Even if we are able to make the necessary investments, the development of new or enhanced products or technologies is a complex and uncertain process requiring the accurate anticipation of technological and market trends. We may experience design, manufacturing, marketing and other difficulties that could delay or prevent our development, introduction or marketing of new or enhanced products or technologies. The introduction of new or enhanced products or technologies also requires that we manage the transition from older products or technologies in order to minimize disruption in customer ordering patterns and ensure that adequate supplies of new products can be delivered to meet anticipated customer demand. We may not be able to successfully develop or introduce, or manage the transition to, these new products. Furthermore, despite testing by us and our contract manufacturer, any of these new or enhanced products or technologies may contain undetected or unresolved errors when they are first introduced or as new versions are released.

    To the extent that we are unable to effectively address these technological changes and challenges, our business, financial condition, results of operations and the price of our common stock could be harmed.

OUR MARKET IS HIGHLY COMPETITIVE AND OUR PRODUCTS, TECHNOLOGY AND BUSINESS MAY NOT BE ABLE TO COMPETE EFFECTIVELY WITH OTHER PRODUCTS OR TECHNOLOGIES.

    The market for high-speed access products is highly competitive, and we expect that it will become increasingly competitive in the future. In addition to facing competition from providers of DSL based products, our products currently compete with products using other technologies. Our most direct competitors include Alcatel USA, Inc., Cisco Systems, Inc., Copper Mountain Networks, Inc., Lucent Technologies Inc., Nokia Corporation, Nortel Networks and Tut Systems, Inc. In addition, due to the rapidly evolving nature of the market in which we compete, additional competitors, including other large telecommunications equipment manufacturers, as well as smaller companies, may enter our markets and further intensify competition. These and our other competitors may foresee the course of market developments more accurately than we do.

    In addition, many of our current and potential competitors have significantly greater sales and marketing, technical, manufacturing, financial and other resources than we do, such as AT&T and Time Warner in the cable broadband market. The products and technologies offered by these competitors may provide faster access and higher reliability than ours, and prove more cost-effective for some end users. Commercial acceptance of any one of these competing solutions could decrease the demand for our products, result in our loss of market share and reduce average selling prices and the profit margins associated with our products.

OUR COMPANY, OUR PRODUCTS AND OUR CUSTOMERS ARE SUBJECT TO GOVERNMENT REGULATIONS, AND CHANGES IN CURRENT OR FUTURE LAWS OR REGULATIONS THAT COULD NEGATIVELY IMPACT US, OUR PRODUCTS OR OUR CUSTOMERS COULD HARM OUR BUSINESS.

    The FCC regulates the telecommunications industry, including our company, our products and our customers. The adoption of new FCC regulations affecting the broadband access industry, our customers or our products may harm our business. For example, FCC policies that affect the availability of data and Internet services may impede our customers' penetration into certain markets or affect the prices they charge. In turn, this may reduce their orders for our products. In addition, international regulatory bodies are beginning to adopt regulations and standards for the communications industry. These regulations and standards may require us to make engineering or functional changes to our products, or changes to our marketing and selling practices. Delays caused by changes in our products or practices undertaken to comply with state, national and international regulatory requirements, may result in order cancellations or postponements of product purchases by our customers, which could harm our sales and our reputation.

                         RISKS RELATED TO THIS OFFERING

WE HAVE BROAD DISCRETION TO USE THE OFFERING PROCEEDS, AND WE CANNOT ASSURE YOU THAT HOW WE INVEST THESE PROCEEDS WILL YIELD A FAVORABLE RETURN.

    We intend to use the net proceeds from this offering to fund the expansion of our business, our operating deficits and other working capital needs and for general corporate purposes, as well as to repay short term debt. Thus, our management will have broad discretion over how these proceeds are used and could spend most of these proceeds in ways with which the stockholders may not agree. We cannot assure you that the unapplied proceeds will be invested to yield a favorable return.

DUE TO THE VOLATILE NATURE OF OUR INDUSTRY AND THE LACK OF A PRIOR PUBLIC MARKET FOR OUR STOCK, OUR STOCK PRICE COULD EXPERIENCE SIGNIFICANT FLUCTUATIONS AND YOU MAY NOT BE ABLE TO SELL YOUR SHARES AT OR ABOVE YOUR PURCHASE PRICE.

    Before this offering, there was no public market for our stock. An active public market for our stock may not develop or be sustained after this offering.

    In recent years, the stock market in general, and the stock prices of technology companies in particular, have been extremely volatile. The following factors could cause the market price of our stock to fluctuate significantly from the price paid by investors in this offering:

    - announcements by us or our competitors of significant contracts, new products or technological innovations, acquisitions, strategic relationships, joint ventures or capital commitments;

    - changes in financial estimates by securities analysts;

    - changes in market valuations of telecommunications companies; and

    - fluctuations in stock market prices and volumes.


    Our current stockholders hold a substantial number of shares which they will be able to sell in the public market in the near future. Sales of these shares after this offering could reduce the market price of our stock. In addition, the sale of these shares could impair our ability to raise capital through the sale of additional stock in the future at a time and price that we deem appropriate.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    We have made forward-looking statements that are not historical facts, but rather are based on our current expectations, estimates and projections about our industry and our management's beliefs and assumptions. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control, that are difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements. These risks and uncertainties are described in "Risk Factors" and elsewhere in this prospectus. We caution you not to place undue reliance on these forward-looking statements which reflect our management's view only as of the date of this prospectus.

                                USE OF PROCEEDS

    Assuming an initial public offering price of $11 per share, the mid-point of the estimated offering price range, we estimate that we will receive net proceeds from the sale of our common stock in this offering of approximately $68.2 million, or approximately $74.2 million if the underwriters exercise their over-allotment option. This estimate is after deducting underwriting discounts and commissions and other fees and estimated expenses payable by us of approximately $6.6 million, or approximately $7.0 million if the underwriters exercise their over-allotment option. We will not receive any portion of the proceeds from the sale of shares of stock by the selling stockholder.

    We will use approximately $4.0 million of the net proceeds from this offering to repay two secured promissory notes issued on August 4, 2000 to an affiliate of the selling stockholder and to another stockholder. Each note bears interest at the rate of 6% per year and matures on the earlier to occur of the closing of this offering or February 1, 2001. We intend to use approximately
$20 million of the balance of the net proceeds from this offering to fund the expansion of our business, approximately $20 million to fund our operating deficits and the remainder of the net proceeds for other working capital needs and for general corporate purposes. As part of our ongoing corporate development activities, we expect we will consider acquisition opportunities, and may use a portion of the net proceeds to acquire complementary businesses, products or technologies.

    We currently intend to use substantially all of the net proceeds for the categories mentioned above. However, the precise allocation of funds among these uses will depend on future technological, regulatory and other developments which may affect our business or our industry. Until we use the net proceeds for any particular purpose, we will invest them in short-term, investment-grade, interest-bearing securities.

                                DIVIDEND POLICY

    We have never declared or paid any cash dividends on our capital stock and we do not anticipate doing so in the foreseeable future. It is the current policy of our board of directors to retain earnings to finance the expansion of our operations. The board of directors will determine future declaration and payment of dividends, if any, in light of the then-current conditions, including our earnings, operations, capital requirements, financial condition, restrictions in financing agreements and other relevant factors.

                                 CAPITALIZATION

    The following table sets forth our capitalization as of June 30, 2000:

    - on an actual basis;

    - on a pro forma basis to reflect the automatic conversion of all of our outstanding shares of preferred stock into 9,084,913 shares of common stock upon the closing of this offering; and

    - on a pro forma as adjusted basis to reflect the sale of the common stock offered by this prospectus at an estimated initial public offering price of $11.00 per share, the mid-point of the estimated offering price range, and the receipt of the net proceeds therefrom, after deducting the estimated expenses, underwriting discounts and commissions payable by us as if the sale of common stock and receipt of proceeds occured on June 30, 2000.

    This table contains unaudited information and should be read in conjunction with our financial statements and related notes included elsewhere in this prospectus.


                                                                      JUNE 30, 2000
                                                           ------------------------------------
                                                                                     PRO FORMA
                                                            ACTUAL     PRO FORMA    AS ADJUSTED
                                                           --------   -----------   -----------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
                                                                       (UNAUDITED)
Capital lease obligations long term......................  $    304    $    304      $     304
Redeemable, convertible, participating preferred stock,
  $0.01 par value, 7,799,386 shares authorized, 7,799,386
  shares issued and outstanding, actual; no shares issued
  and outstanding, pro forma; no shares issued and
  outstanding, pro forma as adjusted.....................    30,861          --             --
Stockholders' equity (deficit):
  Common stock, $0.01 par value: 35,000,000 shares
    authorized, 15,389,122 shares issued and outstanding,
    actual; 24,474,035 shares issued and outstanding, pro
    forma; 31,274,035 shares issued and outstanding, pro
    forma as adjusted....................................       154         245            313
Additional paid-in capital...............................     6,906      37,676        105,847
Deferred stock compensation..............................    (3,445)     (3,445)        (3,445)
Accumulated deficit......................................   (25,568)    (25,568)       (25,568)
                                                           --------    --------      ---------
    Total stockholders' equity (deficit).................   (21,953)      8,908         77,147
                                                           --------    --------      ---------
    Total capitalization.................................  $ (9,212)   $  9,212      $  77,451
                                                           ========    ========      =========


    This table excludes:

    - 5,297,662 shares of common stock subject to options outstanding as of June 30, 2000 under our 1999 stock incentive plan with a weighted average exercise price of $2.59 per share, and 1,359,597 shares of common stock available for future grant under the plan; and

    - 114,899 shares of common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $6.83 per share.


    From July 1, 2000 through August 31, 2000, we granted options under our 1999 stock incentive plan to purchase 47,000 shares of common stock with an exercise price of $4.53 per share, and 167,500 shares of common stock with an exercise price of $9.30 per share.

                                    DILUTION


    Our pro forma net tangible book value as of June 30, 2000 was approximately $8.9 million, or $.36 per share of common stock. Pro forma net tangible book value represents the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. Without taking into account any other changes in the net tangible book value after June 30, 2000, other than to give effect to our sale of 6,800,000 of the shares of common stock offered by this prospectus at an estimated initial public offering price of $11.00 per share, the mid-point of the estimated offering price range, and our receipt of the estimated net proceeds from the sale, our as adjusted pro forma net tangible book value as of June 30, 2000 would have been approximately
$77.1 million or $2.47 per share. This represents an immediate increase in pro forma net tangible book value of $2.11 per share to existing stockholders and an immediate dilution of $8.53 per share to new investors. The following table illustrates this per share dilution:



Estimated initial public offering price per share...........              $11.00
  Pro forma net tangible book value per share as of
  June 30, 2000.............................................   $ .36
  Increase per share attributable to this offering..........    2.11
                                                               -----
  Pro forma net tangible book value per share after this
    offering................................................                2.47
                                                                          ------
Dilution per share to new investors.........................              $ 8.53
                                                                          ======


    The following table summarizes, on a pro forma as adjusted basis as of June 30, 2000, the differences between existing stockholders and the new investors with respect to the number of shares of common stock purchased from Elastic Networks, the total consideration paid and the average price per share paid, before deducting the underwriting discounts and commissions and estimated offering expenses payable by Elastic Networks.


                                     SHARES PURCHASED        TOTAL CONSIDERATION
                                   ---------------------   -----------------------   AVERAGE PRICE
                                     NUMBER     PERCENT       AMOUNT      PERCENT      PER SHARE
                                   ----------   --------   ------------   --------   -------------
Existing stockholders............  24,474,035      78.3%   $ 33,512,134      30.9%      $ 1.37
New investors....................   6,800,000       21.7     74,800,000       69.1      $11.00
                                   ----------   --------   ------------   --------
  Total..........................  31,274,035     100.0%   $108,312,134     100.0%
                                   ==========   ========   ============   ========



    The foregoing discussion and tables assume no exercise of any stock options or warrants outstanding as of June 30, 2000. As of June 30, 2000, there were options outstanding to purchase a total of 5,297,662 shares of common stock with a weighted average exercise price of $2.59 per share and one warrant outstanding to purchase 12,439 shares of common stock with an exercise price of $2.76 per share. Subsequent to June 30, 2000, we issued warrants to purchase 102,460 shares of common stock with an exercise price of $7.32 per share. Also subsequent to June 30, 2000, we issued options to purchase 47,000 shares of our common stock with an exercise price of $4.53 per share and 167,500 shares of common stock with an exercise price of $9.30 per share.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

    Our selected historical financial information as of December 31, 1998 and 1999, and for each of the years in the three-year period ended December 31, 1999, have been derived from our financial statements, included elsewhere in this prospectus, which have been audited by Deloitte & Touche LLP, independent auditors, whose report thereon is also included elsewhere in this prospectus. The selected financial information as of June 30, 2000 and for each of the six month periods ended June 30, 1999 and 2000 has been derived from our unaudited financial statements included elsewhere in this prospectus. For an explanation of the determination of the number of shares used to compute basic and diluted net loss per share, see note 2 of the notes to our financial statements. In the opinion of management, these unaudited statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and results of operations for these periods.

    You should read the following selected historical financial and operating data in conjunction with the discussion in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus.


                                                                                                   SIX MONTHS
                                                                 YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                                              ------------------------------   -------------------
                                                                1997       1998     1999(1)    1999(1)    2000(1)
                                                              --------   --------   --------   --------   --------
                                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                                                   (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
  Total revenues............................................  $    --    $    233   $  8,215   $  2,600   $ 14,693
  Cost of revenues..........................................       --       2,146     14,290      5,509     14,131
                                                              -------    --------   --------   --------   --------
    Gross profit (loss).....................................       --      (1,913)    (6,075)    (2,909)       562
  Operating expenses:
    Sales and marketing (includes non-cash stock
      compensation expense of $0, $0, $25, $5 and $104).....      644       3,431      5,194      1,839      6,186
    Research and development (includes non-cash stock
      compensation expense of $0, $0, $76, $49 and $672)....    3,335       8,191      7,462      3,365      5,429
    General and administrative (includes non-cash stock
      compensation expense of $0, $0, $10, $2 and $41)......      524       1,695      2,174        683      2,259
                                                              -------    --------   --------   --------   --------
      Total operating expenses..............................    4,503      13,317     14,830      5,887     13,874
                                                              -------    --------   --------   --------   --------
        Operating loss......................................   (4,503)    (15,230)   (20,905)    (8,796)   (13,312)
  Other income (expense), net...............................       --          --        174         36         53
                                                              -------    --------   --------   --------   --------
    Net loss................................................   (4,503)    (15,230)   (20,731)    (8,760)   (13,259)
  Accretion of series A preferred stock.....................       --          --       (333)       (67)      (266)
                                                              -------    --------   --------   --------   --------
  Net loss attributable to common stockholders..............  $(4,503)   $(15,230)  $(21,064)  $ (8,827)  $(13,525)
                                                              =======    ========   ========   ========   ========
  Basic and diluted net loss per common share...............  $ (0.27)   $  (0.91)  $  (1.26)  $  (0.53)  $  (0.81)
                                                              =======    ========   ========   ========   ========
  Weighted average shares used in computing basic and
    diluted net loss per common share.......................   16,670      16,670     16,671     16,670     16,675
                                                              =======    ========   ========   ========   ========
  Pro forma basic and diluted net loss per common share
    (unaudited).............................................                        $  (1.03)             $  (0.58)
                                                                                    ========              ========
  Weighted average shares used in computing unaudited pro
    forma basic and diluted net loss per share amounts
    (unaudited).............................................                          20,548                23,504
                                                                                    ========              ========



                                                                 DECEMBER 31,
                                                              -------------------    JUNE 30,
                                                                1998     1999(1)      2000(1)
                                                              --------   --------   -----------
                                                                       (IN THOUSANDS)
                                                                                    (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........  $    --    $  5,613     $  4,518
Working capital (deficit)...................................   (2,955)     (1,632)       7,189
Total assets................................................    1,735       9,493       20,198
Capital lease obligations long-term.........................       --         100          304
Redeemable convertible participating preferred stock........       --       8,295       30,861
Total stockholders' equity (deficit)........................   (3,521)     (9,715)     (21,953)


------------------------------

(1) As restated, see note 17 of the notes to our financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THIS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE RELATED NOTES. SEE NOTE 17 OF THE NOTES TO OUR FINANCIAL STATEMENTS FOR A DISCUSSION OF THE EFFECTS OF THE RESTATEMENT OF OUR FINANCIAL STATEMENTS FOR THE YEAR ENDED DECEMBER 31, 1999 AND THE SIX MONTHS ENDED JUNE 30, 1999 AND 2000.


OVERVIEW

    We design, develop and market high-speed DSL communications products that enable service providers to deliver cost effective and easy to deploy broadband access to their customers over the existing copper telephone wire infrastructure.

    On January 1, 1997, Nortel Networks Corporation and its subsidiary Nortel Networks Inc. established the Elastic Networks group to pursue the development of EtherLoop technology and products. On September 22, 1998, Nortel Networks incorporated a wholly-owned subsidiary, Elastic Networks Inc. On May 12, 1999, Nortel Networks transferred the assets of the Elastic Networks group to us in exchange for 15,384,614 shares of Elastic Networks' common stock. Also, on May 12, 1999, we sold 3,876,923 shares of our series A preferred stock for $12.6 million, comprised of $10.6 million in cash and $2.0 million in notes receivable that have since been paid. We maintain a relationship with Nortel Networks, including as a distribution and technology partner. Additionally, we currently pay Nortel Networks a 2.5% royalty on sales of EtherLoop-based products. Our obligation to pay this royalty will cease on the closing of this offering.


    Since we were formed in January 1997 as a division of Nortel Networks through mid 1999, our operating activities related primarily to developing our EtherLoop technology and complementary software, building and testing prototype products, building our technical support infrastructure, commencing the staffing of our sales and marketing organization and establishing relationships with our customers. In mid 1999, we commenced shipment of our commercial products and have continued making investments to grow our business. As of June 30 2000, we had an accumulated deficit of $25.6 million.


    Our revenues have been generated principally from the sales of our first generation DSL access multiplexers, or DSLAMs, which are known as ELMo DSLAMs and which connect DSL modem signals to the Internet, our Elite DSL modems and, to a lesser extent, our complementary software. We began limited shipment of our first release DSLAM, the ELMo 8, in the second quarter of 1999. We began shipping the ELMo 120 in the third quarter of 1999. Our recently announced Storm System family of DSL access equipment, which we expect to begin shipping in the fourth quarter of 2000, evolves our current product line. We expect to continue to invest in product enhancements and new product development in order to increase bandwidth and functionality and decrease cost. Additionally, we plan to pursue both an original equipment manufacturer licensing strategy for our DSL modems and a technology licensing strategy for our software and patented EtherLoop technology. These licensing strategies are primarily intended to accelerate our market penetration and to increase our gross margin.

    We recognize revenues from product sales upon shipment if collection of the resulting receivable is probable, product pricing is fixed and determinable and product returns are reasonably estimated. Revenues on products shipped on a trial basis are recognized when products are accepted by the customer. Estimated sales returns are based on historical experience by product and are recorded at the time the product revenues are recognized. We currently have licensing revenues and anticipate we will recognize increased licensing revenues in the future. Technology licensing revenues are recognized ratably over the term of the related agreement.


    For the fiscal year ended December 31, 1999, sales to Darwin and Nortel Networks accounted for 81% of our revenues as follows: sales to Darwin accounted for 41% of our revenues and sales to Nortel Networks, which included indirect sales to Westcon, accounted for 40% of our revenues. In March 2000, we entered into a separate distribution arrangement with Westcon under which Westcon agreed to purchase our products directly from us instead of through our distributors. For the six months ended June 30, 2000, sales to Darwin, Nortel Networks and Westcon accounted for 76% of our revenues as follows: sales to Darwin accounted for 41% of revenues, sales to Nortel Networks accounted for 21% of our revenues and sales to Westcon accounted for 14% of our revenues. We expect to continue to be dependent upon a relatively small number of customers, although the specific customers may vary from period to period. Also, sales to our customers may be impacted by the potential seasonal nature of their capital expenditures. In order to continue growing our revenues and attain profitability, we must continue to invest in our international operations. To date, our international sales have been denominated in U.S. dollars and, accordingly, we have not been exposed to fluctuations in non-U.S. currency exchange rates. In the future, a portion of our international sales may be denominated in currencies other than U.S. dollars, which would expose us to gains and losses upon exchange rate fluctuations. For the six months ended
June 30, 2000, 15% of our revenues were generated from international sales.


    Our gross margin is affected by many factors including competitive pricing pressures, fluctuations in manufacturing volumes, costs of components and sub-assemblies, and the mix of products or system configurations sold. Additionally, our gross margin may fluctuate due to changes in our mix of distribution channels. Our negative gross margin in 1999 was due primarily to our sales of the first generation ELMo 8 access equipment. To date, gross margin on sales of our DSLAMs has been higher than the gross margin on sales of our DSL modems. Our gross margin was positive in the first six months of 2000, and we expect our gross margin to increase in the future as we lower the cost of our existing products, commence the sale of our Storm System family of products and increase our licensing revenues.

    We currently outsource our manufacturing and supply chain management operations to Sanmina. Sanmina conducts manufacturing engineering, quality assurance, program management and product repairs. For this reason, a significant portion of our cost of revenues consists of payments to Sanmina. If we cease our relationship with Sanmina, we may be responsible for purchasing some of their raw material inventory used to manufacture our products.


    Research and development expenses primarily consist of salaries and related personnel expenses, non-cash stock compensation, contractor and consultant fees, and prototype expenses related to the design, development, testing and enhancement of our products. We expense all research and development expenses as incurred. We believe that continued investment in research and development is critical to attaining our strategic sales and cost-reduction objectives and, as a result, we expect these expenses to increase in absolute dollars in the future, but to decline as a percentage of revenues.



    We sell our products through a direct sales force and selected distributors to domestic and international telecommunications and in-building service providers. Sales and marketing expenses consist of employee salaries, commissions, non-cash stock compensation, travel and related expenses for personnel engaged in marketing, sales and sales support functions. These expenses also include trade show and promotional expenses. We expect these expenses to continue to increase in the future as we address additional domestic and international markets. Sales and marketing expenses as a percentage of revenues have not significantly changed in each of the last two quarters ended June 30, 2000 even as we made significant investments in our sales force and marketing initiatives. We expect these expenses to decline as a percentage of revenues in the future.



    General and administrative expenses consist primarily of salaries and related expenses for executive, finance, human resources and administrative personnel, non-cash stock compensation, facilities expenses, information systems and other general corporate expenses. We expect general and administrative expenses to increase in absolute dollars as we add personnel and incur additional costs related to the growth of our business and operations as a public company, but decline as a percentage of revenues.



    In connection with our grant of stock options during the year ended
December 31, 1999 and the six months ended June 30, 2000, we recorded deferred compensation of $513,000 and $3.2 million, respectively. Stock-based compensation includes the amortization of stock compensation charges resulting from the grant of stock options to employees with exercise or sales prices that may be deemed for accounting purposes to be below the fair market value of our common stock on the date of grant and compensation expense associated with the grant of stock options to non-employees. Deferred compensation amounts are amortized over the vesting periods of the applicable options, which are generally four years. The compensation expense associated with options granted to non-employees is recorded at the time services are provided. See note 11 of the notes to our financial statements.


RESULTS OF OPERATIONS

    The unaudited table below shows operating data, as a percentage of revenues, for the periods indicated:


                                                                 YEAR ENDED                  SIX MONTHS
                                                                DECEMBER 31,               ENDED JUNE 30,
                                                            ---------------------       ---------------------
                                                              1998         1999           1999         2000
                                                            --------     --------       --------     --------
Total revenues.........................................         100%         100%           100%         100%
Cost of revenues.......................................         921          174            212           96
                                                             ------       ------         ------       ------
    Gross profit (loss)................................        (821)         (74)          (112)           4
Operating expenses:
  Sales and marketing (1)..............................       1,473           63             71           42
  Research and development (1).........................       3,515           91            129           37
  General and administrative (1).......................         727           26             26           15
                                                             ------       ------         ------       ------
    Total operating expenses...........................       5,715          180            226           94
                                                             ------       ------         ------       ------
      Operating loss...................................      (6,536)        (254)          (338)         (90)
Other income (expense), net............................          --            2              1           --
                                                             ------       ------         ------       ------
      Net loss.........................................      (6,536)%       (252)%         (337)%        (90)%
                                                             ======       ======         ======       ======


------------------------


(1) Includes non-cash stock compensation expense.


  SIX MONTHS ENDED JUNE 30, 1999 AND 2000

    TOTAL REVENUES. Revenues increased from $2.6 million for the six months ended June 30, 1999 to $14.7 million for the six months ended June 30, 2000. This increase was primarily due to the successful transition from development of our products to commencement of commercial operations and a significant increase in the sales of our ELMo 120, which we introduced in the third quarter of 1999. For the six months ended June 30, 1999, and June 30, 2000, we generated revenues from international sales of $162,000 and $2.2 million, respectively.

    GROSS PROFIT (LOSS). Gross profit (loss) improved from a loss of $2.9 million for the six months ended June 30, 1999 to a profit of $562,000 for the six months ended June 30, 2000. The improvement in gross profit (loss), in absolute dollars and as a percentage of revenues, was primarily the result of sales of our ELMo 120 and declines in component costs.


    SALES AND MARKETING. Sales and marketing expenses increased from $1.8 million for the six months ended June 30, 1999 to $6.2 million for the six months ended June 30, 2000. This increase was primarily a result of increases in staffing for marketing, account management, customer support and direct sales, as well as increases in sales commissions. This increase in sales and marketing expenses was also the result of our increased investment in international operations and an increase in non-cash stock compensation expense. Sales and marketing expenses as a percentage of revenues significantly decreased as a result of the increase in our revenues.



    RESEARCH AND DEVELOPMENT. Research and development expenses increased from $3.4 million in the six months ended June 30, 1999 to $5.4 million in the six months ended June 30, 2000. This increase in our research and development expenses was primarily a result of additional hardware and software development personnel. Additionally, non-cash stock compensation expense increased from $49,000 in the six months ended June 30, 1999 to $672,000 for the six months months ended June 30, 2000. Research and development expenses as a percentage of revenues significantly decreased as a result of the increase in our revenues.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $683,000 for the six months ended June 30, 1999 to $2.3 million for the six months ended June 30, 2000. This increase was a result of an increase in personnel related costs, including non-cash stock compensation expense and increased expenditures on legal, accounting, information systems and consulting fees. The increase in our general and administrative expenses was required to support the growth in our operations, commercial activities and customer base. General and administrative expenses as a percentage of revenues decreased as a result of the increase in our revenues.



    OTHER INCOME (EXPENSE), NET. Other income (expense), net increased from $36,000 for the six months ended June 30, 1999 to $53,000 for the six months ended June 30, 2000, resulting primarily from an increase in interest income offset by royalty payments to Nortel Networks. Our royalty obligations to Nortel Networks will terminate on the closing of this offering.


  YEARS ENDED DECEMBER 31, 1998 AND 1999

    TOTAL REVENUES. Revenues increased from approximately $233,000 in the year ended December 31, 1998 to $8.2 million in the year ended December 31, 1999. This increase was primarily due to the successful transition from development of our products to commencement of commercial operations and a significant increase in the sales of our ELMo 8 and ELMo 120 access equipment that we introduced in mid 1999. We generated revenues from international sales of $0 for the year ended December 31, 1998 and $948,000 for the year ended December 31, 1999.

    GROSS PROFIT (LOSS). Gross profit (loss) declined from a loss of $1.9 million in the year ended December 31, 1998 to a loss of $6.1 million in the year ended December 31, 1999. The increase in gross loss was primarily the result of our selling products at prices that were less than our costs during each year, together with increases in sales of our products. Additionally, significant manufacturing support costs were incurred in the fourth quarter of 1999 while the products were undergoing continued redesign aimed at cost reduction. The majority of these costs were non-recurring in nature, and were incurred as we moved from manufacturing prototype products to manufacturing and selling commercial products.

    SALES AND MARKETING. Sales and marketing expenses increased from $3.4 million in the year ended December 31, 1998 to $5.2 million in the year ended December 31, 1999. This increase was primarily a result of increases in staffing for marketing, account management, customer support and direct sales, as well as increases in sales commissions. The majority of the increase in sales and marketing expenses occurred in the fourth quarter of 1999 in support of the ELMo 120 launch and the expansion of our international business.


    RESEARCH AND DEVELOPMENT. Research and development expenses decreased from $8.2 million in the year ended December 31, 1998 to $7.5 million in the year ended December 31, 1999. This decrease in our research and development expenses was primarily a result of a reduction in contract development costs and the replacement of contractors with full time employees. We expect to increase expenditures in research and development programs in future periods for the purposes of reducing the costs of our products and enhancing current and developing new products.



    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $1.7 million in the year ended December 31, 1998 to $2.2 million in the year ended December 31, 1999. This increase was primarily a result of an increase in personnel-related costs and increased expenditures on legal, accounting, information systems and consulting fees. The increase in our general and administrative staffing was required to support the growth in our operations, commercial activities and customer base.



    OTHER INCOME (EXPENSE), NET. Other income (expense), net improved from $0 in the year ended December 31, 1998 to $174,000 in the year ended December 31, 1999 resulting primarily from an increase in interest income partially offset by an increase of royalties paid to Nortel Networks. Our royalty obligations to Nortel Networks terminate on the closing of this offering.


  YEARS ENDED DECEMBER 31, 1997 AND 1998

    TOTAL REVENUES. Revenues increased from $0 in the year ended December 31, 1997 to $233,000 in the year ended December 31, 1998. This increase was due primarily to licensing revenues related to our EtherLoop technology and limited sales of our initial products. During 1997 and 1998 we continued to develop our EtherLoop technology and DSL access products, but none of these products was commercially released during these periods.

    GROSS PROFIT (LOSS). Gross profit (loss) declined from $0 in the year ended December 31, 1997 to a loss of $1.9 million in the year ended December 31, 1998. The decrease in gross profit (loss) was primarily the result of significant amounts of manufacturing costs we incurred in support of our DSL access products.

    SALES AND MARKETING. Sales and marketing expenses increased from $644,000 in the year ended December 31, 1997 to $3.4 million in the year ended
December 31, 1998. This significant increase was primarily a result of increases in staffing for marketing, account management, customer support and direct sales.

    RESEARCH AND DEVELOPMENT. Research and development expenses increased from $3.3 million in the year ended December 31, 1997 to $8.2 million in the year ended December 31, 1998. This significant increase in our research and development expenses was primarily a result of additional hardware and software development personnel, including contractor expenses, related to the ongoing commercial development of our products.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $524,000 in the year ended December 31, 1997 to $1.7 million in the year ended December 31, 1998. This increase was primarily a result of an increase in personnel-related costs and increased expenditures on legal, accounting, information systems and consulting fees. The increase in our general and administrative staffing was required to support the growth in our operations, commercial activities and customer base.

  QUARTERLY RESULTS OF OPERATIONS

    The following tables present unaudited quarterly operating results in dollars and as a percentage of revenues. We believe this information reflects all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of this information in accordance with generally accepted accounting principles. The results for any quarter are not necessarily indicative of results for any future period.


                                                           THREE MONTHS ENDED(1)
                                     ------------------------------------------------------------------
                                     MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                                       1999        1999       1999        1999       2000        2000
                                     ---------   --------   ---------   --------   ---------   --------
                                                               (IN THOUSANDS)
Total revenues....................    $   344    $ 2,256     $ 1,164    $ 4,451     $ 6,189    $ 8,504
Cost of revenues..................        803      4,706       1,844      6,937       6,056      8,075
                                      -------    -------     -------    -------     -------    -------
    Gross profit (loss)...........       (459)    (2,450)       (680)    (2,486)        133        429
Operating expenses:
  Sales and marketing (2).........        909        930       1,011      2,344       2,518      3,668
  Research and development (2)....      1,643      1,722       1,730      2,367       2,105      3,324
  General and administrative
    (2)...........................        375        308         754        737       1,260        999
                                      -------    -------     -------    -------     -------    -------
    Total operating expenses......      2,927      2,960       3,495      5,448       5,883      7,991
                                      -------    -------     -------    -------     -------    -------
      Operating loss..............     (3,386)    (5,410)     (4,175)    (7,934)     (5,750)    (7,562)
Other income (expense), net.......         --         36         132          6          78        (25)
                                      -------    -------     -------    -------     -------    -------
    Net loss......................    $(3,386)   $(5,374)    $(4,043)   $(7,928)    $(5,672)   $(7,587)
                                      =======    =======     =======    =======     =======    =======


------------------------


(1) As restated, see note 17 of the notes to our financial statements.



(2) Includes non-cash stock compensation expense.



                                                           THREE MONTHS ENDED(1)
                                     ------------------------------------------------------------------
                                     MARCH 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MARCH 31,   JUNE 30,
                                       1999        1999       1999        1999       2000        2000
                                     ---------   --------   ---------   --------   ---------   --------
Total revenues....................      100%        100%       100%        100%       100%        100%
Cost of revenues..................      233         209        158         156         98          95
                                       ----        ----       ----        ----       ----        ----
    Gross profit (loss)...........     (133)       (109)       (58)        (56)         2           5
Operating expenses:
  Sales and marketing (2).........      264          41         87          53         41          43
  Research and development (2)....      478          76        148          53         34          39
  General and administrative
    (2)...........................      109          14         65          16         20          12
                                       ----        ----       ----        ----       ----        ----
    Total operating expenses......      851         131        300         122         95          94
                                       ----        ----       ----        ----       ----        ----
      Operating loss..............     (984)       (240)      (358)       (178)       (93)        (89)
Other income (expense), net.......       --           2         11          --          1          --
                                       ----        ----       ----        ----       ----        ----
    Net loss......................     (984)%      (238)%     (347)%      (178)%      (92)%       (89)%
                                       ====        ====       ====        ====       ====        ====


------------------------


(1) As restated, see note 17 of the notes to our financial statements.



(2) Includes non-cash stock compensation expense.

LIQUIDITY AND CAPITAL RESOURCES


    Prior to May 1999, we operated as a division of Nortel Networks and all operating deficits and capital expenditures were funded by Nortel Networks. Since we became a separate company on May 12, 1999, we have financed our operations and capital expenditures through the sale of equity and debt securities and leases for capital equipment. On May 12, 1999, we sold shares of our series A preferred stock for $12.6 million, comprised of $10.6 million in cash and $2.0 million in notes that have since been paid. On February 14, 2000, we sold shares of our series B preferred stock for $20.9 million, which resulted in a significant increase in our working capital during the six months ended June 30, 2000.


    At June 30, 2000, we had cash and cash equivalents and short term investments of $4.5 million. On August 4, 2000, we borrowed $4.0 million under two secured promissory notes issued to an affiliate of the selling stockholder and another stockholder. Each note is for an aggregate principal amount of up to $5.0 million, is secured by all of our assets, bears interest at a rate of 6% per year and matures on the earlier to occur of the closing of this offering or February 1, 2001. In connection with this financing, we also issued warrants to these stockholders to purchase 102,460 shares of our series B preferred stock at any time prior to the closing of this offering, or our common stock upon or after the closing of this offering. These warrants are valued at approximately $657,000 and will be amortized to interest expense over the life of the notes. Upon the closing of this offering, we will repay these notes and they will no longer be available to us.

    Cash used in operating activities was $11.9 million for the period ended December 31, 1998 and $16.4 million for the period ended December 31, 1999. The increase in cash used for operating activities for the year ended December 31, 1999 compared to the year ended December 31, 1998 was primarily due to increases in net losses, accounts receivable and inventories as a result of the introduction of and growth in demand for our products. This increase was partially offset by increases in accounts payable and other accruals. Cash used in operating activities for the period ended December 31, 1997 was $3.0 million due to net losses of $4.5 million, partially offset by an increase of liabilities of $1.5 million.

    Cash used in investing activities was $1.3 million for the period ended December 31, 1998 and $2.4 million for the period ended December 31, 1999. The increase in cash used for investing activities for the year ended December 31, 1999 compared to the prior year was primarily due to the net purchase of $1.8 million in short term investments, partially offset by a reduction in capital expenditures. Investing activities for the period ended December 31, 1997 consisted of expenditures for plant and equipment of $28,000.

    Cash provided by financing activities was $13.2 million for the period ended December 31, 1998 and $22.7 million for the period ended December 31, 1999. For the year ended December 31, 1998, cash was provided by Nortel Networks to fund our operations during periods of operating losses and capital expenditures. The increase in cash provided by financing activities for the year ended
December 31, 1999 compared to the year ended December 31, 1998 was primarily due to the issuance of our series A preferred stock for $10.6 million in cash and $11.9 million of cash provided by Nortel Networks prior to May 12, 1999 in support of our operating losses and asset purchases. Financing activities for the period ended December 31, 1997 consisted of funding by Nortel Networks of $3.0 million.

    Our future capital requirements will depend upon many factors, including sales of our products, the timing of research and product development efforts and the expansion of our marketing efforts. We expect to continue to expend amounts on property and equipment related to the expansion of facility infrastructure, computer equipment and for research and development laboratory and test equipment to support on-going research and development operations. We have no material commitments other than obligations under our operating and capital leases and our two secured promissory notes. In future periods, we anticipate increases in working capital on a period-to-period basis primarily as a result of planned increased product revenues.

    We believe that our cash and cash equivalent balances, short-term investments and our expected net proceeds from this offering will be sufficient to satisfy our cash requirements for at least the next 12 months. We intend to invest our cash in excess of current operating requirements in short-term, interest-bearing, investment-grade securities.

    Inflation has had no material impact on our operations to date.

COMPENSATION ARRANGEMENTS

    In fulfillment of compensation arrangements between Nortel Networks and some of our employees relating to their prior employment with Nortel Networks, Nortel Networks has agreed to pay these employees, if they are still working for Elastic Networks at the time of payment, an aggregate of approximately
$13.4 million in cash. Of this amount, two-thirds will be paid at the time at which Nortel Networks' ownership of our outstanding common stock falls below 50% and the remaining one-third will be paid on the first anniversary of that date. Upon the completion of this offering, Nortel Networks will own approximately 46% of our outstanding common stock and will make a payment of approximately
$9.0 million to these employees; on the first anniversary of that date, Nortel Networks will make a payment of approximately $4.4 million.


    In connection with these arrangements, we will record compensation expense of approximately $9.0 million on the completion of this offering and approximately $4.4 million over the following twelve months, and will record capital contributions from Nortel Networks in equivalent amounts.


QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    Our investments are exposed to changes in interest rates primarily on our investments in certain held-to-maturity securities. Under our current policies, we do not use interest rate derivative instruments to manage exposure to interest rate changes. A hypothetical 100 basis point adverse move in interest rates along the entire interest rate yield curve would not materially effect the fair value of interest sensitive financial instruments we held as at June 30, 2000.

RECENT ACCOUNTING PRONOUNCEMENTS

    In March 2000, the Financial Accounting Standards Board, or FASB, issued FASB Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION (AN INTERPRETATION OF THE ACCOUNTING PRINCIPLES BOARD OPINION
NO. 25). Among other issues, this interpretation clarifies:

    - the definition of employee for purposes of applying Opinion 25;

    - the criteria for determining whether a plan qualifies as a noncompensatory plan;

    - the accounting consequence of various modifications to the terms of a previously fixed stock option or award; and

    - the accounting for an exchange of stock compensation awards in a business combination.

    This interpretation became effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either
December 15, 1998, or January 12, 2000. To the extent that this interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this interpretation are recognized on a prospective basis from July 1, 2000. We are in the process of evaluating this new statement.

    In June 1998, the FASB issued Statements of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities," or SFAS No. 133, as amended by Statement of Financial Accounting Standards No. 137, "Accounting for Derivative Instruments and Hedging Activities Deferral of the Effective Date of FASB Statement No. 133," which established accounting and reporting standards of derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133, as amended, is effective for fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," which amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. We are in the process of evaluating the effects of these new statements.

    In 1999, Staff Accounting Bulletin, or SAB, No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, was issued. The SAB provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Although SAB No. 101 does not change any of the accounting profession's existing rules on revenue recognition, it draws upon existing rules and explains how the SEC staff applies those rules, by analogy, to other transactions that existing rules do not specifically address. SAB No. 101, as amended by SAB
No. 101B, becomes effective for the fourth fiscal quarter of fiscal years beginning after December 15, 1999. We are in the process of assessing the impact of SAB No. 101 on our financial statements. However, we do not expect that the adoption of SAB No. 101 will have a material impact on our financial statements.

                                    BUSINESS

OVERVIEW


    We design, develop and market high-speed digital subscriber line, or DSL, communications products that enable service providers to deliver cost-effective and easy-to-deploy broadband access solutions to their customers over the existing copper telephone wire infrastructure. We design our products based on our patented EtherLoop technology to overcome many of the limitations of conventional DSL technologies and improve quality of service. The performance and cost advantages of our EtherLoop technology allow service providers to maximize their infrastructure investment to meet their customers' growing demand for broadband access and new, value-added services.


MARKET OPPORTUNITY

  GROWING DEMAND FOR BROADBAND ACCESS

    International Data Corporation projects that the number of worldwide Internet users will grow from about 240 million in 1999 to over 600 million by 2003. As Internet usage becomes more prevalent, it is also becoming more sophisticated. Businesses and individuals are using the Internet for more advanced, mission critical activities such as e-commerce, customer support, virtual private networking, telecommuting and distance learning. The Internet is also quickly evolving into a highly interactive medium for communications, entertainment and other applications, all of which require high-speed Internet connectivity. However, we believe the true benefits of the interactive Internet will not be realized without technology improvements in the portion of the telephone network between the end user's premises and the service provider's central office, known as the last mile or the local loop.


    The growing demand for broadband access presents an attractive new market opportunity for service providers. The Telecommunications Act of 1996 has facilitated this market opportunity by enabling more open access to the existing local copper wire network. Telecommunications service providers that have chosen to take advantage of this greater access are generally known as competitive local exchange carriers, or CLECs. According to the Association for Local Telecommunications Services, the number of CLECs grew from about 50 in 1996 to over 375 by the end of 1999, and they are investing on average over $1 billion per month, in the aggregate, on their networks. As competition increases, service providers will need to offer a broader range of voice, data and other value-added offerings in order to effectively differentiate their services. We believe that the proliferation of new services will create a greater need for broadband access.


    While the market opportunity to deliver broadband access is significant, its current penetration rates outside of the larger business market remain low. In the United States, according to International Data Corporation statistics, of the small businesses with Internet access in 1999, more than 90% still used conventional dial-up connections rather than dedicated high-speed connections. Data communication speeds have traditionally been limited because the existing telecommunications equipment was originally built to support analog voice rather than bandwidth intensive data. There are a number of existing high-speed digital access technologies that are intended to address the connectivity limitations, including integrated services digital network, or ISDN, T-1 digital transmission technology, fiber optics and cable and wireless solutions. However, these technologies have their own limitations, such as high cost, complex deployment and security and performance issues. DSL technology was developed to overcome some of these issues by taking advantage of the existing copper wire infrastructure while providing a cost-effective connectivity solution for that part of the network between the end user and the end user's service provider.

  DSL TECHNOLOGY OVERVIEW


    DSL technology has the capability to enable broadband data transmission at speeds up to one hundred times faster than those of traditional analog technology, using the same copper telephone wires. A DSL solution typically consists of the end user's DSL modem and a device, commonly known as a DSL access multiplexer, or DSLAM, that connects the signals from users' DSL modems with the Internet or other networks. The DSLAM is located in a service provider's facility or on the premises where multiple end users are located, such as hotels, multi-tenant business complexes and apartment buildings.

    Conventional DSL access technologies have several key advantages that include:

    - HIGH-SPEED ACCESS. DSL technology provides high-speed, fixed upstream and downstream broadband access at speeds ranging from 150 kilobits per second, or Kbps, up to millions of bits per second.

    - SECURE, DEDICATED BANDWIDTH. Unlike shared services such as cable, DSL technology provides a dedicated point-to-point connection, increasing line security and maintaining high levels of performance even as new users are added to the network.

    - WIDESPREAD COVERAGE. According to the International Telecommunications Union, the worldwide installed base of copper telephone lines exceeds 850 million, providing the capability to deploy DSL services to a significant base of potential end users.

    Despite their advantages, conventional DSL technologies have significant limitations, such as:

    - INEFFICIENT BANDWIDTH UTILIZATION. Conventional DSL technologies have fixed upstream and downstream bandwidth, and they cannot automatically allocate bandwidth depending on usage needs. As a result, they do not efficiently utilize available bandwidth to manage the amount of data transmitted through the line to support bandwidth intensive, interactive Internet applications.

    - SIGNAL INTERFERENCE. Sending high-speed data requires substantial signal levels and power, which, when delivered through the copper wire, can lead to signal leaks and create interference with the other signals in the same bundle of lines. This problem is known as cross talk interference. Since conventional DSL technologies operate with a continuously powered fixed frequency transmission signal, they do not have the flexibility to monitor other line signals and adjust the frequency of the signal to avoid interference.

    - COMPLEX, COSTLY DEPLOYMENT AND OPERATION. The installation of conventional DSL technologies is often a time consuming, manual process. Service providers must generally test and adjust the copper telephone lines during installation in order to overcome transmission obstacles caused by the presence of different sized wires within the network and improperly connected line extensions. This process requires costly, labor intensive service calls and increases installation time. Also, most DSL equipment requires a conversion of the communications signal between a communications standard known as asynchronous transfer mode, or ATM, and Internet protocol, or IP, the Internet communications standard. This conversion adds further complexity and cost.

    - LIMITED SCALABILITY. Each type of conventional DSL technology addresses different needs such as distance, speed or voice. However, they are not compatible with each other. This incompatibility prevents the service provider from delivering, and the end user from experiencing, the full range of benefits that DSL technologies promise.


    - DISTANCE LIMITATIONS. DSL is limited by the distance between the end user's modem and the device that connects it with the Internet or other networks, known as the DSLAM. The signal strength sent across the copper line dissipates the farther it travels between the DSLAM and the end user, currently limiting reliable DSL deployment to distances of about 18,000 feet.


    While conventional DSL technologies provide multiple benefits, we believe that the majority of service providers have been unable to cost-effectively provide widespread DSL services to their customers because of its limitations.

THE ELASTIC NETWORKS SOLUTION


    Our patented EtherLoop technology provides a next generation access solution that overcomes many of the limitations of conventional DSL technologies. Our access solution enables service providers to simplify DSL deployment and provide a cost-effective means of delivering high-speed access to more of their subscriber base. Our products can be deployed in a service provider's facility to reach business and residential users or on any premises where multiple end users are located such as hotels, multi-tenant business complexes, apartment buildings, condominiums and university campuses.


    Our solution offers the following benefits:


    - MAXIMIZE AVAILABLE BANDWIDTH. Our products enable service providers to deliver an array of services and applications, including Internet access, virtual private networking, videoconferencing, video on demand and Internet protocol-based voice services, on a common platform. Our access products and EtherLoop technology currently allow our customers to deliver bandwidth of up to 4 Mbps, automatically allocating downstream and upstream bandwidth based on user requirements. This capability enables service providers to maximize available bandwidth and provide additional revenue generating services.


    - AVOID INTERFERENCE. Our EtherLoop technology constantly monitors interference on each line over which EtherLoop signals are transmitted. It can automatically adjust transmission frequencies in order to avoid potential noise and interference caused by other high-speed data services. EtherLoop also adjusts its transmission frequency to avoid interfering with other signals in the same bundle of lines. These advantages enable service providers to deploy more broadband lines in each bundle of lines while providing a higher quality of service.


    - EASY TO DEPLOY AND USE. Our products allow service providers to cost-effectively utilize the existing copper wire infrastructure to easily deploy high-speed access to their subscribers. Unlike most other access products, our technology can be deployed without the need for costly re-engineering or rewiring of the local network or time consuming service calls. Our customer premises equipment products, such as our DSL modems, allow for quick and easy end user installation, reducing the need for professional installation services. Further, our YesWare software enables end users to easily and quickly access the Internet without having to install special software or modify computer settings.



    - HIGHLY SCALABLE. Our access products incorporate interchangeable modules, which enable the quick adjustment of features without the cost of having to replace the entire access solution. Service providers can easily and quickly increase bandwidth and increase or change the number of lines served to address functionality and cost requirements. Because EtherLoop-based products are designed for deployment in outside plant applications, such as locations serviced by local digital communications service providers and multi-tenant business complexes, service providers can use our products to reach more of their subscribers.


    - GREATER TRANSMISSION DISTANCE. Our technology also provides reliable service coverage beyond the typical range of conventional DSL technologies. With this extended reach, service providers are able to deliver high-speed access to more of their subscriber base. Additionally, unlike conventional DSL technologies, EtherLoop transmits signals in small packets that are capable of being repeated to extend service over even greater distances.

STRATEGY

    Our objective is to become a leading provider of next generation DSL access technology. Key elements of our strategy include:

    - CONTINUING TO CAPITALIZE ON THE ADVANTAGES OF OUR ETHERLOOP
      TECHNOLOGY. We will continue to devote substantial resources to further develop our EtherLoop technology to enhance the functionality, bandwidth and scalability of our access solutions. Our recently announced Storm System products are designed to enhance scalability by increasing upstream and downstream access speeds to 6 Mbps and above and by significantly increasing the number of DSL connections provided by each access multiplexer. Additionally, we will continue enhancing our software solutions to provide tools that increase the value-added functionality of our products, including bandwidth management, provisioning and quality of service offerings. As our EtherLoop technology continues to advance, we believe that we will be able to effectively service a greater percentage of the significant market for high-speed access.


    - EXPANDING OUR PENETRATION WITHIN THE BROADBAND ACCESS MARKET. We plan to expand our distribution channels to meet the growing demand for business and residential broadband access. While we initially focused our sales efforts on the hospitality industry, we have since expanded these sales efforts to reach other market opportunities. Our products are now deployed in diverse in-building environments, including hotels, apartment buildings and university campuses, as well as in central office facilities. Our new Storm System products will also allow us to expand product deployment to the large number of subscribers not directly connected to a central office, such as subscribers served by outside plant equipment.



    - INCREASING OUR DIRECT AND INDIRECT SALES CHANNELS AND EXPANDING INTERNATIONALLY. We intend to utilize our direct and indirect sales channels to increase market penetration of our access products. We will continue to increase our sales presence in the growing U.S. and Asian markets. We also plan to expand our sales efforts into other emerging international markets such as Europe and Latin America. To complement our direct channels, we intend to strengthen our relationships with resellers and other distributors, such as Nortel Networks, Westcon and Williams Communications Solutions, LLC.


    - LEVERAGING OUR BUSINESS RELATIONSHIPS. We have established business relationships with a variety of companies, including Nortel Networks and Texas Instruments for technology and product development and Sanmina for manufacturing. These relationships enable us to leverage the infrastructure and capabilities of established industry leaders, helping us to improve our products, lower our costs and increase our speed to market. We intend to continue to develop these and additional business relationships.

    - DEVELOPING OUR LICENSING STRATEGY. We plan to license our EtherLoop technology to third parties to facilitate integration of our technology into new product developments. Additionally, we intend to license our YesWare software as a stand-alone application to in-building operators to allow them to increase their control over their telecommunications access billing and management functions. Furthermore, we plan to pursue a strategy of entering into relationships with original equipment manufacturers to expand the market penetration of our customer premises equipment. By licensing our technology and entering into original equipment manufacturer relationships, we can increase market adoption of our technology, help promote new applications for our access solution and improve our margins.

CORE TECHNOLOGY


    Our patented EtherLoop technology combines the benefits of Ethernet technology and conventional digital subscriber line, or DSL, into a next generation DSL technology. EtherLoop technology leverages Ethernet's ability to efficiently transmit signals by dividing large amounts of data into smaller packets that are transmitted in intervals or bursts. EtherLoop utilizes DSL's ability to transmit these data packets over existing copper telephone lines. EtherLoop's unique technology advantages deliver a robust access solution with the following benefits:


    ETHERLOOP AUTOMATICALLY ALLOCATES BANDWIDTH. EtherLoop constantly monitors both upstream and downstream data signal bandwidth requirements and automatically allocates all available bandwidth for maximum utilization. For instance, if the downstream signal needs only 10% of the available bandwidth, but the upstream signal needs 90%, EtherLoop will allocate the necessary bandwidth to the upstream signal. As bandwidth requirements change, EtherLoop reallocates the available bandwidth, providing enhanced performance over other fixed bandwidth solutions.

    ETHERLOOP REDUCES INTERFERENCE. EtherLoop technology reduces interference in telephone lines caused by the presence of multiple signals within the same bundle of lines, by transmitting small packets of data in bursts, instead of a constant signal stream. As a result, EtherLoop can actively monitor and adjust its transmission frequency to avoid interference and conflicts with other signals in the the same bundle of lines, all without sacrificing speed or data quality. This automatic frequency adjustment can also increase speed and data quality because it greatly reduces the need for retransmission of signals degraded by line interference and transmission conflicts. This functionality also allows service providers the flexibility to deploy our solution in the same bundle of lines with other voice and high-speed data services without compromising signal quality.


    ETHERLOOP PROVIDES IP CONNECTIVITY. EtherLoop eliminates the need for conversion of data between asynchronous transfer mode, a telephone network standard, and Internet protocol, the Internet communications standard. This efficient form of data communications reduces costs and complexity, increases the amount of data transmitted through the line and improves the quality of service.


    ETHERLOOP-BASED PRODUCTS ARE EASY TO INSTALL AND REDUCE THE NEED FOR SERVICE CALLS. Unlike many conventional DSL technologies, EtherLoop reduces the complexity and expense of the installation process and increases deployment speed. Our solution generally does not require local telephone line network re-engineering or rewiring as EtherLoop can operate on copper phone lines regardless of changes in wire sizes within the network and improperly connected telephone line extensions. Without the need to recondition or rewire the lines, our EtherLoop technology significantly reduces the requirement for installation service calls. Our technology also allows end users to easily connect to the Internet, reducing the need for professional installation.


    ETHERLOOP ENABLES HIGH-SPEED DATA TRANSMISSION OVER LONGER
DISTANCES. Communications speed and bandwidth decrease as the distance between the end user and the service provider's Internet connection increases. EtherLoop addresses this limitation by combining Ethernet's data packet transmission technology with advanced frequency adjustment capabilities to provide high-speed communications beyond the reach of conventional DSL technologies. EtherLoop continually monitors and determines the characteristics of each line to provide the best frequency and bandwidth available. In addition, we are currently developing products to incorporate into our DSL solution that will be able to leverage the efficiencies of data packet delivery to extend the signal out to longer distances while maintaining high data transmission speeds and signal quality.


PRODUCTS


    We provide an end-to-end solution of Internet protocol DSL access multiplexers, DSL modems and complementary software, either as a complete solution or as individual components. Service providers use our products to deliver DSL broadband access services to their end users. These products are installed in telecommunications service provider facilities, such as central office locations, or on any premises where multiple end users are located, such as multi-tenant buildings and hotels. The following diagram highlights where our products reside in the typical network:

                                   [GRAPHIC]

1. In the top left corner are the words "Central Office" and images of our IP DSLAM and Server that contains system management software with lines connecting both to graphics of a public telephone network slightly above and an Internet "cloud" below. In the top right corner is a box with the words "In-Home" at the top and a picture of our DSL Modem with lines connecting it to a desktop computer and a telephone to the right. Below the "In-Home" box is a box with the words "In-Office" at the top and pictures of our DSL Modem with lines connecting it to a desktop computer, a telephone and our Ethernet extension port that connects to a laptop computer. Dashed lines are drawn from these figures to our "Central Office" images.



2. In the bottom left corner are the words "In-Building" and images of our IP DSLAM and Server that contains YesWare software with lines connecting both to graphics of a public telephone network slightly above and an Internet "cloud" above. A dashed line connects this to a box to the right with the words "In-Room" at the top that includes a picture of a standard hotel telephone with our eSled DSL Modem which is attached to the bottom of the hotel telephone and connected by a line to a laptop computer.


    In addition to the features inherent in our core EtherLoop technology, including Internet protocol connectivity, automatic bandwidth allocation, reduced interference, ease of deployment and greater transmission distances, our products offer many additional features discussed below.

  CURRENT PRODUCTS

    ELMO 8 IP DSLAM.  The ELMo 8 IP DSLAM offers the following features:

    - Ability to provide service to up to eight lines;

    - Up to eight modem cards with 4 Mbps of dedicated bandwidth;

    - A filter card for directing voice traffic to the public telephone network;

    - A port card for distributing high speed data traffic to an external wide area network device;

    - Compliance with Networking Equipment Building Standards Level 3 and 10 Base-T Ethernet standards; and

    - A 48 volt power card.

    ELMO 120 IP DSLAM.  The ELMo 120 IP DSLAM offers the following features:

    - Ability to provide service to up to 120 lines;

    - Up to ten modem cards, each supporting up to twelve lines sharing 4 Mbps of bandwidth;

    - An optional filter shelf supporting up to 120 lines that directs voice traffic to the public telephone network;

    - A port card for distributing high speed data traffic to an external wide area network device;

    - Compliance with Networking Equipment Building Standards Level 3 and 10/100 Base-T Ethernet standards; and

    - A 48 volt power card.

    ELITE MODEM. The Elite is the EtherLoop modem connecting end user voice and data equipment to the network. It offers the following features:

    - Up to 4 Mbps of bandwidth that is automatically allocated upstream and downstream depending on usage requirements;

    - A standard Ethernet 10 Base-T connector and phone jack;

    - Easy to install--plugs into a standard wall jack;

    - Always connected to the network--no need to dial-up;

    - Supports both single user and small work group applications; and

    - Powered by 110/120 VAC.

    We also offer an auxiliary connection device, an Ethernet extension port, to connect the end user's device to the Elite modem where there is limited desktop space.

    ESLED. This product attaches to the bottom of Teledex manufactured hotel telephones and provides the same connectivity as our standard Elite modem without occupying additional desktop space.

    YESWARE. Our YesWare software, which resides on our Linux-based YesWare server, provides port authorization, billing and provisioning and administrative functions to network managers of EtherLoop-based high-speed access services. With YesWare operations, administration, maintenance and provisioning software, network managers can assign modems to individual users, monitor performance, remotely download new firmware to modems and troubleshoot network issues. In addition, for hospitality customers, YesWare visitor-based networking software enables customer plug and play connectivity with no laptop reconfiguration, direct or credit card billing for hotel guests, interface to hotel property management systems and other revenue generating features.

  RECENTLY ANNOUNCED PRODUCTS

    In June 2000, we announced our Storm System family of products, which we expect to begin shipping in the fourth quarter of 2000. The Storm System family evolves our current product line in the following ways:


    - Storm System Internet protocol DSL access multiplexers that connect signals from users' DSL modems with the Internet or other networks are designed on a single shelf chassis, based on the ELMo 120 architecture;


    - Additional modem cards enable our access equipment to support greater bandwidth and access lines;

    - The introduction of Internet protocol policy management that allows service providers to intelligently manage bandwidth, access and service characteristics in order to provide new multi-media services; and

    - The introduction of a wide area network device that provides high-bandwidth connectivity between our access equipment and the network.

    The Storm System family consists of the following products designed to enable the complete delivery and management of Internet protocol services:

    - BITSTORM IP DSLAMS. This product will deliver automatically allocated bandwidth of up to 6 Mbps and beyond over a single copper line. Added capability can be provided by the optional layer 3 switch and the subscriber management gateway. The layer 3 switch eliminates traditional routers, sets priorities for network traffic and manages bandwidth. The subscriber management gateway feature enables service providers to manage bandwidth allocation, monitor network activity, provide online security functions and perform other subscriber management services.

    - STORMPORT MODEM DEVICES. The StormPort family of end user devices will connect end user voice and data equipment to our access equipment, which is connected to the network, and enable plug and play connectivity.

    - STORMTRACKER. StormTracker software, which will reside on our Linux-based BitStorm server, will provide operations, administration, maintenance and provisioning tools to enable easy management of Storm System components. StormTracker will also include Spectrum Manager, an optional feature that allows service providers to control EtherLoop's line interference monitoring-and-avoidance technology. The Spectrum Manager feature will also permit the graphical display of line transmission characteristics.


    - MICROBURST. This Internet protocol access device will permit the deployment of multiple DSL lines in remote locations. It is designed for deployment in multi-tenant business complexes and locations not directly connected to the central office, such as outside plant applications.


RESEARCH AND DEVELOPMENT

    We continually review and evaluate technological changes affecting the telecommunications market and invest in research and development to address those changes. We are committed to an ongoing program of new product development that combines internal development efforts and licensing arrangements for new products and technologies from other sources.

    We have focused our recent research and development expenditures on four areas: application specific integrated circuit chip development for increased bandwidth of our EtherLoop technology of up to 10 Mbps and above, advanced Internet protocol switching techniques, high-speed access connectivity devices and enhanced communications software.

    Research and development expenses were $3.3 million in 1997, $8.2 million in 1998 and $7.5 million in 1999. We intend to increase our investment in research and development in the future.


PROFESSIONAL SERVICES

    Our professional services department supports our customers in the timely deployment of our products at customer sites. The department outsources many professional services to independent service organizations, including GTE Communications and Tstaff, Inc. The department also provides our customers with technical assistance on a twenty-four hours a day, seven days a week basis, as needed.

CUSTOMERS


    We target our sales efforts to various categories of service providers operating in the market for high-speed access, both in the United States and internationally. To date, customer installations have ranged from in-building applications, including hotels, apartment buildings and university campuses, to service providers' central office locations used to reach both business and residential users. The following is a list of service providers who purchase our products directly from us or through our distributors and resellers, Nortel Networks, Westcon and Williams Communications. Unless otherwise noted below, none of these service providers accounted for greater than 5% of our revenues for either the year ended December 31, 1999 or the six month period ended
June 30, 2000.



UNITED STATES BASED SERVICE PROVIDERS          INTERNATIONAL BASED SERVICE PROVIDERS
---------------------------------------------  ---------------------------------------------
BellSouth Communications Systems, LLC          Beijing Keval On-Line Technology, Ltd.
CAIS Internet, Inc.                            Coventus Inc.
Citizens Communications Company                New T & T Hong Kong Limited
Darwin Networks, Inc.                          OverNet Inc.
Everest Broadband Networks, Inc.
Grand River Mutual Telephone Corporation
Oregon Trail Internet, Inc.
Prism Communications Services, Inc.
UniversalCom, Inc.
U.S. Online, Inc. member ISPs



    In 1999, sales to Darwin and Nortel Networks represented 81.1% of our revenues. Sales to Darwin accounted for 41.3% of our revenues and sales to Nortel Networks, which included indirect sales to CAIS and Westcon, accounted for 39.8% of our revenues during that period. In March 2000, we entered into a distribution arrangement with Westcon, and in June 2000 we entered into a direct sales relationship with CAIS, under which Westcon and CAIS agreed to purchase our products directly from us instead of through our distributors. In the first six months of 2000, direct sales to CAIS accounted for 7.6% of our revenues, direct sales to Darwin accounted for 40.9% of our revenues, direct sales to Nortel Networks accounted for 21.5% of our revenues and direct sales to Westcon accounted for 13.7% of our revenues. Included in sales to Nortel Networks and Westcon were indirect sales to Coventus accounting for 5.6% of our revenues and indirect sales to Everest accounting for 7.4% of our revenues.


SALES AND MARKETING

    We sell and market our products on a worldwide basis through both direct and indirect channels. In the first six months of 2000, our revenues from international sales were 15% of total revenues, and revenues from domestic sales were 85% of total revenues. Direct sales accounted for 63% of our revenues and indirect sales accounted for 37% of our revenues in the first six months of 2000.

    DIRECT SALES. Our direct sales efforts are managed through directors and managers who are responsible for specific customer accounts. Relationships we establish at various levels in our customers' organizations are key to our sales efforts. The sales management team for each customer maintains contact with key customer representatives who have planning and policy responsibility within their organizations. At the same time, our sales engineers work with customers to sell our products at key levels through the customer's organization. We currently have sales offices in Atlanta, Georgia and Hong Kong.

    INDIRECT SALES. Our sales team works closely with our distribution partners to identify customer prospects and fulfill market demand. These relationships allow us to effectively sell to smaller service providers.

    MARKETING. We structure our marketing efforts along product lines and distribution channels. We employ product marketing specialists who perform the following functions:

    - communications and promotions;

    - market research and competitive analysis, including pricing and positioning;

    - development of specific marketing strategies for each product line;

    - coordination with our direct and indirect sales forces to develop key account and market strategies;

    - definition of product and service functions and features; and

    - sales support.

    Our marketing efforts are further augmented by our participation in the Network Reliability and Interoperability Council V, an FCC implemented commission that concentrates on spectral compatibility issues.

MANUFACTURING

    Our manufacturing operations consist primarily of supporting prototype development, materials planning and procurement, final assembly, testing and quality control. We use independent suppliers to provide certain printed circuit boards, chassis and subassemblies for our products. We currently outsource substantially all of our final manufacturing and testing to Sanmina.

    Although we generally use standard parts and components for our products, our products contain several key components that are purchased from single source suppliers: line driver chips from Texas Instruments, power supplies from Astec America Inc. and system processor chips from Motorola Inc. We do not have written agreements with our single source suppliers. We generally purchase components on a purchase order basis, as opposed to entering into long-term procurement agreements. To date, we have generally been able to obtain adequate supplies in a timely manner from vendors or, when necessary, to meet production needs from alternative vendors. We believe that, in most cases, alternative parts and components suppliers can be identified if current vendors fail to fulfill our requirements.

COMPETITION

    We operate in the highly competitive telecommunications access industry. We believe that competition may increase substantially with the introduction of new technologies, deployment of new broadband communications networks and potential changes in the regulatory environment which may create new opportunities for established and emerging companies. Our current and prospective competitors include many large companies that have substantially greater operating histories, market presence, financial, technical, marketing and other resources than we have. We currently compete directly or indirectly with various providers of DSL technology, including Alcatel, Cisco Systems, Copper Mountain, Lucent Technologies, Nokia, Nortel Networks and Tut Systems.

    In addition, DSL technology competes with alternative access technologies, such as integrated services digital network, or ISDN, T-1 digital transmission technology, fiber optics and cable and wireless solutions. Each of these technologies utilizes alternative transmission methods, and each has advantages over, and disadvantages to, DSL technology. Depending on the technology platform, the advantages can include higher speed transmission, a more extensive network, a broader base of existing customers and easier installation. Providers of such alternative technologies include AT&T and Time Warner, each of which has made significant investments in technology and assets for broadband cable Internet access. However, each of these alternative technologies also has disadvantages to DSL, such as shared bandwidth, which results in security issues, and decreasing transmission speeds and service reliability. These disadvantages, in turn, result in higher installation and deployment costs. As these alternative technologies continue to develop and grow, each will exert increasing competitive pressure on us, which could slow our growth and reduce our market share, revenues and profits.

    The rapid technological developments within the telecommunications industry have resulted in frequent changes in our group of competitors. The principal competitive factors in our market include:

    - system reliability and performance;

    - key product features, such as bandwidth and distance;

    - ease of installation and use;

    - standards compliance;

    - technical support and customer service; and

    - price.

INTELLECTUAL PROPERTY

    We rely on a combination of copyright, trademark, patent and trade secret laws and contractual restrictions to establish and protect our technology and proprietary rights. We require employees and consultants and, when possible, suppliers and distributors, to sign confidentiality agreements. However, we cannot assure you that our steps will be sufficient to prevent misappropriation of our technology and proprietary rights and information, or that our competitors will not independently develop technologies that are substantially equivalent or superior to ours. In addition, the laws of many foreign countries do not protect our intellectual property to the same extent as the laws of the United States. From time to time, we may desire or be required to renew or obtain licenses from other parties in order to further develop and market commercially viable products. There can be no assurance that any necessary licenses will be available upon acceptable terms.


    PATENTS AND PATENT LICENSES. We own U.S. patent number 5,912,895, titled "Information Network Access Apparatus and Methods for Communicating Information Packets via Telephone Lines," which generally covers the communication of Ethernet data frames between modems by using a technology that transmits data in small packets sent in intervals instead of as a continuous signal, and a technology for avoiding signal interference within the transmission line. This patent issued on June 15, 1999 and expires on May 1, 2016. Australia has also granted us a patent on this technology and we have applied for patents in Canada, Japan and the European Community. Our rights to this patent are subject to certain licenses that Nortel Networks, as the original owner, granted to other parties prior to May 12, 1999. Although we have granted back to Nortel Networks a license to practice the patented technology, Nortel Networks has agreed not to compete with us by practicing this technology prior to May 12, 2002. We have also granted Nortel Networks a license to all improvements to this patented technology that we may make or acquire. Nortel Networks does not have the right to sublicense this technology except in limited circumstances such as when Nortel Networks resells our products containing the technology.


    We also have exclusive licenses from Nortel Networks to two patent pending technologies and non-exclusive licenses to two patent pending technologies, to two other patented technologies and to one technology for which no patent is pending, all of which we use in our business. The exclusive licenses are subject to certain licenses that Nortel Networks, as the original owner, granted to other parties prior to May 12, 1999. In addition, we have granted Nortel Networks a license, with a limited right to grant sublicenses, to the technologies covered by all of these licenses and to any improvements to these technologies that we may acquire or make. We have also granted Nortel Networks a license to any patents that we own, acquire, or that result from our filing applications or from our obtaining a license, during any period that Nortel Networks owns more than 50% of our voting securities. Both of these licenses to Nortel Networks are subject to their obligation not to compete with us with respect to EtherLoop-based products prior to May 12, 2002. The exclusivity provisions of the exclusive licenses granted to us by Nortel Networks expire after May 12, 2004, after which time our licenses become non-exclusive. These licenses expire on the dates the patents expire, unless the patents earlier terminate, or upon termination of the license arrangements. The license arrangements may be terminated by either party upon a material breach, or by Nortel Networks if we become insolvent or bankrupt.

    We pay Nortel Networks royalties for our use of the licensed technologies; however, our royalty obligations will end on the closing of this offering. For a detailed discussion of our royalty obligations, please refer to "Related Party Transactions."


    TRADEMARKS. We have a United States trademark registration on the mark ELMo and a Canadian trademark registration on the mark EtherLoop. We also have pending United States and foreign trademark applications for our other marks. We also claim common law protection for all our marks, including Elastic Networks, Elastic, EtherLoop, the Elastic logo, ELMo, Elite, Spectrum Manager, YesWare, Storm System, BitStorm, MicroBurst, eSled, StormPort and StormTracker.



    An opposition to our registration of the trademark "YesWare" was filed on June 12, 2000. We are currently assessing this opposition to determine the effect, if any, this may have if it is successful. If this opposition succeeds, we will not be able to register this trademark and may be required to rename our YesWare product or license the trademark from the opposing party.


EMPLOYEES


    As of August 31, 2000, we employed approximately 166 full time employees, including 49 in sales and marketing, 11 in manufacturing, 53 in research and development, 15 in finance and administration and 38 in professional services. None of our employees is represented by a labor union, we have no collective bargaining agreement and we believe our relations with our employees are good.


FACILITIES

    We lease a 14,000 square foot facility in Alpharetta, Georgia, which serves as our principal engineering and product development facility. The current lease for this facility expires in May 2003. We also lease another 14,000 square foot facility in Alpharetta, Georgia for executive offices and for administrative, sales and marketing purposes. The lease for this facility expires in August 2002, with an option to renew for a nine month term ending May 2003. We lease an additional 25,000 square foot facility in Alpharetta, Georgia, which is used primarily for our professional services team and for warehouse space. The lease for this facility expires in November 2003.

LEGAL PROCEEDINGS


    We are not currently a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS


    Our executive officers and directors, the positions held by them and their ages as of August 31, 2000 are as follows:



NAME                                             AGE      POSITION(S)
----                                           --------   -----------
Guy D. Gill..................................      47     President, Chief Executive Officer and Chairman
                                                          of the Board of Directors
Michael S. VanPatten.........................      47     Senior Vice President, Business Development
Kevin D. Elop................................      35     Chief Financial Officer, Secretary and Treasurer
Robert T. Gallagher..........................      38     Vice President, Engineering
Thomas J. Gallo..............................      42     Vice President, Worldwide Sales
Phillip L. Griffith..........................      43     Vice President, Marketing
Larry R. Hurtado.............................      38     Vice President, Global Operations
Gary S. Palmer...............................      55     Vice President, Professional Services
Steven J. Benson (2).........................      41     Director
Charles G. Betty (2).........................      43     Director
Thomas M. Manley.............................      42     Director
Gerald A. Poch...............................      53     Director
Jerome L. Rhattigan (2)......................      58     Director
Richard G. Reid (1)..........................      53     Director


------------------------

(1) Member of compensation committee.

(2) Member of audit committee.


    GUY D. GILL, one of our co-founders, has served as our president and as a director since September 1998. He became our chief executive officer and chairman of our board of directors in May 1999. From January 1999 until May 1999, Mr. Gill served as president of the Elastic Networks group of Nortel Networks Inc., a global telecommunications services company. From January 1998 through January 1999, Mr. Gill was president and chief executive officer of Arris Interactive, L.L.C., a cable telephony joint venture between Nortel Networks and ANTEC Corporation. From December 1995 to January 1998, Mr. Gill served as vice president and general manager of Nortel Networks' access networks division. From January 1994 through December 1995, he was vice president, customer network solutions, of Nortel Networks Inc. Mr. Gill has 23 years of telecommunications experience with Nortel Networks in positions in general management, sales, marketing and finance. He previously served on the board of directors of Arris Interactive and NetSpeed, Inc.


    MICHAEL S. VANPATTEN has served as our senior vice president, business development since January 2000. From October 1997 through January 2000 he was senior vice president of ViaGate Technologies, Inc., which designs, develops and distributes multimedia access products to telecommunication services companies. From January 1997 to September 1997 he was vice president of marketing for DAGAZ Technologies, Inc., which designs, develops and distributes multimedia access products to telecommunication services companies. From 1994 to 1996, Mr. VanPatten served as vice president of marketing and engineering for Microdyne Corporation, a computer networking company.

    KEVIN D. ELOP has served as our chief financial officer since June 2000 and as treasurer and corporate secretary since May 1999. From June 1998 through May 1999, he served as the director of finance and administration for the Elastic Networks group of Nortel Networks. From January 1990 through June 1998, Mr. Elop served in various capacities at Nortel Networks, including as senior manager for corporate consolidations, senior manager for external reporting and accounting research, manager of finance systems and manager of enterprise networks finance.

    ROBERT T. GALLAGHER has served as our vice president, engineering since January 2000. Prior to that, he worked at ADC Telecommunications, Inc., a telecommunications business, from August 1994, where he served as manager of development engineering from August 1994 to August 1995, director of design engineering from August 1995 through September 1997 and vice president of design engineering from September 1997 through January 2000.


    THOMAS J. GALLO has served as our vice president, worldwide sales since
June 1999. From July 1998 through June 1999, he served as North American business director for business partners of Nortel Networks. From July 1997 through June 1998, Mr. Gallo served as director, small/medium business VAR sales of Bay Networks, Inc., a networking products manufacturer, and from March 1996 through June 1997 he served as director, Internet CPE sales for Bay Networks. From June 1995 to March 1996, he was vice president, sales for Performance Technology, Inc., a local area network to Internet connectivity hardware and software solutions company.


    PHILLIP L. GRIFFITH has served as our vice president, marketing since
May 1999. Prior to that, Mr. Griffith served in various positions at Nortel Networks. From June 1998 through May 1999, he served as vice president, sales and marketing for Elastic Networks group of Nortel Networks. From June 1997 through June 1998, he served as Nortel's regional vice president, wireless networks. From June 1995 through June 1997, Mr. Griffith served as Nortel's vice president of sales, wireless networks for the southeast United States.

    LARRY R. HURTADO, one of our co-founders, has served as our vice president, global operations since March 2000. From January 2000 to March 2000 he served as our vice president, technology and operations and from May 1999 through January 2000, he served as our vice president, engineering, technology and operations. From October 1998 through May 1999, Mr. Hurtado served as vice president, business line management for the Elastic Networks group of Nortel Networks. From September 1997 through October 1998 he served as the director, business line management of the Elastic Networks group. From September 1996 through September 1997, Mr. Hurtado founded and served as a principal of the Lighthouse Group, a technology consulting company, and from July 1995 through September 1996, he served as vice president and general manager of Medaphis Corporation, a medical technology provider.

    GARY S. PALMER has served as our vice president, professional services since December 1999. From June 1999 through December 1999 he served as vice president operations for the AT&T global account of Nortel Networks. Prior to June 1999, Mr. Palmer served in various other capacities at Nortel Networks including as vice president, North American installation, vice president of customer service, BellSouth account, vice president of customer service, BellAtlantic account and vice president of customer service, Teligent account.


    STEVEN J. BENSON has served as a director since August 2000. Mr. Benson has served as president, chief executive officer and a director of MCK Communications, Inc., a manufacturer of remote voice products, since June 1997. From November 1992 through June 1997, he served as senior vice president of worldwide sales and marketing for Shiva Corporation, a manufacturer of data access products.



    CHARLES G. BETTY has served as a director since August 2000. Mr. Betty has served as chief executive officer and as a director of EarthLink, Inc. since February 2000, and as president and a director of its predecessor, EarthLink Network, Inc. since January 1996. In May 1996 he was named chief executive officer of EarthLink Network, Inc. From February 1994 to January 1996,
Mr. Betty was a strategic planning consultant. From September 1989 to February 1994, Mr. Betty served as president, chief executive officer and a director of Digital Communications Associates, Inc., a network connectivity provider.



    THOMAS M. MANLEY has served as a director since May 1999. Mr. Manley has served as vice president, finance of Nortel Networks' service provider and carrier group since October 1999. Prior to that, Mr. Manley served as vice president, finance of Nortel Networks' carrier packet solutions group since

September 1997. From September 1995 to September 1997 he served as a vice president and general manager of Nortel Networks' advanced public access systems division.



    GERALD A. POCH has served as a director since May 1999. Mr. Poch has served as managing director of Pequot Capital Management, Inc., a venture capital fund management company, since January 2000. From August 1998 through January 2000, he was a principal of Pequot Capital Management. From August 1996 to June 1998 he was the chairman, president and chief executive officer of GE Capital Information Technology Solutions, Inc., a technology solutions provider. Prior to that, he was a founder, and served as co-chairman and co-president, of AmeriData Technologies, Inc., a value added reseller and systems integrator of hardware and software systems. Mr. Poch is co-chairman of MessageMedia, Inc. and a director of FutureLink Corp. and BriteSmile, Inc.



    JEROME L. RHATTIGAN has served as a director since August 2000.
Mr. Rhattigan has served as principal of HireUp, Inc., an executive search firm focused on the communications industry, since October 1999. Prior to that, Mr. Rhattigan worked from February 1993 to September 1999 as an outside consultant and an associate partner of Andersen Consulting to help build its communications practice.


    RICHARD G. REID has served as a director since May 1999. Mr. Reid has a 30 year career with Nortel Networks. Currently, Mr. Reid is president of Nortel Networks' emerging service provider market segment. Before that, Mr. Reid was president of Nortel Networks' global carrier solutions CLECs/IXCs business unit. Mr. Reid has also served as Nortel Networks' vice president and general manager, DMS-100, vice president and managing director, private switching for Europe, Middle East and Africa, and managing director and vice president in the United Kingdom.


    There are no family relationships among any of the directors or executive officers of Elastic Networks.


SPECIAL TECHNOLOGY CONSULTANT


    JOHN B. (JACK) TERRY invented EtherLoop technology while serving as an assistant vice president of Nortel Networks. Mr. Terry was a co-founder of the Elastic Networks group of Nortel Networks serving as its chief technical officer from its creation in January 1997 until his retirement from Nortel Networks in December 1998. We have retained him since February 1999 as our special technology consultant for the further development of our technology and products. He holds numerous patents in a variety of fields and has chaired and presented papers at many key conferences during the past 30 years. Mr. Terry is a Fellow of the IEEE, recipient of the IEEE 1995 Engineering Leadership Award, Fellow of the International Engineering Consortium, a Senior Member of the SCTE and a member of Sigma Xi.


BOARD OF DIRECTORS


    Immediately prior to the completion of this offering, our second amended and restated certificate of incorporation will take effect and provide for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of our board of directors will be elected each year. To implement the classified structure, Messrs. Poch and Rhattigan have been designated class I directors, whose terms will expire at the annual meeting of stockholders to be held in 2001, Messrs. Reid and Gill have been designated class II directors, whose terms will expire at the annual meeting of stockholders to be held in 2002 and Messrs. Manley, Benson and Betty have been designated class III directors, whose terms will expire at the annual meeting of stockholders to be held in 2003.


BOARD COMMITTEES


    Our board of directors has two committees: an audit committee and a compensation committee. The audit committee consists of Messrs. Benson, Betty and Rhattigan. Mr. Reid is currently the sole member of the compensation committee; however, our board intends to appoint additional members in the near future. The audit committee reviews the results and scope of our annual audit and meets with our independent auditors to review our internal accounting procedures and financial management practices. The compensation committee makes recommendations concerning salaries, stock options, incentives and other forms of compensation for our directors, officers and other employees, subject to ratification by our full board of directors.


DIRECTOR COMPENSATION


    Our directors are reimbursed for certain expenses in connection with attendance at board and committee meetings. In addition, we grant stock options to our independent directors in connection with their service to us. These option grants are structured as follows:



    - an initial grant of options to purchase 30,000 shares of our common stock, vesting annually over the director's initial term of office beginning on the first May 15 following the grant; and



    - additional annual grants of options to purchase 15,000 shares of our common stock, vesting equally over three years beginning one year from the date of grant.


EXECUTIVE COMPENSATION

    The following table provides information concerning compensation awarded to, earned by or accrued for services rendered to us in all capacities during the year ended December 31, 1999 by (i) our chief executive officer and (ii) our two other most highly compensated executive officers whose salary and bonus totaled at least $100,000 for the fiscal year. Together, they are referred to as the Named Executive Officers.

    Cash payments for services prior to May 12, 1999, were made by Nortel Networks. All bonus amounts were paid by Nortel Networks and related to the period before May 12, 1999.

                           SUMMARY COMPENSATION TABLE


                                                                                  LONG-TERM
                                                            ANNUAL              COMPENSATION
                                                         COMPENSATION       ---------------------
                                                      -------------------   SECURITIES UNDERLYING
NAME AND PRINCIPAL POSITION                            SALARY     BONUS          OPTIONS (#)
---------------------------                           --------   --------   ---------------------
Guy D. Gill.........................................  $247,206   $46,070          1,319,192
  President, Chief Executive
    Officer and Chairman of the Board
Phillip L. Griffith.................................   185,147    37,446            271,838
  Vice President, Marketing
Larry R. Hurtado (1)................................   164,529    28,297            400,257
  Vice President, Global Operations


------------------------


(1) In January 1999, Nortel Networks granted to Mr. Hurtado, for his services to the Elastic Networks group, options to purchase 32,000 shares of Nortel Networks Corporation common stock at an exercise price of $15.5325 per share. Approximately 10,667 of these options have vested. The remaining options will be cancelled upon the completion of this offering.


OPTION GRANTS IN LAST FISCAL YEAR


    The following table describes options that we granted in 1999 to the Named Executive Officers. These options were granted with an exercise price equal to the fair market value of our common stock on the date of grant as determined by our board of directors. Options for Messrs. Gill, Griffith and Hurtado are incentive stock options except for 1,042,647 of Mr. Gill's options, 172,930 of Mr. Hurtado's options and 70,733 of Mr. Griffith's options which are non-qualified and vest over four years. Ten percent of the stock options vested on the grant date, 15% vested on the first anniversary of the grant date and the balance vest monthly over the three-year period commencing on May 13, 2000. The options have a ten-year term.



    The potential realizable value is calculated by assuming that the price of our common stock increases from an assumed fair market value of $10.00 per share, at assumed rates of stock appreciation of 5% and 10%, compounded annually over the 10 year term of the option, and subtracting from that result the total option exercise price.


    The 5% and 10% assumed annual rates of compound stock price appreciation are prescribed by the rules and regulations of the Securities and Exchange Commission and do not represent our estimate or projection of the future trading prices of our common stock. There can be no assurance that the actual stock price appreciation over the ten-year option term will be the assumed 5% or 10% levels or any other defined level. Actual gains, if any, on stock option exercises are dependent on numerous factors, including our future performance, overall market conditions and the option holder's continued employment with us throughout the entire vesting period and option term, none of which are reflected in this table.


                                                    INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                   ---------------------------------------------------       VALUE AT ASSUMED
                                   NUMBER OF    PERCENTAGE OF                              ANNUAL RATES OF STOCK
                                   SECURITIES   TOTAL OPTIONS                             PRICE APPRECIATION FOR
                                   UNDERLYING    GRANTED TO     EXERCISE                      THE OPTION TERM
                                    OPTIONS     EMPLOYEES IN      PRICE     EXPIRATION   -------------------------
NAME                                GRANTED      FISCAL YEAR    PER SHARE      DATE          5%            10%
----                               ----------   -------------   ---------   ----------   -----------   -----------
Guy D. Gill......................  1,284,192        30.7%         $2.07      05/13/09    $18,259,857   $30,650,356
Phillip L. Griffith..............    256,838         6.1           2.07      05/13/09      3,651,966     6,130,062
                                      15,000         0.4           2.07      12/15/09        213,284       358,011
Larry R. Hurtado.................    385,257         9.2           2.07      05/13/09      5,477,949     9,195,092
                                      15,000         0.4           2.07      12/15/09        213,284       358,011


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR END OPTION VALUES

    The following table provides information about stock options held at December 31, 1999 by the Named Executive Officers. None of these options has been exercised.


                                                    NUMBER OF SECURITIES
                                                         UNDERLYING               VALUE OF UNEXERCISED
                                                     UNEXERCISED OPTIONS          IN-THE-MONEY OPTIONS
                                                     AT FISCAL YEAR-END            AT FISCAL YEAR-END
                                                 ---------------------------   ---------------------------
NAME                                             EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                             -----------   -------------   -----------   -------------
Guy D. Gill....................................    128,419       1,155,773      $183,639      $1,652,755
Phillip L. Griffith............................     25,684         246,154        36,728         352,000
Larry R. Hurtado...............................     38,525         361,732        55,091         517,277


EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS


    EMPLOYMENT AGREEMENTS AND INCENTIVE AND NONSTATUTORY STOCK OPTION AGREEMENTS ENTERED INTO WITH OUR NAMED EXECUTIVE OFFICERS. On May 12, 1999, we entered into four-year employment agreements with Guy Gill, Phillip Griffith and Larry Hurtado. Under the agreements, Mr. Gill is entitled to receive a base salary of $260,000 per year, Mr. Griffith is entitled to receive $180,300 per year and Mr. Hurtado is entitled to receive $150,500 per year. In addition, Mr. Gill is entitled to reimbursement for up to $10,000 of expenses incurred in connection with personal financial, estate planning and tax assistance services and automobile operating expenses, and both Mr. Griffith and Mr. Hurtado are entitled to reimbursement of up to $5,000 per year for similar expenses.
Mr. Gill is also entitled to reimbursement for country club membership expenses.


    On May 13, 1999, we granted Mr. Gill incentive stock options to purchase 241,545 shares of our common stock and non-qualified stock options to purchase 1,042,647 shares of our common stock,

Mr. Griffith incentive stock options to purchase 197,361 shares and non-qualified stock options to purchase 59,477 shares, and Mr. Hurtado incentive stock options to purchase 223,583 shares and non-qualified stock options to purchase 161,674 shares, each at an exercise price of $2.07 per share. Ten percent of the stock options vested on the grant date, 15% vested on the first anniversary of the grant date and the balance vest monthly over the three-year period commencing on May 13, 2000. If we are acquired by another company and the options are not assumed by the acquiring company, then the options shall fully vest and be exercisable for 45 days after that date.

    If we terminate Mr. Gill's employment other than for cause, or if Mr. Gill terminates his employment for good reason, we must pay Mr. Gill a lump severance payment calculated over a severance period equal to the shorter of 18 months or the time remaining in the term of the agreement, but not less than 12 months. If we terminate Mr. Griffith's or Mr. Hurtado's employment other than for cause, or if either terminates his employment for good reason, we must pay him a lump sum severance payment calculated over a severance period equal to 12 months. The payment will equal the sum of the base salary the terminated employee would have received during the severance period, plus an amount to pay for health and other insurance benefits during the severance period, plus a bonus amount based on the terminated employee's meeting 100% of all performance requirements.

    Effective May 12, 2000, we increased Mr. Gill's annual salary to $275,000, Mr. Griffith's to $190,000 and Mr. Hurtado's to $185,000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Mr. Reid and one other non-employee director who resigned from our board of directors in June 2000 served during the year ended December 31, 1999 as members of the compensation committee of our board of directors. No executive officer of Elastic Networks has served as a director or member of the compensation committee, or other committee serving an equivalent function, of any other entity, any of whose executive officers served as a director of or member of the compensation committee of our board of directors.

1999 STOCK INCENTIVE PLAN


    Our 1999 Stock Incentive Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, to our employees and nonstatutory stock options and stock based awards to our employees, directors, consultants and advisors. A total of 6,661,766 shares of common stock have been reserved for issuance under the plan. As of August 31, 2000, options to purchase an aggregate of 5,512,612 shares were outstanding, 23,293 shares of common stock had been purchased through exercises of stock options and 1,126,311 shares were available for future grant.


    The plan is administered by the board of directors, or a committee appointed by the board of directors, which determines the terms of options granted, including the exercise price and the number of shares subject to each option. The board of directors also determines the vesting schedule. The maximum number of shares with respect to which options may be granted per participant is 2,000,000 shares per calendar year. The term of options granted under the plan is ten years. The exercise price of incentive stock options must be at least equal to the fair market value of our common stock on the date of grant. The aggregate fair market value of the shares of common stock with respect to which incentive stock options are exercisable for the first time by an optionee during any calendar year (under all of our and our affiliates' plans) may not exceed $100,000, or the portion of those options which exceed this limit shall be treated as nonstatutory stock options.

    Under the plan, shares subject to stock awards that have expired or otherwise terminated without having been exercised in full again become available for grant.

    Except as the board of directors may otherwise provide, options are not transferable by the optionee, and each option is exercisable during the lifetime of the optionee only by the optionee. Options must be exercised within 60 days after the end of optionee's status as an employee, director or consultant of Elastic Networks, or within twelve months after his or her termination by disability or death, to the extent that the option is vested on the date of termination, but in no event later than the expiration of the option's term.

    The plan provides that in the event we merge with or into another corporation, or we sell all or substantially all of our assets, each outstanding option shall be assumed or an equivalent option substituted by the successor corporation. If the outstanding options are not assumed or substituted, the options will become immediately exercisable and vested in full. The options shall then be exercisable for at least 45 days. The board of directors may amend or modify the plan at any time, except that without the consent of the stockholders, no amendment or modification shall adversely affect rights and obligations with respect to outstanding options. Unless sooner terminated by the board of directors, the plan will terminate in May 2009.

ACCELERATED VESTING PLAN

    We have adopted a plan that allows, upon our change in control, salaried employees, service providers and independent contractors designated by our board of directors to exercise 50% of their then unvested common stock options granted under our 1999 stock incentive plan. Generally, a change in control includes:

    - our complete liquidation;

    - the sale of all or substantially all of our assets; or

    - a merger or consolidation which results in our outstanding voting securities immediately prior to such merger or consolidation representing less than 50% of the voting power of the surviving entity after such merger or consolidation.

COMPENSATION CONTINUATION PLAN

    We have adopted a plan that allows salaried employees designated by our board of directors who are terminated for any reason other than cause, disability or death within one year after a change in control of our company, to be entitled to twelve months of continuing compensation, including:

    - continued payment of their annual base salary;

    - payment of incentive compensation assuming a 100% performance level; and

    - medical, dental, retirement and other benefits.

EMPLOYEE STOCK PURCHASE PLAN


    We have adopted, subject to the closing of this offering, an employee stock purchase plan intended to qualify under Section 423 of the Internal Revenue Code. This plan will permit participants to purchase common stock through payroll deductions of up to 15% of the participant's compensation. All payroll deductions will be credited to the participant's account under the plan. The plan will contain successive six-month offering periods beginning on January 1 and July 1 of each year. On the first day of each offering period, a participant will receive options to purchase a certain number of shares of our common stock with funds withheld from his or her compensation. The purchase price of our common stock to plan participants will generally be 85% of the lower of the fair market value of our common stock at the beginning or end of each offering period.


    A total of 500,000 shares of our common stock will be reserved for issuance under this plan, subject to adjustment for certain changes in our capitalization. Our employees will be eligible to participate if they have been continuously employed by us or any participating subsidiary for at least 20 hours per week and for one year as of the first day of an offering period. However, the following employees may not be granted options to purchase stock under this plan:


    (i) employees who, immediately after grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock; or



    (ii) employees whose rights to purchase stock under all of our employee stock purchase plans accrue at a rate which exceeds $25,000 worth of stock for each calendar year.


    Participants will be allowed to withdraw all, but not less than all, of the payroll deductions credited to their account for an offering period at any time by delivering written notice to us at least ten days prior to the end of that offering period. Participation will end automatically upon termination of employment, retirement or death.

                           RELATED PARTY TRANSACTIONS

INITIAL FORMATION


    On May 12, 1999, Elastic Networks Inc. began doing business as a separate company as a result of a contribution agreement among Nortel Networks Inc., Nortel Networks Corporation and us. Nortel Networks Inc. is a wholly-owned subsidiary of Nortel Networks Corporation. Under this agreement, we issued Nortel Networks Inc. 15,384,614 shares of our common stock and assumed all of Nortel Networks' obligations related to the Elastic Network's group, including those described below. Prior to the closing of this offering, Nortel Networks Inc. will transfer 8,948,770 shares of our common stock to its parent, Nortel Networks Limited, which is selling 1,000,000 of those shares in this offering. At the same time, Nortel Networks Inc. will also transfer to Nortel Networks Limited a warrant to purchase 51,230 shares of our capital stock.


    Because we were a division of Nortel Networks and all of our officers were employees of Nortel Networks prior to the execution of the contribution agreement, the value of the shares issued to Nortel Networks in exchange for the assets of the Elastic Networks group was not arrived at by an arm's-length negotiation between Nortel Networks and us. Rather, as part of the transfer of assets, Nortel Networks determined that the value of shares to be paid for its Elastic Networks business would be the net book value of the assets being transferred, which we believe was the fair market value of the Elastic Networks business at the time of transfer.

    Under the contribution agreement, both Nortel Networks Corporation and Nortel Networks Inc. agreed not to compete with us during the period commencing on May 12, 1999 and ending on May 12, 2002, with respect to the design, research, development, manufacture and/or sale of products or devices that communicate or involve communicating by EtherLoop technology. Messrs. Manley and Reid, members of our board of directors, are executives of Nortel Networks Inc.

    INTELLECTUAL PROPERTY TRANSFER AND LICENSE AGREEMENT. Under this agreement, Nortel Networks Corporation transferred to us the rights to software, technical information and trademarks that we use in our business. Also, Nortel Networks licensed us the rights to patents, patent applications and other trademarks, software and technical information that we use in our business. In return, we granted Nortel Networks a royalty-free, non-exclusive, perpetual, worldwide license, with a limited right to grant sublicenses, to the licensed technologies, patent applications, technical information and trademarks, and to the transferred software, trademarks and technical information. The license granted back to Nortel Networks also includes a license to any improvements that we may acquire or make to the transferred and licensed technologies, software and technical information. We also granted Nortel Networks a license to any patents that are licensed to, or owned, acquired or issued pursuant to applications filed by, us during any period that Nortel Networks owns more than 50% of our voting securities. The licenses granted back to Nortel Networks are subject to its obligation not to compete with us with respect to EtherLoop-based products prior to May 12, 2002. All of our rights to the intellectual property licensed and transferred to us by Nortel Networks under this agreement are subject to certain licenses granted by Nortel Networks to third parties prior to May 12, 1999.

    Under this agreement, we pay Nortel Networks Corporation three separate royalties. First, we pay a two and one half percent royalty on the amounts we receive, after the deduction of some trade losses, transportation charges, taxes and other duties, from either:

    - our sale or sublicense to third parties of some of our products; or

    - our provision to third parties of engineering, installation, maintenance, repair and other services relating to these products.

    Second, we pay a two and one half percent royalty on the amounts we receive, after the deduction of some trade losses, transportation charges, taxes and other duties, from either:

    - our sale or license to distributors of certain of our products; or

    - the provision by a distributor to an end user of engineering, installation, maintenance, repair and other services relating to such products.

    Finally, we pay Nortel Networks Corporation a royalty of five percent on the amounts we receive, after the deduction of some trade losses, transportation charges, taxes and other duties, from our sale or license to a sublicensee of the right either to:

    - make, use, copy, modify and sell certain of our products; or

    - to provide engineering, installation, maintenance, repair and other services relating to those products.

    Through June 30, 2000, we have incurred an expense of approximately $322,000, of which we have paid approximately $112,000 to Nortel Networks under this Agreement.

    PATENT TRANSFER AND LICENSE AGREEMENT. Under this agreement, Nortel Networks Inc. transferred to us all of its rights to U.S. patent number 5,912,895 titled "Information Network Apparatus and Methods Communicating Information Packets via Telephone Lines," both within and outside the United States. In exchange, we granted Nortel Networks, subject to its obligations not to compete with us, an irrevocable, nonexclusive, worldwide license to the patented technology and any improvements to the patented technology we may acquire or make. Our license back to Nortel Networks includes a limited right to grant sublicenses. All of our rights to the transferred patent are subject to certain licenses granted by Nortel Networks to third parties prior to May 12, 1999.


    DISTRIBUTION AGREEMENT. Effective September 1, 1998, we entered into a distribution agreement with Nortel Networks for Nortel Networks to purchase EtherLoop products from us for distribution to customers. The agreement terminates on December 31, 2001, but it is renewable by us for an additional three year period. Also, we pay a commission on some sales generated under the agreement; however, we have incurred no payment obligations to date. Nortel Networks has, from time to time, guaranteed the financing of purchases of our equipment by one of our customers directly from us. In 1999, Nortel Networks guaranteed about $3.4 million in purchases. For the first six months of 2000, Nortel Networks guaranteed $4.9 million in purchases. We are currently in discussions with Nortel Networks for Nortel Networks to provide up to $35 million in equipment financing to specified customers for the purchase of our products in the future. We anticipate that we may pay Nortel Networks cash or issue stock purchase warrants in exchange for this financing arrangement. We can give no assurance that we will be able to secure equipment financing from Nortel Networks on acceptable terms, if at all.


    LEASE OBLIGATIONS. The property we occupy at 6120 Windward Parkway, Alpharetta, Georgia, is subleased from Nortel Networks on the same terms as the original lease to Nortel Networks. As a sub-lessor, Nortel Networks is responsible for payments on the lease if we do not pay. We paid $260,000 under this lease in 1999 and expect to pay a minimum of $268,000 annually until this lease expires. Also, Nortel Networks guaranteed our lease of office equipment and fixtures currently used in another office located in Alpharetta, Georgia. Nortel Networks' guaranty was for $158,000 of the total lease amount and Nortel Networks has not been called to make a payment under the guaranty.

    TRANSITION SERVICES. Since May 12, 1999, we have been provided administrative services from Nortel Networks in connection with our development as a stand alone company. In 1999, we accrued $29,000 for the costs of these services. This agreement is scheduled to terminate on November 12, 2000. In addition, during 1999, we accrued $120,000 for the cost to reimburse Nortel Networks for Nortel Networks employees who provided services to us.

    COMPENSATION ARRANGEMENTS. In fulfillment of compensation arrangements between Nortel Networks and some of our employees relating to their prior employment with Nortel Networks, Nortel Networks has agreed to pay these employees, if they are still working for Elastic Networks at the time of payment, an aggregate of approximately $13.4 million in cash. Of this amount, two-thirds will be paid at the time at which Nortel Networks' ownership of our outstanding common stock falls below 50%, and the remaining one-third will be paid upon the first anniversary of that date. Upon completion of this offering, Nortel Networks will own approximately 46% of our outstanding common stock, and will make a payment of approximately $9.0 million to these employees; on the first anniversary of that date, Nortel Networks will make a payment of approximately $4.4 million.

    In connection with such payments, the following of our executive officers will receive approximately the following amounts: Mr. Guy Gill, one of our directors and our president and chief executive officer--$8.8 million;
Mr. Thomas J. Gallo, our vice president of worldwide sales--$944,000; Mr. Larry
R. Hurtado, our vice president of global operations--$1.4 million; Mr. Phillip
L. Griffith, our vice president of marketing--$1.6 million; and Mr. Kevin D. Elop, our chief financial officer, secretary and treasurer--$45,000.

    SERIES A PREFERRED STOCK FINANCING. On May 12, 1999 we sold 3,876,923 shares of series A preferred stock at a purchase price of $3.25 per share. Upon the closing of this offering, the series A preferred stock will automatically convert into 5,162,450 shares of common stock. The following beneficial owners of more than 5% of our common stock, assuming the conversion of all shares of preferred stock into common stock, acquired beneficial ownership of series A preferred stock pursuant to the series A redeemable convertible participating preferred stock purchase agreement.

                                                                 NUMBER OF
                                                                COMMON STOCK
NAME                                        NUMBER OF SHARES    EQUIVALENTS     PURCHASE PRICE
----                                        ----------------   --------------   --------------
Pequot Private Equity Fund, L.P...........     2,075,660         2,763,916        $6,745,895
Pequot Venture Partners, L.P..............       923,076         1,229,154         2,999,997
Pequot Offshore Private Equity Fund,
  Inc.....................................       262,802           349,943           854,106

Mr. Poch, a member of our board of directors, is a managing director of Pequot Capital Management, Inc., an affiliate of the Pequot entities that own our stock, and may have an indirect material interest in the transactions between us and the Pequot entities.


    PAYMENTS FOR SERVICES. In 1999 and 2000, Elastic utilized the executive recruitment services of HireUp, Inc. Mr. Rhattigan, a member of our board of directors, is a principal of that firm. In consideration for its services, we paid HireUp $10,942 in 1999 and have paid $74,434 in 2000. In addition, in exchange for services provided to us, in 1999 we granted Mr. Rhattigan options to purchase 30,000 shares of our common stock at an exercise price of $2.07 per share.


INVESTMENT IN EVEREST BROADBAND NETWORKS, INC.

    In the fourth quarter of 1999, we purchased 300,000 shares of series A preferred stock of Everest Broadband Networks, Inc. for an aggregate price of $102,000. The Pequot entities, combined, own more than 10% of the voting power of Everest and more than 5% of our common stock. At the time of the investment, Pequot's board of directors' designees, Mr. Poch and one other non-employee director who resigned from the board of directors in June 2000 to become chief executive officer of Everest, were involved in the decision to invest in Everest.

SERIES B PREFERRED STOCK FINANCING

    In February 2000, we sold 3,922,463 shares of series B preferred stock at a purchase price of $5.329 per share. Upon the closing of this offering, the series B preferred stock will automatically convert into common stock. The following beneficial owners of more than 5% of our common stock, assuming the conversion of all shares of preferred stock into common stock, acquired beneficial ownership of series B preferred stock pursuant to the series B redeemable convertible participating preferred stock purchase agreement. These shares convert on a one-for-one basis into common stock on the closing of this offering.

NAME                                                        NUMBER OF SHARES   PURCHASE PRICE
----                                                        ----------------   --------------
Manufacturers Life Insurance Company (U.S.A.) ............     1,407,394         $7,500,003
Pequot Private Equity Fund, L.P. .........................       541,331          2,884,752
Pequot Offshore Private Equity Fund, Inc. ................        68,539            365,244

Mr. Poch, a member of our board of directors, is a managing director of Pequot Capital Management, an affiliate of the Pequot entities that own our stock, and may be deemed to have an indirect material interest in the transactions between us and the Pequot entities.

    All of the securities referenced above were sold at prices equal to the fair market value of the securities, as determined by our board of directors, on the date of issuance.

BRIDGE LOAN FINANCING

    On August 4, 2000, we issued to each of Nortel Networks Inc. and Pequot Private Equity Fund II, L.P. a secured promissory note and a warrant to purchase, at an exercise price of $7.32 per share, 51,230 shares of either:

    - our series B preferred stock at any time prior to the closing of this offering; or

    - our common stock upon, or at any time following, the closing of this offering.

Each of the notes is for an aggregate principal amount of up to $5 million. The notes are secured by all of our assets, bear interest at the rate of 6% per year, subject to certain adjustments in the event we default under them, and mature on the earlier to occur of the closing of this offering or February 1, 2001. On August 4, 2000, we borrowed $2 million under each of the notes, for a total of $4 million.

REGISTRATION RIGHTS

    Nortel Networks Inc., Nortel Networks Limited, Pequot Private Equity
Fund II, L.P. and the holders of our series A and series B preferred stock, which will automatically convert into common stock upon the closing of this offering, have both incidental, or piggyback, and demand registration rights to cause us to register their shares of common stock in a public offering after this offering closes. These registration rights are described in detail in "Description of Capital Stock-Registration Rights."

                       PRINCIPAL AND SELLING STOCKHOLDERS

    The following table contains information concerning:


    - those persons whom we know own beneficially more than 5% of our outstanding common stock, including Nortel Networks Limited, which will acquire 8,948,770 shares of our common stock from its subsidiary Nortel Networks Inc., at an expected purchase price of $11.00 per share and a warrant to purchase 51,230 shares of our capital stock;


    - our directors;

    - the Named Executive Officers; and

    - all of our directors and executive officers as a group.


    Unless otherwise indicated in the footnotes below, this information is provided as of August 31, 2000. The number of shares owned by a person includes shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of August 31, 2000. The table assumes the conversion of all the outstanding shares of our series A and B preferred stock into 9,084,913 shares of common stock. If the underwriters' over-allotment option is exercised in full, 32,462,821 shares of common stock will be outstanding after the completion of this offering.



    The shares issuable under options or warrants exercisable within 60 days of August 31, 2000 are treated as if outstanding for computing the percentage ownership of the person holding these options or warrants but are not treated as if outstanding for the purposes of computing the percentage ownership of any other person.


    Except as noted, the business address of the named beneficial owner is c/o Elastic Networks Inc., 6120 Windward Parkway, Suite 100, Alpharetta, Georgia 30005. Except as noted, each beneficial owner has sole voting and investment power over the shares shown.


                                         SHARES BENEFICIALLY                    SHARES BENEFICIALLY
                                            OWNED PRIOR TO                          OWNED AFTER
                                               OFFERING             SHARES           OFFERING
                                       ------------------------     BEING      ---------------------
NAME OF BENEFICIAL OWNER                  NUMBER       PERCENT     OFFERED       NUMBER     PERCENT
------------------------               -------------   --------   ----------   ----------   --------
Guy D. Gill..........................     454,818(1)      1.8%        --          454,818      1.4%
Phillip L. Griffith..................      90,963(2)     *            --           90,963     *
Larry R. Hurtado.....................     136,445(3)     *            --          136,445     *
Steven J. Benson.....................       --           *            --           --         *
Charles G. Betty.....................       --           *            --           --         *
Thomas M. Manley.....................  15,435,845(4)     62.7         --       14,435,845     46.0
Gerald A. Poch.......................   5,004,113(5)     20.3         --        5,004,113     15.9
Richard G. Reid......................  15,435,845(6)     62.7         --       14,435,845     46.0
Jerome L. Rhattigan..................       --           *            --           --         *
Nortel Networks entities.............  15,435,845(7)     62.7      1,000,000   14,435,845     46.0
Pequot Capital Management, Inc.......   5,004,113(8)     20.3         --        5,004,113     15.9
Manufacturers Life Insurance Company
  (9)................................      1,407,394      5.7         --        1,407,394      4.5
All directors and executive officers
  as a group (11 persons)............     21,303,909     83.6         --       21,303,909     62.9


------------------------------

* Represents beneficial ownership of less than 1% of our outstanding capital stock.


(1) Consists of 454,818 shares subject to options that are exercisable within 60 days of August 31, 2000.



(2) Consists of 90,963 shares subject to options that are exercisable within 60 days of August 31, 2000.



(3) Consists of 136,445 shares subject to options that are exercisable within 60 days of August 31, 2000.

(4) Mr. Manley is the vice president, finance of Nortel Networks' service provider and carrier division and may be deemed to beneficially own the 15,435,845 shares held by the Nortel Networks entities. Nortel Networks Limited is selling 1,000,000 of its shares in this offering. Mr. Manley disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

(5) Mr. Poch is a managing director of Pequot Capital Management, Inc. and may be deemed to beneficially own the 5,004,113 shares held by the Pequot entities. Mr. Poch disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.

(6) Mr. Reid is president of Nortel Networks' global carrier solutions division, and may be deemed to beneficially own the 15,435,845 shares held by the Nortel Networks entities. Nortel Networks Limited is selling 1,000,000 shares in this offering. Mr. Reid disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest.


(7) Consists of 15,384,615 shares of our common stock and 51,230 shares of our capital stock issuable upon exercise of a warrant currently held by Nortel Networks, Inc. Prior to the closing of this offering, Nortel Networks Limited will acquire 8,948,770 shares of our common stock from its subsidiary, Nortel Networks Inc., and a warrant to purchase 51,230 shares of our capital stock. We operated as a division of Nortel Networks Inc. from September 1997 until May 1999. As a result of a contribution agreement among Nortel Networks Inc., its indirect parent company Nortel Networks Corporation and us, we began doing business as a separate entity on May 12, 1999. Mr. Thomas Manley and Mr. Richard Reid, executives of Nortel Networks Inc. are members of our board of directors. Nortel Networks Inc.'s business address is 2350 Lakeside Blvd., Mail Stop 07/J01/A30, Richardson, Texas 75082. Nortel Networks Limited's business address is 8200 Dixie Road, Brampton, Ontario, Canada L6T 5P6.


(8) Represents 3,305,247 shares held by Pequot Private Equity Fund, L.P., 418,482 shares held by Pequot Offshore Private Equity Fund, Inc., 1,229,154 shares held by Pequot Venture Partners, L.P. and 51,230 shares held by Pequot Private Equity Fund II, L.P., issuable upon exercise of a warrant to acquire either our series B preferred stock prior to the closing of this offering or our common stock upon or after the closing of this offering. The Pequot entities are managed by Pequot Capital Management, Inc. which has voting and dispositive power over all shares held by the Pequot entities. Pequot Capital Management, Inc.'s address is 500 Nyala Farm Road, Westport, Connecticut 06880.

(9) Manufacturers Life Insurance Company's business address is c/o Stephen Brackett, MF Private Capital, Inc., 45 Milk Street, Ste. 600, Boston, Massachusetts 02109.

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, our authorized capital stock will consist of:

    - 100 million shares of common stock, $0.01 par value per share; and

    - 25 million shares of preferred stock, $0.01 par value per share.


    As of August 31, 2000, 24,492,821 shares of common stock were outstanding, assuming conversion of all outstanding preferred stock into common stock, and we had 27 stockholders of record. The following summary describes our capital stock in all material respects.


COMMON STOCK

    Under the Delaware General Corporation Law, referred to as the DGCL, and our second amended and restated certificate of incorporation, holders of common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. The common stock carries no preemptive rights and is not convertible, redeemable or assessable. The holders of common stock are entitled to dividends in amounts and at times as may be declared by the board of directors out of funds legally available therefor. Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to ratably receive our net assets available after payment or provision for payment of all debts and other liabilities and subject to prior rights of holders of our preferred stock then outstanding, if any. All shares of common stock outstanding immediately following this offering will be fully paid and non-assessable.

PREFERRED STOCK

    Upon the closing of this offering, our second amended and restated certificate of incorporation will authorize our board of directors to issue up to 25 million shares of blank check preferred stock. The board of directors will also have the right to fix or alter the designations, preferences, rights and any qualifications, limitations, or restrictions of any preferred stock issues, including dividend rights and rates, conversion rights, voting rights, terms of redemption, including sinking fund provisions, liquidation preferences and the number of shares constituting any series or designations of that series.

REGISTRATION RIGHTS

    Under the terms of our investor rights agreement with Nortel Networks Inc., Nortel Networks Limited, Pequot Private Equity Fund II, L.P. and the holders of our series A and B preferred stock, which will be automatically converted to common stock upon the closing of this offering, these parties holding an aggregate of 24,571,988 shares of capital stock, which number includes 102,460 shares issuable upon exercise of warrants which will have registration rights upon issuance, will be entitled to registration rights under the Securities Act. Following the closing of this offering, Nortel or holders of at least 20% of the shares entitled to registration rights may require us, on up to two occasions, to register their shares of common stock for public resale. We initially will be obligated to register this stock only if the aggregate public offering price would be at least $5,000,000 and only after six months have passed since our last public offering. Further, holders of registrable securities may require that we register their shares for public resale on Form S-3 if the value of the securities to be registered would be at least $2,000,000. In the event our board of directors determines it advisable to do so, as limited by the terms of the investor rights agreement, we may defer any registration for up to 90 days.


    If, after the closing of this offering, we elect to register any of our shares of common stock for the purpose of effecting any additional public offerings, the holders of the registrable securities described above would be entitled to include their shares of common stock in that registration. We may reduce the number of shares requesting registration in view of adverse market conditions. Although these registration rights do not apply to this offering, we are registering for sale 1,000,000 shares owned by Nortel Networks Limited. See "Principal and Selling Stockholders." All registration rights will terminate five years following the closing of this offering.

WARRANTS


    As of August 31, 2000 the following warrants were outstanding:


    - one warrant to purchase 12,439 shares of our common stock at an exercise price of $2.76 per share; and

    - two warrants to purchase, at an exercise price of $7.32 per share, 102,460 shares of either (i) prior to the closing of this offering, our series B preferred stock, or (ii) upon or following the closing of this offering, our common stock.

BUSINESS COMBINATION PROVISIONS

    We will be subject to the "business combination" statute of the DGCL. This statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years from the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner, such as the approval of a majority of disinterested members of the board. The term "business combination" includes mergers and stock and asset sales. An "interested stockholder" is a person who, together with his affiliates and associates, owns, or within the prior three years owned, 15% or more of the corporation's voting stock. The effect of this statute could, among other things, make it more difficult for a third party to gain control of us, discourage bids for our common stock at a premium or otherwise harm the market price of our common stock.

LIMITATION OF DIRECTORS' AND OFFICERS' LIABILITY; INDEMNIFICATION

    Our second amended and restated certificate of incorporation and amended and restated bylaws will include provisions that limit the personal liability of our officers and directors for monetary damages for breach of their fiduciary duty, except for liability that cannot be eliminated under the DGCL. Our second amended and restated certificate of incorporation will provide that, to the fullest extent provided by the DGCL, our directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors. The DGCL does not permit a provision in a corporation's certificate of incorporation that would eliminate such liability for any of the following reasons:

    - any breach of a duty of loyalty to the corporation or its stockholders;

    - any acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - any unlawful payment of a dividend or unlawful stock repurchase or redemption as provided in Section 174 of the DGCL; or

    - any transaction from which the director derived an improper personal benefit.

    While these provisions provide directors with protection from awards for monetary damages for breaches of their duty of care, they do not eliminate this duty. These provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of a corporation only if he or she is a director of that corporation and is acting in his or her capacity as director, and do not apply to the officers of a corporation who are not directors.

    Our second amended and restated certificate of incorporation and amended and restated bylaws will provide that, to the fullest extent permitted by the DGCL, we may indemnify our directors and officers. In addition, we anticipate that each director will enter into an indemnification agreement pursuant to which we will agree to indemnify such director to the fullest extent permitted by the DGCL. At present, there is no pending litigation or proceeding involving any of our directors or officers in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

TRANSFER AGENT AND REGISTRAR

    American Stock Transfer & Trust Company is our transfer agent and registrar.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Sales of a substantial number of shares of our common stock in the public market following this offering could adversely affect market prices prevailing from time to time. Furthermore, sales of substantial amounts of common stock in the public market after various resale restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.


    After this offering, 31,292,821 shares of our common stock will be outstanding, assuming that the underwriters do not exercise the over-allotment option. Of these shares, all of the 7,800,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates as that term is defined in Rule 144 under the Securities Act. The remaining 23,492,821 shares of common stock held by existing stockholders are restricted securities within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below.



    The following table indicates approximately when the 23,492,821 shares of our common stock that are not being sold in this offering but which will be outstanding when this offering is complete will be eligible for sale in the public market:



                                                           ELIGIBILITY OF RESTRICTED
                                                            SHARES FOR SALE IN THE
                                                                 PUBLIC MARKET
                                                           -------------------------
At effective date........................................                   0
90 days after the effective date.........................          19,570,358
180 days after the effective date........................          23,492,821



    The above eligibility dates do not take into consideration any restricted periods under the underwriters' lock-up agreements or any other agreements entered into by our stockholders. Most of the restricted shares that will become available for sale in the public market starting 90 days and also 180 days after the effective date will be subject to volume and other resale restrictions under Rule 144 because the holders are our affiliates.


RULE 144

    In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year, including any affiliate of ours, is entitled to sell, within any three-month period, a number of shares that is not more than the greater of:


    - 1% of the number of shares of common stock then outstanding, which will equal approximately 312,928 shares immediately after this offering; or


    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks before a notice of the sale on Form 144 is filed.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(K)

    Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days before a sale, and who has beneficially owned the restricted shares for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell the shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

RULE 701

    In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us under a stock option plan or other written agreement can resell those shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with some of the restrictions, including the holding period, contained in Rule 144.

                                  UNDERWRITING

    Subject to the terms and conditions contained in an underwriting agreement
dated      , 2000, the underwriters named below, through their representatives,
Chase Securities Inc., FleetBoston Robertson Stephens Inc. and UBS Warburg LLC, have severally agreed to purchase from us the respective number of shares of common stock set forth opposite their names below:

                                                              NUMBER OF
                        UNDERWRITERS                            SHARES
                        ------------                          ----------
Chase Securities Inc........................................
FleetBoston Robertson Stephens Inc..........................
UBS Warburg LLC.............................................

                                                              ---------
    Total...................................................  7,800,000
                                                              =========

    The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us and the selling stockholder, our counsel, counsel to the selling stockholder and the independent auditors. The underwriters are obligated to purchase all shares of common stock offered by us (other than those shares covered by the over-allotment option described below) if they purchase any shares.

    The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us and the selling stockholder. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                          PAID BY THE SELLING
                         PAID BY ELASTIC NETWORKS             STOCKHOLDER
                        ---------------------------   ---------------------------
                        NO EXERCISE   FULL EXERCISE   NO EXERCISE   FULL EXERCISE
                        -----------   -------------   -----------   -------------
Per Share.............   $              $              $              $
Total.................

    We estimate that the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $1.3 million.

    The underwriters propose to offer the shares of common stock directly to the public at the initial public offering price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess
of $     per share. The underwriters may allow, and the dealers may reallow, a
concession not in excess of $     per share to some other dealers. After the
initial public offering of the shares, the offering price and other selling terms may be changed by the underwriters.

    We and the selling stockholder have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 1,170,000 additional shares of common stock at the initial public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each of the underwriters will have a firm commitment to purchase approximately the same percentage as the number of shares of common stock to be purchased by it shown in the above table bears to the total number of shares of common stock offered by this prospectus. If the underwriters exercise the option, we and the selling stockholder will be obligated, pursuant to the option, to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments, if any, made in connection with the sale of shares of common stock offered by this prospectus.

    The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    We and the selling stockholder have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act and to contribute to payments the underwriters may be required to make in respect of these liabilities.


    Some of our stockholders, who will own in the aggregate 17,818,854 shares of common stock after the offering, have agreed not to, without the prior written consent of Chase Securities Inc. or its successors, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise transfer or dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days from the date of this prospectus, subject to some exceptions. We have agreed that we will not, without the prior written consent of Chase Securities Inc. or its successors, sell, offer, contract to sell, transfer the economic risk of ownership in, make any short sale, pledge or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable or exercisable for shares of common stock for a period of 180 days following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date hereof and may grant additional options under our stock option plan. Without the prior written consent of Chase
Securities Inc. or its successors, none of these additional options shall be exercisable during the 180 day period.



    At our request, Chase Securities Inc. is administering a directed share program for us in which 390,000 shares have been reserved. We will provide Chase Securities Inc. with a list of names of persons that we would like to ask to participate in the program. These reserved shares will be sold at the public offering price that appears on the cover of this prospectus. The number of shares available for sale to the general public in this offering will be reduced to the extent reserved shares are purchased by these persons. After reviewing the prospective list of participants, Chase Securities Inc. will distribute a letter to the prospective participants asking if those persons would like to submit indications of interest to participate in the program. These communications will be accompanied or preceded by a prospectus that meets the requirements of Section 10 of the Securities Act. If there are indications of interest by prospective participants to purchase, in the aggregate, more than the number of shares allocated to the program, then we will determine who can participate and to what extent. The 180-day "lock-up" agreements referred to above will bind the directors, executive officers and stockholders that enter into them with respect to the shares such persons purchase under the program. The underwriters will offer to the general public, on the same terms as other shares offered by this prospectus, any reserved shares that are not purchased by these persons.


    Before this offering, there has been no public market for our common stock. The initial public offering price for the common stock will be determined by negotiation among us, the selling stockholder and the representatives of the underwriters. Among the factors to be considered in determining the initial public offering price are prevailing market and economic conditions, our revenues and operating results, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and our prospects, and the present state of our business operations, management and other factors deemed relevant.


    We have applied to have our shares of common stock listed for quotation on the Nasdaq National Market under the symbol ELAS.


    Persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the common stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. This stabilizing, if commenced, may be discontinued at any time.

    The underwriters may create a syndicate short position by making short sales of the shares and may purchase the shares on the open market to cover syndicate short positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Short sales can be either covered or naked. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares from us in the offering. Naked short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. If the underwriters create a syndicate short position, they may choose to reduce or cover this position by either exercising the over-allotment option or by engaging in syndicate covering transactions. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. The underwriters must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

    In connection with this offering, certain underwriters, and selling group members, if any, who are qualified market makers on the Nasdaq National Market, may engage in passive market making transactions in the common stock on the Nasdaq national market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid of such security. If all independent bids are lowered below the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded.

    One or more members of the underwriting selling group may make copies of the preliminary prospectus available over the Internet to customers through its or their Websites. The representatives expect that they may allocate a limited number of shares to such member or members of the selling group for sale to brokerage account holders.

    There are restrictions on the offer and sale of the common stock in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the common stock in, from or otherwise involving the United Kingdom must be complied with.

    Each underwriter has agreed that it has;

    - complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom;

    - only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offer or sale of the shares of common stock to a person who is of a kind described in
      Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996, as amended, or is a person to whom such document may otherwise lawfully be issued or passed on; and

    - not offered or sold and prior to the date six months after the date of issue of the shares of common stock will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or otherwise in compliance with all applicable provisions of such regulations.

                                 LEGAL MATTERS

    Hunton & Williams, Atlanta, Georgia, will pass upon the validity of the shares of common stock offered hereby. Certain legal matters in connection with the offering will be passed upon for the underwriters by Jones, Day, Reavis & Pogue, Atlanta, Georgia.

                                    EXPERTS

    The financial statements as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed a registration statement on Form S-1 under the Securities Act with the SEC, with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is a part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. For further information pertaining to us and the common stock we are offering by this prospectus, please refer to the registration statement and its exhibits and schedules. Statements contained in this prospectus as to the contents or provisions of any contract or other document referred to herein are complete in all material respects. In each instance reference is made to the copy of such contract or other document filed as an exhibit to the registration statement. A copy of the registration statement may be inspected without charge at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048. You may obtain copies of all or any part of the registration statement from any of these offices upon the payment of the fees prescribed by the SEC. You may obtain information on the operations of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system are publicly available through the Commission's web site at http://www.sec.gov.

                             ELASTIC NETWORKS INC.
                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Independent Auditors' Report................................    F-2

Balance Sheets..............................................    F-3

Statements of Operations....................................    F-4

Statement of Stockholders' Equity (Deficit).................    F-5

Statements of Cash Flows....................................    F-6

Notes to Financial Statements...............................    F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Elastic Networks Inc.:

    We have audited the accompanying balance sheets of Elastic Networks Inc. (the "Company") as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States of America.


    As discussed in Note 17, the accompanying financial statements have been restated.


/s/ Deloitte & Touche LLP


Atlanta, Georgia
June 16, 2000
(August 4, 2000 as to Note 15 and August 25, 2000 as to Note 17)

                             ELASTIC NETWORKS INC.
                                 BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                                                                                         JUNE 30, 2000
                                                      DECEMBER 31,    DECEMBER 31,      JUNE 30,           PRO FORMA
                                                          1998            1999            2000        STOCKHOLDERS' EQUITY
                                                      -------------   -------------   -------------   --------------------
                                                                      (AS RESTATED,    (UNAUDITED)        (UNAUDITED)
                                                                      SEE NOTE 17)    (AS RESTATED,         (NOTE 2)
                                                                                      SEE NOTE 17)
ASSETS
Current assets:
  Cash and cash equivalents........................     $     --        $  3,863        $  3,647
  Short-term investments...........................                        1,750             871
  Accounts receivable, net of allowance for
    doubtful accounts of $0, $250, and $250........           40             361           4,441
  Accounts receivable from Nortel Networks.........                        1,209           2,059
  Inventories......................................          528             759           6,222
  Other............................................                           97              78
                                                        --------        --------        --------

      Total current assets.........................          568           8,039          17,318
Property and equipment, net........................        1,167           1,352           2,778
Other..............................................                          102             102
                                                        --------        --------        --------
      Total assets.................................     $  1,735        $  9,493        $ 20,198
                                                        ========        ========        ========

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable.................................     $  1,468        $  6,869        $  7,246
  Payable to Nortel Networks.......................                          149             149
  Royalties payable Nortel Networks................                          129             210
  Accrued liabilities..............................        1,405           1,888           1,792
  Deferred software license revenue, current.......          650             591             571
  Capital lease obligation, current................                           45             161
                                                        --------        --------        --------
    Total current liabilities......................        3,523           9,671          10,129

Capital lease obligation, long term................                          100             304
Deferred software license revenue, net of current
  portion..........................................        1,733           1,142             857

Commitments and contingencies......................

Redeemable convertible participating preferred
  stock Series A, $0.01 par value, 3,876,923 shares
  authorized and outstanding, at cost (redemption
  value $12,600) less note receivable of $1,397 and
  $0...............................................                        8,295           9,958            $     --

Redeemable convertible participating preferred
  stock Series B, $0.01 par value, 3,922,463 shares
  authorized and outstanding, at cost (redemption
  value $20,903)...................................                                       20,903

Stockholders' equity (deficit):
  Common stock, par value $0.01; 35,000,000 shares
    authorized; 1 share issued and outstanding at
    December 31, 1998; 15,385,946 shares issued and
    outstanding as of December 31, 1999; 15,389,122
    shares issued and outstanding as of June 30,
    2000 (unaudited) and 24,474,035 shares issued
    and outstanding pro forma at June 30, 2000.....                          154             154                 245
  Additional paid-in capital.......................                        2,884           6,906              37,676
  Deferred stock compensation......................                         (444)         (3,445)             (3,445)
  Accumulated deficit..............................       (3,521)        (12,309)        (25,568)            (25,568)
                                                        --------        --------        --------            --------
      Total stockholders' equity (deficit).........       (3,521)         (9,715)        (21,953)           $  8,908
                                                        --------        --------        --------            ========
      Total liabilities and stockholders' equity
        (deficit)..................................     $  1,735        $  9,493        $ 20,198
                                                        ========        ========        ========


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS

                             ELASTIC NETWORKS INC.
                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                       SIX MONTHS ENDED
                                             YEAR ENDED DECEMBER 31,                       JUNE 30,
                                    -----------------------------------------      ------------------------
                                      1997          1998            1999             1999           2000
                                    --------      --------      -------------      ---------      ---------
                                                                (AS RESTATED,            (UNAUDITED)
                                                                SEE NOTE 17)            (AS RESTATED,
                                                                                         SEE NOTE 17)
Revenues:
  Product revenues................  $    --       $     36         $  4,298         $ 1,070       $ 11,327
  Product revenues from Nortel
    Networks......................                      80            3,267           1,205          3,061
  License revenue.................                     117              650             325            305
                                    -------       --------         --------         -------       --------
        Total revenues............       --            233            8,215           2,600         14,693
Cost of revenues
  Cost of product revenues........                     740            8,118           2,606         11,137
  Cost of product revenues Nortel
    Networks......................                   1,406            6,172           2,903          2,994
                                    -------       --------         --------         -------       --------
        Total cost of revenues....       --          2,146           14,290           5,509         14,131
Gross profit (loss)...............       --         (1,913)          (6,075)         (2,909)           562
Operating expenses:
  Sales and marketing (includes
    stock compensation expense of
    $0, $0, $25, $5, and $104)....      644          3,431            5,194           1,839          6,186
  Research and development
    (includes stock compensation
    expense of $0, $0, $76, $49,
    and $672).....................    3,335          8,191            7,462           3,365          5,429
  General and administrative
    (includes stock compensation
    expense of $0, $0, $10, $2,
    and $41)......................      524          1,695            2,174             683          2,259
                                    -------       --------         --------         -------       --------
        Total operating
          expenses................    4,503         13,317           14,830           5,887         13,874
                                    -------       --------         --------         -------       --------
          Operating loss..........   (4,503)       (15,230)         (20,905)         (8,796)       (13,312)
Other income (expense), net.......                                      174              36             53
                                    -------       --------         --------         -------       --------
        Net loss..................   (4,503)       (15,230)         (20,731)         (8,760)       (13,259)
Accretion of Series A preferred
  stock...........................                                     (333)            (67)          (266)
                                    -------       --------         --------         -------       --------
  Net loss attributable to common
    stockholders..................  $(4,503)      $(15,230)        $(21,064)        $(8,827)      $(13,525)
                                    =======       ========         ========         =======       ========
Basic and diluted net loss per
  common share....................  $ (0.27)      $  (0.91)        $  (1.26)        $ (0.53)      $  (0.81)
                                    =======       ========         ========         =======       ========
Weighted average shares used in
  computing basic and diluted net
  loss per common share...........   16,670         16,670           16,671          16,670         16,675
                                    =======       ========         ========         =======       ========
Pro forma basic and diluted net
  loss per common share
  (unaudited).....................                                 $  (1.03)                      $  (0.58)
                                                                   ========                       ========
Weighted average shares used in
  computing unaudited pro forma
  basic and diluted net loss per
  share amounts (unaudited).......                                   20,548                         23,504
                                                                   ========                       ========


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                             ELASTIC NETWORKS INC.

                  STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

                       (IN THOUSANDS, EXCEPT SHARE DATA)


                                     COMMON STOCK                                              ACCUMULATED
                                 ---------------------   ADDITIONAL PAID-IN   DEFERRED STOCK      INCOME      TOTAL STOCKHOLDERS'
                                   SHARES      AMOUNT         CAPITAL          COMPENSATION     (DEFICIT)      EQUITY (DEFICIT)
                                 ----------   --------   ------------------   --------------   ------------   -------------------
BALANCE AT JANUARY 1, 1997.....          --     $ --           $   --            $     --        $     --           $     --

Net loss.......................                                                                    (4,503)            (4,503)
Change in shareholder's net
  investment...................                                                                     3,045              3,045
                                 ----------     ----           ------            --------        --------           --------
BALANCE AT DECEMBER 31, 1997...          --       --               --                  --          (1,458)            (1,458)

Net loss.......................                                                                   (15,230)           (15,230)
Subscription for zero par value
  common stock by Nortel
  Networks.....................           1       --                                                                      --
Change in shareholder's net
  investment...................                                                                    13,167             13,167
                                 ----------     ----           ------            --------        --------           --------
BALANCE AT DECEMBER 31, 1998...           1       --               --                  --          (3,521)            (3,521)

Net loss (as restated, see
  Note 17).....................                                                                   (20,731)           (20,731)
Issuance of common stock to
  Nortel Networks..............  15,384,614      154                                                                     154
Additional paid in capital from
  Series A preferred shares
  issuance (less note
  receivable of $463) (as
  restated)....................                                 2,644                                                  2,644
Change in shareholder's net
  investment...................                                                                    11,943             11,943
Employee stock options
  exercised....................       1,331       --                4                                                      4
Compensation related to
  non-employee stock options
  (as restated)................                                    42                                                     42
Issuance of 12,439 stock
  warrants for consulting
  services (as restated).......                                    14                                                     14
Accretion to redemption value
  on Series A preferred
  stock........................                                  (333)                                                  (333)
Deferred stock compensation (as
  restated)....................                                   513                (513)                                --
Amortization of deferred stock
  compensation (as restated)...                                                        69                                 69
                                 ----------     ----           ------            --------        --------           --------
BALANCE AT DECEMBER 31, 1999
  (AS RESTATED)................  15,385,946      154            2,884                (444)        (12,309)            (9,715)

Net loss (unaudited) (as
  restated)....................                                                                   (13,259)           (13,259)
Accretion to redemption value
  on Series A preferred stock
  (unaudited)..................                                  (266)                                                  (266)
Employee stock options
  exercised (unaudited)........       3,176       --                7                                                      7
Compensation related to
  non-employee stock options
  (unaudited) (as restated)....                                   591                                                    591
Payment of note receivable
  attributable to Series A
  preferred shares issuance
  (unaudited) (as restated)....                                   463                                                    463
Deferred stock compensation
  (unaudited) (as restated)....                                 3,227              (3,227)                                --
Amortization of deferred stock
  compensation (unaudited)
  (as restated)................                                                       226                                226
                                 ----------     ----           ------            --------        --------           --------
BALANCE AT JUNE 30, 2000
  (UNAUDITED) (AS RESTATED)....  15,389,122     $154           $6,906            $ (3,445)       $(25,568)          $(21,953)
                                 ==========     ====           ======            ========        ========           ========


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                             ELASTIC NETWORKS INC.
                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                                                    SIX MONTHS
                                                                  YEAR ENDED DECEMBER 31,         ENDED JUNE 30,
                                                              -------------------------------   -------------------
                                                                1997       1998       1999        1999       2000
                                                              --------   --------   ---------   --------   --------
                                                                                       (AS          (UNAUDITED)
                                                                                    RESTATED,      AS RESTATED,
                                                                                       SEE          SEE NOTE 17
                                                                                    NOTE 17)
Cash flows from operating activities:
  Net loss..................................................  $(4,503)   $(15,230)  $(20,731)   $ (8,760)  $(13,259)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
  Depreciation and amortization.............................        6        114         353         153        314
  Amortization of deferred stock compensation...............                              69          14        226
  Issuance of common stock options and warrants.............                              56          42        591
  Changes in assets and liabilities:
    Decrease (increase) in accounts receivables.............                 (40)       (321)     (2,285)    (4,080)
    Decrease (increase) in accounts receivable from Nortel
      Networks..............................................                          (1,209)       (886)      (850)
    Decrease (increase) in inventories......................                (528)       (231)       (211)    (5,463)
    Decrease (increase) in other............................                             (97)        (18)      (115)
    Increase (decrease) in accounts payable.................    1,100        368       5,401         660        377
    Increase (decrease) in payable to Nortel Networks.......                             149         130
    Increase (decrease) in royalties payable--Nortel
      Networks..............................................                             129                     81
    Increase (decrease) in accrued liabilities..............      380      1,025         483        (150)       (96)
    Increase (decrease) in deferred software license
      revenues..............................................               2,383        (650)       (325)      (305)
    Increase (decrease) in capital lease obligations........                             158                    376
                                                              -------    --------   --------    --------   --------
        Net cash used in operating activities...............   (3,017)   (11,908)    (16,441)    (11,636)   (22,203)
                                                              -------    --------   --------    --------   --------
Cash flows from investing activities:
  Expenditures for plant and equipment......................      (28)    (1,259)       (538)       (334)    (1,740)
  Other.....................................................                            (102)
  Sales of short-term investments...........................                          81,626      36,589     57,544
  Purchases of short-term investments.......................                         (83,376)    (46,855)   (56,665)
                                                              -------    --------   --------    --------   --------
        Net cash used in investing activities...............      (28)    (1,259)     (2,390)    (10,600)      (861)
                                                              -------    --------   --------    --------   --------
Cash flows from financing activities:
  Cash proceeds from issuance of common and preferred
    stock...................................................                          10,760      10,760     20,903
  Proceeds from issuance of common stock upon exercise of
    options.................................................                               4                      7
  Transfers from shareholder................................    3,045     13,167      11,943      11,943
  Payment of note receivable attributable to Series A
    preferred shares issuance...............................                                                  1,994
  Payments of capital lease obligations.....................                             (13)                   (56)
                                                              -------    --------   --------    --------   --------
        Net cash provided by financing activities...........    3,045     13,167      22,694      22,703     22,848
                                                              -------    --------   --------    --------   --------
  Cash and cash equivalents at beginning of period..........       --         --          --          --      3,863
  Net increase (decrease) in cash and cash equivalents......       --         --       3,863         467       (216)
                                                              -------    --------   --------    --------   --------
        Cash and cash equivalents at end of period..........  $    --    $    --    $  3,863    $    467   $  3,647
                                                              =======    ========   ========    ========   ========
Supplemental schedule of investing and financing activities:
  Cash paid during the period for interest..................  $    --    $    --    $      2    $     --   $     10
                                                              =======    ========   ========    ========   ========
  Issuance of stock options and warrants for consulting
    services................................................                        $     52    $     39   $    683
                                                                                    ========    ========   ========
  Capital lease additions...................................                        $    158               $    376
                                                                                    ========               ========
  Redeemable convertible participating preferred stock
    issued for notes receivable, net of discount of
    $134,000................................................                        $  1,860
                                                                                    ========


    THE ACCOMPANYING NOTES ARE AN INTEGRAL PART OF THE FINANCIAL STATEMENTS.

                             ELASTIC NETWORKS INC.


                    NOTES TO FINANCIAL STATEMENTS--RESTATED


                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

1. BACKGROUND AND BASIS OF PRESENTATION

  BACKGROUND

    On January 1, 1997, Nortel Networks Corporation, and its subsidiary Nortel Networks Inc., (collectively "Nortel Networks") established the Elastic Networks group (the "Division") to develop technology and products to provide high speed access over copper wire infrastructure.

    Nortel Networks created a separate company, Elastic Networks Inc. (the "Company") that was incorporated on September 22, 1998 and operated as a wholly owned subsidiary of Nortel Networks. At the close of business on May 12, 1999, Nortel Networks transferred to the Company certain of the assets and liabilities, intellectual property rights, licenses and contracts of the Division of Nortel Networks (the "Separation"). The Division's assets and liabilities, intellectual property rights, licenses and contracts were transferred to the Company at their historical cost, which was the carrying value on the books of Nortel Networks. In exchange, Nortel Networks received 15,384,614 shares of the Company's common stock. At the close of business on May 12, 1999, the Company sold 3,876,923 shares of its Series A preferred stock in a private placement for proceeds totaling $12,600,000 (the "Series A Private Placement").

  BASIS OF PRESENTATION


    These financial statements have been prepared for the purpose of presenting the balance sheets of the Company as of December 31, 1998 and 1999, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999, and for the six months ended June 30, 1999 and 2000 (unaudited). Prior to May 12, 1999, the historical results of operations represent the operations of the Division transferred to the Company from Nortel Networks in the Separation. These historical results of the Division present the financial position of the Division as a separate reporting entity independent of Nortel Networks and its subsidiaries, as if the Division was a separate entity prior to May 12, 1999.


    The 1997, 1998 and 1999 financial statements have been prepared using the historical basis of the assets and liabilities and the historical results of operations related to the Company's business. Changes in stockholders' net investment in 1997, 1998, and 1999 represent Nortel Networks' contribution of its net investment after giving effect to the net loss of the Division and net cash transfers to or from the Division.

    The financial statements, presented here for comparative purposes, include certain Nortel Networks corporate costs that were allocated to the Division using procedures deemed appropriate for the nature of the expenses involved. The procedures utilized various allocation bases such as invested net assets, number of employees and related payroll costs, and direct effort expended. The allocated Nortel Networks corporate costs included centralized legal, accounting, treasury, real estate, information technology, distribution, customer service, sales, marketing, engineering, and other Nortel Networks corporate services costs. Such costs were $205,700, $132,800, and $305,000 for 1997, 1998, and the period from January 1, 1999 through May 12, 1999, respectively. Since the Separation, Nortel Networks has continued to provide certain corporate services to the Company. From May 12, 1999 to December 31, 1999, fees of $149,002 were charged for such services and were based on Nortel Networks' internal usage-based fee structures where applicable or Nortel Networks' direct cost of services, including total compensation and out-of-pocket expenses. Management believes that the allocations were made on a reasonable basis, however, the allocations are not necessarily indicative of the level of expense that would have been

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

1. BACKGROUND AND BASIS OF PRESENTATION (CONTINUED) incurred had the Company contracted with outside parties. Management did not make a study or any attempt to obtain quotations from third parties to determine what the costs of obtaining such services from third parties would have been.

  CASH BALANCES

    Prior to May 12, 1999, the Company, as a division of Nortel Networks, participated in the Nortel Networks cash management system and, accordingly, did not maintain cash balances.

2. SIGNIFICANT ACCOUNTING POLICIES

  MANAGEMENT ESTIMATES AND ASSUMPTIONS

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  UNAUDITED INTERIM FINANCIAL INFORMATION

    The financial statements as of and for the six months ended June 30, 1999 and 2000 are unaudited but, in the opinion of management, include all adjustments, consisting only of normal recurring accruals necessary for a fair presentation of its financial position, operating results and cash flows. The results of operations for the six months ended June 30, 2000 are not necessarily indicative of results to be expected for the full calendar year 2000 or for any future period.

  UNAUDITED PRO FORMA STOCKHOLDERS' EQUITY (DEFICIT)

    If the offering contemplated by this prospectus is consummated, all of the redeemable convertible participating preferred stock outstanding as of the closing date will automatically be converted into an aggregate of 7,799,386 shares of common stock based on the shares of preferred stock outstanding at June 30, 2000, and the Series A preferred stockholders will receive in the aggregate an additional 1,285,527 shares of common stock (see Note 9). Unaudited pro forma stockholders' equity (deficit) at June 30, 2000, as adjusted for the conversion of the preferred stock and the issuance of the additional common shares, is disclosed on the balance sheet.

  CASH, CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    Cash and cash equivalents consist of cash, money market funds and other highly liquid investments with an original maturity from date of purchase of three months or less. The carrying value of these instruments approximates fair value. The Company generally invests its excess cash in various investment-grade commercial paper, money market accounts and debt instruments of the U.S. Treasury, government agencies and corporations with strong credit ratings. Such investments are made in accordance with the Company's investment policy, which establishes guidelines relative to diversification and maturities designed to maintain safety and liquidity. These guidelines are periodically reviewed and modified to take advantage of trends in yields and interest rates. The Company has not experienced any losses on its cash

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) and cash equivalents. Cash, cash equivalents and short-term investments consisted of the following (in thousands):

                                                       DECEMBER 31,
                                                    -------------------    JUNE 30,
                                                      1998       1999        2000
                                                    --------   --------   -----------
                                                                          (UNAUDITED)
Cash equivalents:
  Corporate and other non-government debt
    securities....................................   $--        $  483      $   504
  Money market funds..............................               3,380        3,143
                                                     ------     ------      -------
                                                      --         3,863        3,647
Short-term investments:
  Corporate and other non-government debt
    securities....................................               1,750          871
                                                     ------     ------      -------
                                                     $--        $5,613      $ 4,518
                                                     ======     ======      =======

    Management determines the appropriate classification of debt securities at the time of purchase and reevaluates such designation as of each balance sheet date. Marketable debt securities are classified as available-for-sale, and are carried at their fair value, with the unrealized gains and losses, when material, reported net-of-tax as a component of other comprehensive income. As of December 31, 1999 and June 30, 2000, there were no unrealized gains and losses. Realized gains and losses and declines in value judged to be other-than-temporary are included in interest income. The cost of securities sold is based on specific identification.

  CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to market and credit risk consist principally of cash and cash equivalents, short-term investments, notes receivable and accounts receivable. The estimated fair value of these instruments as of December 31, 1998 and 1999 and June 30, 2000 (unaudited), approximated the carrying amount. The Company has investment policies that limit the amount of credit exposure to any one issuer and restrict placement of these investments to issuers evaluated as credit worthy. The Company maintains its cash and cash equivalents, and short-term investments, with high quality financial institutions and investment managers. The Company performs periodic reviews of the credit standing of its investments and the financial institutions managing those investments.

    The Company performs ongoing credit evaluations of its customers, and generally does not require collateral from its customers to support accounts receivable. Requests to extend significant credit to customers are reviewed and approved by senior management. The Company maintains an allowance for potential losses due to credit risk, but has not experienced significant write-offs. Management believes that

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) the reserves for losses are adequate. The following table summarizes the changes in the allowance for doubtful accounts (in thousands):

                                                      DECEMBER 31,             JUNE 30,
                                             ------------------------------   -----------
                                               1997       1998       1999        2000
                                             --------   --------   --------   -----------
                                                                              (UNAUDITED)
Allowance for doubtful accounts, beginning
  of period................................   $--        $--         $ --         $250
Additional provision.......................                           250           --
                                              ------     ------      ----         ----
Allowance for doubtful accounts, end of
  period...................................   $--        $--         $250         $250
                                              ======     ======      ====         ====

    The Company had significant accounts receivable balances due from certain customers as a percentage of total accounts receivable as follows:

                                                        DECEMBER 31,
                                                   ----------------------    JUNE 30,
CUSTOMER                                             1998          1999        2000
--------                                           --------      --------   -----------
                                                                            (UNAUDITED)
Company A........................................   50.0%
Company B........................................    40.0          2.3%
Company C........................................                  77.0        33.2%
Company D........................................                               39.1
Company G........................................                               17.3

    The following individual customers accounted for 10% or more of total revenues (amounts in thousands):

                                YEAR ENDED DECEMBER 31,                    SIX MONTHS ENDED JUNE 30,
                       -----------------------------------------   -----------------------------------------
CUSTOMER                      1998                  1999                  1999                  2000
--------               -------------------   -------------------   -------------------   -------------------
                                                                                  (UNAUDITED)
Company C............    $ 80      34.3%      $3,267     39.8%      $1,252     48.3%      $3,158     21.5%
Company D............                          3,394      41.3         665      25.7       6,013      40.9
Company E............                                                                      2,016      13.7
Company F............     117       50.2         650       7.9         325      12.5         305       2.1

    Currently, the Company relies on a contract manufacturer and some single source suppliers of materials for certain product components. As a result, should the Company's current manufacturer or suppliers not produce or deliver inventory for the Company to sell on a timely basis, operating results could be adversely impacted.

  INVENTORY

    Inventory is stated at the lower of cost (which approximates first-in, first-out cost) or market.

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  PROPERTY AND EQUIPMENT

    Property and equipment is stated at cost. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The expected useful lives of the furniture and fixtures, computer and telecom equipment and software are three to five years, as are the terms of the facility lease for leasehold improvements. Maintenance and repairs are charged to operations as incurred. Expenditures, which substantially increase an asset's useful life, are capitalized.

  IMPAIRMENT OF LONG-LIVED ASSETS

    The Company assesses potential impairments to its long-lived assets when there is evidence that events or changes in circumstances have made recovery of the asset's carrying value unlikely. An impairment loss based on fair value of the asset is recognized when the sum of the expected future undiscounted net cash flows is less than the carrying amount of the asset. The Company has identified no such impairment losses.

  WARRANTY RESERVES

    The Company provides limited warranties on certain of its products for periods of up to one year. The Company recognizes warranty reserves when products are shipped based upon an estimate of total warranty costs, and such reserves are included in current liabilities.

  REVENUE RECOGNITION

    Revenues are recognized when earned in accordance with applicable accounting standards, including American Institute of Certified Public Accountants ("AICPA") Statement of Position ("SOP") 97-2, SOFTWARE REVENUE RECOGNITION, as amended. The Company generally recognizes revenues from product sales upon shipment depending on contract terms and conditions if collectibility is reasonably assured, product pricing is fixed and determinable and product returns are reasonably estimated. No revenues are recognized on products shipped on a trial basis until products are fully accepted by the customer. Estimated sales returns, based on historical experience by product, are recorded at the time the product revenues are recognized. Technology license revenues are recognized ratably over the term of the related agreement.

    Consulting services, principally installation and training revenues, are recognized as the services are completed. These services are typically performed under separate service agreements and are usually performed on a time and material basis. Such services primarily consist of implementation services related to the installation and deployment of the Company's products and do not include significant customization or development of the underlying software code.

  RESEARCH AND DEVELOPMENT COSTS

    Costs incurred for hardware research and development are expensed as incurred. Costs for the development of new software and substantial enhancements to existing software are expensed as incurred until technological feasibility has been established, at which time any additional development costs would be capitalized in accordance with Statement of Financial Accounting Standards ("SFAS") No. 86, COMPUTER SOFTWARE TO BE SOLD, LEASED, OR OTHERWISE MARKETED. The Company believes its current process for

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) developing software is essentially completed concurrently with the establishment of technological feasibility; accordingly, no costs have been capitalized to date.

  STOCK BASED COMPENSATION

    The Company accounts for employee stock plans under the intrinsic value method prescribed by Accounting Principles Board ("APB") Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES.

  INCOME TAXES

    The Company uses the asset and liability method to account for income taxes. Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the carrying amounts of existing assets and liabilities for accounting purposes, and their respective tax bases. Deferred income tax assets and liabilities are measured using statutory tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in statutory tax rates is recognized in net income in the year of change. A valuation allowance is recorded for those deferred income tax assets whose recoverability is not reasonably possible.

  NET LOSS PER COMMON SHARE


    Basic and diluted net loss per common share are presented in conformity with SFAS No. 128, EARNINGS PER SHARE, for all periods presented. Basic and diluted net loss per common share are computed by dividing the net loss for the period by the 15,384,615 common shares issued to Nortel; the shares attributable to employee stock options exercised; and the 1,285,527 additional shares assumed issued to the Series A preferred stockholders, for all periods presented. Unaudited pro forma basic and diluted net loss per common share are computed as described above and also gives effect, under Securities and Exchange Commission guidance, to the conversion of the Series A and Series B redeemable convertible participating preferred stock.



    Dilutive securities include options, contingent stock related to Series A redeemable convertible participating preferred stock, and Series A and B redeemable convertible participating preferred stock. Potentially dilutive securities totaling 11,751,027 shares for the year ended December 31, 1999, and 16,563,184 shares for the six month period ended June 30, 2000 (unaudited), were excluded from historical basic and diluted earnings per share because of their anti-dilutive effect.


  RECENT PRONOUNCEMENTS

    In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44, ACCOUNTING FOR CERTAIN TRANSACTIONS INVOLVING STOCK COMPENSATION (AN INTERPRETATION OF THE ACCOUNTING PRINCIPLES BOARD OPINION
NO. 25) (the "Interpretation"). Among other issues, this Interpretation clarifies (a) the definition of employee for purposes of applying Opinion 25,
(b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. This Interpretation became effective

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

2. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
July 1, 2000, but certain conclusions in the Interpretation cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that this Interpretation covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying this Interpretation are recognized on a prospective basis from July 1, 2000. The Company is in the process of evaluating the effects of this new statement.

    In June 1998, the FASB issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES, which established accounting and reporting standards for derivative instruments and hedging activities. It requires an entity to measure all derivatives at fair value and to recognize them in the balance sheet as an asset or liability, depending on the entity's rights or obligations under the applicable derivative contract. In June 1999, the FASB issued SFAS No. 137, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES DEFERRAL OF THE EFFECTIVE DATE OF FASB STATEMENT NO. 133, which defers the effective date of SFAS No. 133 until fiscal quarters of all fiscal years beginning after June 15, 2000. In June 2000, the FASB issued SFAS
No. 138, ACCOUNTING FOR CERTAIN DERIVATIVE INSTRUMENTS AND CERTAIN HEDGING ACTIVITIES, which amends the accounting and reporting standards of SFAS No. 133 for certain derivative instruments and certain hedging activities. The Company is in the process of evaluating the effects of these new statements.

    In 1999, Staff Accounting Bulletin ("SAB") No. 101, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, was issued. The SAB provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Although SAB No. 101 does not change any of the accounting profession's existing rules on revenue recognition, it draws upon existing rules and explains how the SEC staff applies those rules, by analogy, to other transactions that existing rules do not specifically address. SAB No. 101, as amended by SAB
No. 101B, becomes effective for the fourth fiscal quarter of fiscal years beginning after December 15, 1999. We are in the process of assessing the impact of SAB No. 101 on our financial statements. However, we do not expect that the adoption of SAB No. 101 will have a material impact on our financial statements.

3. INVENTORIES

    Inventories consist of the following (in thousands):

                                                      DECEMBER 31,
                                                 -----------------------        JUNE 30,
                                                   1998           1999            2000
                                                 --------       --------       -----------
                                                                               (UNAUDITED)
Raw materials..................................    $390           $146           $   97
Finished goods.................................     138            613            6,125
                                                   ----           ----           ------
    Total......................................    $528           $759           $6,222
                                                   ====           ====           ======

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

4. PROPERTY AND EQUIPMENT, NET

    Property and equipment, net, consist of the following (in thousands):

                                                      DECEMBER 31,
                                                   -------------------    JUNE 30,
                                                     1998       1999        2000
                                                   --------   --------   -----------
                                                                         (UNAUDITED)
Leasehold improvements...........................   $   57     $   57      $  107
Furniture and fixtures...........................      254        254         302
Computers........................................      258        788       1,750
Other............................................                              86
Test equipment...................................      718        726       1,320
                                                    ------     ------      ------
                                                     1,287      1,825       3,565
Less accumulated depreciation....................     (120)      (473)       (787)
                                                    ------     ------      ------
    Total property and equipment, net............   $1,167     $1,352      $2,778
                                                    ======     ======      ======

    Depreciation and amortization expense on property and equipment was $5,668, $113,871 and $352,852 for the years ended December 31, 1997, 1998, and 1999, respectively and $153,490 and $314,851 for the six month periods ending
June 30, 1999 and 2000 (unaudited), respectively.

5. CAPITAL LEASES

    The Company is obligated for equipment under various capital leases that expire at various dates through 2002. The related equipment secures these leases. At December 31, 1998 and 1999, and June 30, 2000 (unaudited), the gross amount of the equipment acquired under capital leases was $0, $157,879, and $531,280, respectively, and the related accumulated amortization was $0, $12,402 and $64,695, respectively. Amortization of assets held under capital leases is included with depreciation and amortization expense in the accompanying financial statements.

    Future minimum capital lease payments as of December 31, 1999 are as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
2000........................................................    $ 62
2001........................................................      62
2002........................................................      44
                                                                ----
Total minimum lease payments................................     168
Less amount representing interest...........................      23
                                                                ----
    Present value of net minimum capital lease payments.....     145
    Less current installments of obligations under capital
      leases................................................      45
                                                                ----
    Obligations under capital leases, net of current
      installments..........................................    $100
                                                                ====

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

6. ACCRUED LIABILITIES

    Accrued liabilities consist of the following (in thousands):

                                                      DECEMBER 31,
                                                   -------------------    JUNE 30,
                                                     1998       1999        2000
                                                   --------   --------   -----------
                                                                         (UNAUDITED)
Accrued expenses.................................   $  888     $  151      $  554
Accrued employee benefits........................                 126         318
Warranty hardware................................                 357         466
Incentive bonus accrual..........................      290
Accrued payroll..................................      227        222         280
Known product defects............................                 972         174
Other............................................                  60
                                                    ------     ------      ------
                                                    $1,405     $1,888      $1,792
                                                    ======     ======      ======

7. COMMITMENTS

    The Company leases administrative and sales offices and certain property and equipment under noncancellable operating leases expiring through 2004. The Company subleases some of its administrative and sales office space from Nortel Networks. The leases contain renewal options and are subject to cost increases. Total rent expense under such leases for the years ended December 31, 1997, 1998 and 1999 were $0, $111,100 and $343,033, respectively, and for the six month periods ended June 30, 1999 and 2000 (unaudited) were $171,516 and $328,286, respectively.

    At December 31, 1999, the future minimum lease payments under operating leases were as follows (in thousands):

                                                 RELATED PARTY    OTHER
                                                     LEASE        LEASES     TOTAL
                                                 -------------   --------   --------
2000...........................................      $  268       $  488     $  756
2001...........................................         276          558        834
2002...........................................         284          478        762
2003...........................................         218          283        501
2004...........................................                       52         52
                                                     ------       ------     ------
    Total future minimum lease payments........      $1,046       $1,859     $2,905
                                                     ======       ======     ======

8. INCOME TAXES


    Prior to May 12, 1999, the Company, as a division of Nortel Networks, did not file separate income tax returns. If the Company had filed separate tax returns, on a pro forma basis, due to the Company's historical losses, the Company would not have recorded any tax benefit provisions in its statements of operations since the future realization of such losses is uncertain. In addition, all net deferred assets and liabilities, principally net operating losses, would be fully reserved by a valuation allowance. Since the

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

8. INCOME TAXES (CONTINUED)
Separation, significant components of the Company's recorded net deferred tax assets and liability as of December 31, 1999 and June 30, 2000 (unaudited) are shown below (in thousands):


                                                     DECEMBER 31,    JUNE 30,
                                                         1999          2000
                                                     ------------   -----------
                                                                    (UNAUDITED)
Deferred tax assets:
  Deferred software license revenue................    $   658        $   542
  Net operating loss carryforwards.................      4,127          4,969
  Inventory........................................        727            442
  Accrued liabilities..............................        289            377
  Other............................................        412            130
                                                       -------        -------
  Total deferred tax assets........................      6,213          6,460
Valuation allowance................................     (6,110)        (6,438)
                                                       -------        -------
  Net deferred tax assets..........................        103             22
Deferred tax liability:
  Property and equipment...........................       (103)           (22)
                                                       -------        -------
    Total..........................................    $    --        $    --
                                                       =======        =======



    A valuation allowance equal to 100% of the net deferred tax assets has been established because of the uncertainty of realization of the deferred tax assets due to the Company's lack of earnings history. The valuation allowance increased $6,110,415 and $327,744 for the period from May 12, 1999 to December 31, 1999, and the six months ended June 30, 2000 (unaudited), respectively. The Company had federal income tax net operating loss carryforwards at December 31, 1999 of $10,872,718. The federal income tax loss carryforwards will begin to expire 2020, unless previously utilized.


9. REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK

  PREFERRED STOCK

    The Company is authorized to issue up to, and has issued, 7,799,386 shares of preferred stock in one or more series. Each such series of preferred stock has such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights and liquidation preferences, as set forth in the Company's certificate of incorporation.

  SERIES A REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK


    On May 12, 1999, the Company issued 3,876,923 shares of its Series A redeemable convertible participating preferred stock for net cash proceeds of $10,606,153 plus non-interest bearing notes receivable of $1,993,848 (less discounts on such notes of $134,000). The value of the Series A redeemable convertible participating preferred stock reflected in the Company's balance sheet at December 31, 1999 is net of $1,397,000 in notes receivable as consideration for such shares. As discussed below, the additional

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

9. REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK (CONTINUED)

paid-in capital is net of the remaining $463,000 in notes receivable. The notes were subsequently repaid in June 2000.


  DIVIDENDS

    The Company shall not declare or pay any cash dividends or other distributions on shares of common stock until the holders of the Series A preferred stock then outstanding shall have first received, or simultaneously receive, a cash dividend on each outstanding share of Series A preferred stock in an amount at least equal to dividends declared, paid, or set aside for common stock.

  CONVERSION AND RIGHTS

    Each share of Series A preferred stock may be voluntarily converted into common stock at the option of the stockholder. The Series A preferred stock automatically converts to common stock upon the closing of the public offering of shares of the Company's common stock at a price not less than $6.50 per share and proceeds to the Company of not less than $30,000,000. The Series A preferred stock has the same voting rights as the common stock. Generally, the Company cannot issue stock with preferences greater than the current preferred stock or issue a preferred or common stock dividend without the consent of the holders of two-thirds of the outstanding shares of the Series A preferred stock.


    Upon a public offering (or immediately prior to any voluntary or involuntary liquidation, dissolution or winding up of the Company, or the closing or consummation of any merger or consolidation of the Company into or with another corporation) the Series A preferred stockholders will receive in the aggregate an additional 1,285,527 shares of common stock. The Company has considered that the 1,285,527 common shares were in substance issued at May 12, 1999 because a portion of the proceeds from the Series A private placement were for these additional shares, and because of the absolute certainty that the Series A preferred stockholders will receive these shares. Accordingly, at December 31, 1999, the Series A preferred stock has been valued at $2.44 per share, the assumed fair market value, and the $3,140,000 difference between the $3.25 price paid for the preferred shares and the $2.44 per share assumed fair market value, less notes receivable of $463,000, as consideration for the 1,285,527 common shares, has been credited to additional paid-in capital. The notes were subsequently repaid in June 2000.


    If the Company has not consummated a public offering as of December 31, 2000, and for the year ending December 31, 2000, revenues do not equal or exceed $40,000,000, Series A preferred stockholders shall be entitled to receive in the aggregate an additional 3,453,697 shares of common stock over and above the 1,285,527 common shares.

    The Company has considered the additional 3,453,697 shares of common stock to be a beneficial conversion feature of the Series A preferred stock. The value of such shares is $2.44 per share or $8,427,021 and it will be recorded if and when the above revenue and public offering contingencies are resolved.

  LIQUIDATION

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or the closing or consummation of any merger or consolidation of the Company into or with another

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

9. REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK (CONTINUED) corporation, the holders of Series A preferred stock are entitled to receive out of the assets of the Company available for distribution to its stockholders, an amount equal to at least their initial investment plus any declared but unpaid dividends, including all cumulative dividends.

  REDEMPTION

    On May 12, 2004 and on each of the first and second anniversaries thereof, the Company may redeem, at the request of each holder of shares of Series A preferred stock then outstanding up to one-third of the originally issued shares per year. The redemption price shall be at a price equal to the initial investment of $12,600,000, plus any dividends declared but unpaid thereon, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting these shares. The Company is accreting the $3,140,000 difference between cost and redemption value over the period from issuance to the redemption periods.

  SERIES B REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK

    On February 14, 2000, the Company issued 3,922,463 shares of Series B redeemable convertible participating preferred stock for net cash proceeds of $20,902,805.

  DIVIDENDS

    The Company shall not declare or pay any cash dividends or other distributions on shares of common stock until the holders of the Series B preferred stock then outstanding shall have first received, or simultaneously receive, a cash dividend on each outstanding share of Series B preferred stock in an amount at least equal to dividends declared, paid, or set aside for common stock.

  CONVERSION AND RIGHTS

    Each share of Series B preferred stock may be converted into common stock on a one-to-one basis at the option of the stockholder. The Series B preferred stock automatically converts to common stock upon the closing of the public offering of shares of the Company's common stock at a price not less than $8.00 per share and net proceeds to the Company of not less than $30,000,000. The Series B preferred stock has the same voting rights as the common stock. Generally, the Company cannot issue stock with preferences greater than the current preferred stock or issue a preferred or common stock dividend without the consent of the holders of two-thirds of the outstanding shares of Series B preferred stock.

  LIQUIDATION

    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, or the closing or consummation of any merger or consolidation of the Company into or with another corporation, the holders of Series B preferred stock are entitled to receive out of the assets of the Company available for distribution to its stockholders, an amount equal to at least $5.329 per share plus any declared but unpaid dividends, including all cumulative dividends.

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

9. REDEEMABLE CONVERTIBLE PARTICIPATING PREFERRED STOCK (CONTINUED)
  REDEMPTION

    On May 12, 2004 and on each of the first and second anniversaries thereof, the Company will redeem, at the request of each holder of shares of Series B preferred stock then outstanding up to one-third of the originally issued shares per year. The redemption price shall be at a price equal to the initial investment of $20,902,805 plus any dividends declared but unpaid thereon, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting these shares.

10. STOCKHOLDERS' EQUITY

  COMMON STOCK

    The Company is authorized to issue 35,000,000 shares of Common Stock $0.01 par value. The holders of common stock are entitled to one vote per share and are entitled to dividends when and if declared by the Board of Directors of the Company.

    On May 12, 1999, the Company issued 15,384,614 common shares. During 1999, two employees exercised options to purchase a total of 1,331 shares. During the first six months of 2000, two employees exercised options to purchase a total of 3,176 shares. As of December 31, 1999 and June 30, 2000 (unaudited), there were 15,385,946 and 15,389,122 shares, respectively of common stock outstanding.

  COMMON STOCK RESERVED FOR FUTURE ISSUANCE


    Common shares reserved for future issuance consisted of the following:



                                                      DECEMBER 31,
                                                          1999       JUNE 30, 2000
                                                      ------------   --------------
                                                                      (UNAUDITED)
Conversion of convertible preferred stock...........    3,876,923       7,799,386
Shares deemed issued upon sale of Series A preferred
  stock.............................................    1,285,527       1,285,527
Stock warrants......................................       12,439          12,439
Shares reserved for future option exercises.........    5,135,435       5,707,259
Shares reserved for potential issuance under
  provisions of Series A convertible preferred stock
  agreement.........................................    3,453,697       3,453,697
                                                       ----------      ----------
      Total.........................................   13,764,021      18,258,308
                                                       ==========      ==========


  LIQUIDATION

    Upon the dissolution or liquidation of the Company, whether voluntary or involuntary, holders of common stock will be entitled to receive all assets of the Company available for distribution to its stockholders, subject to any preferential and participation rights of any then outstanding preferred stock.

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

10. STOCKHOLDERS' EQUITY (CONTINUED)
  WARRANTS


    In November 1999, the Company entered into an agreement with a corporate partner in consideration of the consulting services which the partner has rendered to the Company in the past and which the partner will continue to render to the Company in the future. In addition, the Company issued a warrant to such corporate partner to purchase 12,439 shares of the common stock at a price of $2.76 per share. One third of the warrant shares vested on the November 1999 effective date of the agreement; one third of the warrant shares vest in November 2000; and the remaining one third of the warrant shares vest in November 2001. The warrant is exercisable for five years following the date of issuance. The estimated fair value of the warrant shares at the time of issuance was $1.16 per share or $14,429 and was determined using the Black-Scholes Valuation Model with the following assumptions: no dividend yield; volatility of 62%; risk-free interest rate of 6.3%; an expected life of 5 years; and a fair value of common stock of $2.20. The warrant is non-forfeitable and was issued for consulting services received and, if requested, to be received in the future. The Company will record additional expense as the warrant vests, based on the related fair value of the underlying stock.


11. STOCK OPTIONS

    On May 12, 1999, the Company introduced the Elastic Networks 1999 Stock Incentive Plan (the "Plan"), under which options to purchase common shares of the Company may be granted to employees, officers, and directors of, and consultants and advisors to, the Company. Options granted may be either incentive stock options or non-statutory stock options and are exercisable within the times determined by the Board of Directors as specified in each option agreement. Options vest over a period of time as determined by the Board of Directors, generally four years. The Company is authorized to issue 5,711,766 shares under the Plan. A summary of the activity under the Plan is set forth below:

                                                                     WEIGHTED
                                                                     AVERAGE
                                                         NUMBER OF   EXERCISE
                                                          SHARES      PRICE
                                                         ---------   --------
Balance at December 31, 1998
  Granted..............................................  4,640,877    $2.07
  Exercised............................................    (1,331)     2.07
  Cancelled............................................  (231,578)     2.07
                                                         ---------
Balance at December 31, 1999...........................  4,407,968     2.07
  Granted (unaudited)..................................  1,188,903     3.32
  Exercised (unaudited)................................    (3,176)     2.07
  Cancelled (unaudited)................................  (296,033)     2.18
                                                         ---------
Balance at June 30, 2000 (unaudited)...................  5,297,662     2.59
                                                         =========

    As of December 31, 1999 there were 358,650 options exercisable at an exercise price of $2.07. As of June 30, 2000 (unaudited), there were 994,522 options exercisable at an exercise price of $2.07.

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

11. STOCK OPTIONS (CONTINUED)
    The following table summarizes all employee options outstanding and exercisable by price and range as of December 31, 1999:

                       OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
  -------------------------------------------------------------   ----------------------
                                          WEIGHTED
                                          AVERAGE      WEIGHTED                 WEIGHTED
                                         REMAINING     AVERAGE                  AVERAGE
        EXERCISE            NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
          PRICE           OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
  ---------------------   -----------   ------------   --------   -----------   --------
          $2.07            3,946,920        9.5         $2.07       326,566      $2.07

    The following table summarizes all employee options outstanding and exercisable by price as of June 30, 2000 (unaudited):

                       OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
  -------------------------------------------------------------   ----------------------
                                          WEIGHTED
                                          AVERAGE      WEIGHTED                 WEIGHTED
                                         REMAINING     AVERAGE                  AVERAGE
        EXERCISE            NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
          PRICE           OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
  ---------------------   -----------   ------------   --------   -----------   --------
          $2.07            4,282,914          9.0       $2.07       894,195      $2.07
           4.53              519,400          9.9        4.53            --       4.53
           9.30               24,300         10.0        9.30            --       9.30


    During the year ended December 31, 1999 and the six months ended June 30, 2000 (unaudited), the Company recognized $513,000 and $3,227,000, respectively, in deferred stock compensation relating to options granted with an exercise price that was less than the estimated fair market value of the Company's stock at the grant date.


  STOCK BASED COMPENSATION


    The Company applies APB Opinion No. 25 and related interpretations in accounting for its employee stock-based compensation plans. Had compensation costs for the Company's stock-based compensation plans been determined based on the fair value at the grant date for awards under the Plan, consistent with the methodology prescribed under SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, the Company's results would have been as follows for the year ended December 31, 1999 (in thousands except per share amounts):



                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Net loss....................................................    $(20,731)
Net loss attributable to common stockholders................     (21,064)
Net loss per common share--basic and diluted................       (1.26)

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

11. STOCK OPTIONS (CONTINUED)
    The weighted average fair value of all options granted during fiscal 1999 was estimated as of the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
Expected option life, in years..............................         5
Risk-free interest rate.....................................       6.3%
Volatility..................................................      62.0%
Dividend yield..............................................       0.0%


    For purposes of pro forma disclosures, the estimated fair value of options is amortized to expense over the vesting period. The estimated fair value of employee stock options granted during 1999 was $1.32 per share.


  NONEMPLOYEE STOCK OPTIONS


    During 1999, the Company issued options to purchase 461,048 shares under the Plan in exchange for services received or to be received. The options have an exercise price of $2.07 and a fair value of $1.32 per option on the grant date. The weighted average fair value was determined using the Black-Scholes Valuation Model with the following assumptions: no dividend yield; volatility of 62%; risk-free interest rate of 6.3%; and an expected life of 5 years. The majority of these options will be fully vested by December 31, 2001. In conjunction with the issuance of these options, the Company recognized expense of $41,735 in 1999 and $591,485 in the six months ended June 30, 2000 (unaudited) based on the fair value of the options, which have fully or partially vested. Additional expense will be recorded in subsequent periods based on additional vesting and the related fair value of the underlying stock.


12. SOFTWARE LICENSE AGREEMENT

    In September 1998, Nortel Networks and a non-affiliate investor (the "Licensee") signed a Cooperative Development and License Agreement. The agreement was subsequently assigned by Nortel Networks to the Company. Under the terms of the agreement, the Licensee agreed to pay $4,500,000 for a license of certain of the Company's technology and for development of some additional agreed-upon technology. The payment terms provided for $1,000,000 to be paid within 30 days of the signing of the agreement and for additional payments to be made within 30 days of the completion by the Company of certain technology. The Company received $1,000,000 in October 1998 and $1,500,000 in December 1998 from the Licensee as payments under this agreement. Such amounts have been reflected as deferred software license revenue on the Company's December 31, 1998 balance sheet and will be amortized on a straight-line basis over the remaining term of the agreement.

    In May 1999, the agreement was amended to provide for the termination of the original agreement in the event that the Company and the Licensee could not agree to the final terms and completion dates of the additional technology to be developed under the term of the original agreement.


    As described in Note 9, in May 1999 the Company issued 615,385 shares of Series A redeemable convertible participating preferred stock to the Licensee for cash of $6,154 plus non-interest bearing notes

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

12. SOFTWARE LICENSE AGREEMENT (CONTINUED)

receivable of $1,860,000, net of discounts on such notes of $134,000. Repayment of the notes is required if the certain technology is completed or upon a liquidation or qualified initial public offering by the Company. If the technology is not completed, the Licensee has the option of paying the notes in full and keeping the shares or canceling the notes and returning the shares.


    The Cooperative Development and License Agreement was amended, effective April 5, 2000, to provide for the granting of a license by the Company to the Licensee for certain technology that was developed under the terms of the agreement. Accordingly, the Licensee has agreed to pay the notes and on June 16, 2000, the Company received cash of $1,993,848 in full payment of the notes.

13. SEGMENT INFORMATION

    The Company operates in one reportable business segment, to develop technology and products to provide high speed access over copper wire infrastructure.

  GEOGRAPHIC INFORMATION

    The Company's headquarters and its operations are located in the United States. The Company's research and development activities are conducted in the United States. The Company conducts its sales, marketing and customer service activities throughout the world. Geographic long-lived assets information is based on the physical location of the assets at the end of each period. Geographic revenue information is based on the location of the end customer.

    Identifiable long-lived assets (principally property and equipment) by geographic areas (in thousands):

                                                              DECEMBER 31,
                                                           -------------------    JUNE 30,
                                                             1998       1999        2000
                                                           --------   --------   -----------
                                                                                 (UNAUDITED)
Long-lived assets--United States.........................   $1,167     $1,352      $2,778

    Revenues by geographic region are as follows (in thousands):

                                                   YEAR ENDED DECEMBER          SIX MONTHS ENDED
                                                           31,                      JUNE 30,
                                              ------------------------------   -------------------
                                                1997       1998       1999       1999       2000
                                              --------   --------   --------   --------   --------
                                                                                   (UNAUDITED)
Revenues:
  United States.............................   $   --      $233      $7,267    $ 2,438    $12,468
  Canada....................................                            126         76        747
  Asia......................................                            799         83      1,467
  Other.....................................                             23          3         11
                                               ------      ----      ------    -------    -------
      Total revenues........................   $   --      $233      $8,215    $ 2,600    $14,693
                                               ======      ====      ======    =======    =======

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)

14. ROYALTY OBLIGATIONS

    On May 12, 1999, the Company obtained ownership rights in certain intellectual property belonging to Nortel Networks. Nortel Networks gave the Company several exclusive and non-exclusive, worldwide licenses under the Intellectual Property Transfer and License Agreement (the "Agreement") for the purpose of designing, developing, using, manufacturing, and distributing licensed technical information, patents, products, technology, trademarks, software and third party software. Such license also includes the right to have licensed products and software made by another manufacturer for the use, lease or sale by the Company. The patent license granted to the Company also includes the right to grant sublicenses to third parties within the scope of the license granted.

    The provisions of the Agreement also provide for the Company to pay to Nortel Networks: (a) a royalty of 2.5% of net end user revenues for the term of the Agreement; (b) a royalty of 2.5% of net distributor revenues for the term of the Agreement; (c) 5.0% of net sublicensing revenues for the term of the Agreement. The royalty payments are due 30 days after each quarter-end. The royalty and reporting obligations set out in the Agreement shall be payable by the Company until such time as securities of the Company are first offered for sale and sold to the public in a public offering or on a sale of the Company at a value greater than or equal to $30,000,000; after such time, provided the Company has paid all outstanding royalties owing and is not in default under any of the terms of the Agreement, the licenses granted to the Company shall be considered to be fully paid-up and royalty free. For 1999, royalties owed were $129,216.

15. SUBSEQUENT EVENTS

    In August 2000, the Company signed agreements to borrow up to $5 million from Nortel Networks and up to $5 million from an affiliate of one of its preferred stockholders. Any amounts borrowed under such agreements, if not repaid sooner, are due February 2001. Borrowings are secured by all of the Company's assets, bear interest at 6% annually and are mandatorily payable in the event of the closing of a public offering of shares of the Company's common stock with net proceeds to the Company of not less than $35 million ("qualified IPO") or a sale, merger or reorganization of the Company. Any borrowings repaid or prepaid may not be reborrowed. The Company has borrowed $2 million under each of the above borrowing agreements.

    Warrants that expire in three years were also issued in connection with the financing. The warrants may be exercised to acquire 102,460 shares of Series B preferred stock prior to a qualified IPO or 102,460 shares of common stock following a qualified IPO, at an exercised price of $7.32 per share. These warrants, which were fully vested when granted, are valued at approximately $657,000 using the Black-Scholes Valuation Model with the following assumptions: no dividend yield; volatility of 62%; risk-free interest rate of 6.3%; and an expected life of 3 years. The calculated fair value of the warrants will be amortized to interest expense using the effective interest method.


16. OTHER SUBSEQUENT EVENTS (UNAUDITED)


    In fulfillment of compensation arrangements between Nortel Networks and some of the Company's employees relating to their prior employment with Nortel Networks, Nortel Networks has agreed to pay these employees, if they are still working for the Company at the time of payment, an aggregate of approximately $13.4 million in cash. Of this amount, two-thirds will be paid at the time at which Nortel

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)


16. OTHER SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

Networks' ownership of the Company's outstanding common stock falls below 50% and the remaining one-third will be paid on the first anniversary of that date. Upon the completion of the Company's anticipated initial public offering (the "Offering") Nortel Networks will own approximately 46% of the Company's outstanding common stock. As such, Nortel Networks will make a payment of approximately $9.0 million to these employees, and will make a payment of approximately $4.4 million on the first anniversary of that date. The Company will record compensation expense of approximately $9.0 million on the completion of the Offering and approximately $4.4 million over the following twelve months, and will record capital contributions from Nortel Networks in equivalent amounts.


    In August 2000, the Company's Board of Directors adopted and approved the recommendation to the Company's stockholders for their approval of an Amendment to the Company's Certificate of Incorporation and the Amendment and Restatement of its Bylaws, each to be effective concurrently with the closing of the Offering. Among other things, upon closing of the Offering, the Company's authorized capital stock will consist of 100 million shares of $.01 par value common stock and 25 million shares of $.01 par value preferred stock.



17. RESTATEMENTS



    Subsequent to the issuance of the Company's 1999 financial statements, the Company's management determined that the Company had not granted an option to a non-affiliate investor in connection with its sale of 615,385 shares of Series A redeemable convertible participating preferred stock as described in
Note 12. Accordingly, the fair value ascribed to the option of $573,918 should not have been recognized in the Company's financial statements. Associated with this, the non-interest bearing notes receivable for the Series A redeemable convertible participating preferred stock of $1,993,848 have been restated to reflect an inherent discount of approximately $134,000. As a result, other current assets, Series A redeemable convertible participating preferred stock, additional paid-in capital and general and administrative expenses have been restated from amounts previously reported.



    Also, subsequent to the issuance of the Company's 1999 financial statements, the Company's management revised its estimate of the fair value of its common stock for purposes of determining stock based compensation for issuances of warrants and stock options. As a result, deferred stock compensation, additional paid-in capital, sales and marketing expenses, research and development expenses and general and administrative expenses have been restated from amounts previously reported.

                             ELASTIC NETWORKS INC.

                YEARS ENDED DECEMBER 31, 1997, 1998 AND 1999 AND
              SIX MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)


17. RESTATEMENTS (CONTINUED)


    Significant effects of the restatements are summarized below (in thousands):



                                    DECEMBER 31, 1999         JUNE 30, 1999           JUNE 30, 2000
                                  ---------------------   ---------------------   ---------------------
                                      AS                      AS                      AS
                                  PREVIOUSLY      AS      PREVIOUSLY      AS      PREVIOUSLY      AS
                                   REPORTED    RESTATED    REPORTED    RESTATED    REPORTED    RESTATED
                                  ----------   --------   ----------   --------   ----------   --------
                                                               (UNAUDITED)             (UNAUDITED)
At:
  Other current assets..........   $    473    $     97                            $    456    $     78
  Total assets..................      9,869       9,493                              20,576      20,198
  Series A redeemable
    convertible participating
    preferred stock.............      7,965       8,295                              10,059       9,958
  Additional paid in capital....      3,270       2,884                               5,904       6,906
  Deferred stock compensation...                   (444)                             (2,004)     (3,445)
  Accumulated deficit...........    (12,433)    (12,309)                            (25,730)    (25,568)
  Total liabilities and
    stockholders' equity
    (deficit)...................      9,869       9,493                              20,576      20,198
For the Year Ended:
  Sales and marketing
    expenses....................      5,169       5,194    $  1,834    $  1,839       6,082       6,186
  Research and development
    expenses....................      7,386       7,462       3,316       3,365       4,758       5,429
  General and administrative
    expenses....................      2,276       2,174         710         683       2,299       2,259
  Net loss......................    (20,855)    (20,731)     (8,789)     (8,760)    (13,297)    (13,259)
  Net loss attributable to
    common stockholders.........    (21,188)    (21,064)     (8,856)     (8,827)    (13,563)    (13,525)
  Basic and diluted net loss per
    common share................   $   1.29    $   1.26    $   0.54    $   0.53    $   0.83    $   0.81
  Weighted average shares used
    in computing basic and
    diluted net loss per common
    share.......................     16,386      16,671      16,385      16,670      16,389      16,675
  Pro forma basic and diluted
    net loss per common share
    (unaudited).................   $   1.05    $   1.03                            $   0.56    $   0.58
  Weighted average shares used
    in computing unaudited pro
    forma basic and diluted net
    loss per common share
    (unaudited).................     20,263      20,548                              24,188      23,504

                                   [GRAPHIC]
1. At the top center of the page the phrase "Where the Elastic Solution Fits in the Network" appears.



2. Below the phrase described above and on the top half of the page an aerial-like image appears. On the right side of the page, appearing vertically, is the word "CARRIER." In the top right corner a box-like image appears next to which the word "HOME" appears. Out of the HOME box six lines emerge which merge into one line which connects to a box-like image, below the HOME image, next to which the word "CENTRAL OFFICE" appears. The Elastic logo appears next to the CENTRAL OFFICE box, appearing to the lower right of the CENTRAL OFFICE box. A line emerges from the CENTRAL OFFICE box which connects to a box-like image, appearing in the top left corner, next to which the word "LARGE BUSINESS" appears. A line emerges from the Elastic logo and connects to an Internet "cloud" image, to the lower right of the CENTRAL OFFICE box, in which the word "INTERNET" appears. Two additional lines emerge from the bottom left of the CENTRAL OFFICE box which connect to, respectively, two box-like images, to the lower left of the CENTRAL OFFICE box, next to which the words "SMALL BUSINESS" appear.



3. Below the image described above and on the lower half of the page a second aerial-like image appears. On the right side of the page, appearing vertically, is the word "IN-BUILDING." In the top left a series of boxes connected by lines appears next to which the words "COLLEGE CAMPUS" appears. On the lower right of the COLLEGE CAMPUS box the Elastic logo appears. A line emerges from the Elastic logo which connects to an Internet "cloud" image, to the lower right of the COLLEGE CAMPUS boxes, in which the word "INTERNET" appears. In the top right corner a box appears next to which the words "APARTMENT/CONDO" appear. On the lower left of the APARTMENT/CONDO box the Elastic logo appears. A line emerges from the Elastic logo which connects to the Internet "cloud" image, to the lower left of the APARTMENT/CONDO box. A line emerges from the lower left of the Internet "cloud" image and connects to an Elastic logo in lower left corner. Three lines emerge from the Elastic logo and connect to a box-like image to the left of the Elastic logo next to which the word "HOTEL" appears. Two lines emerge from the lower right of the Internet "cloud" image and connect to two Elastic logos in the lower right corner. Two lines emerge from the Elastic logo appearing on the far right which connect to a box-like image next to which the words "SMALL BUSINESS" appear. Two lines emerge from the second Elastic logo, lying to the left of the SMALL BUSINESS box, which connect to a box-like image next to which the words "LARGE BUSINESS" appear.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                7,800,000 Shares

                                     [LOGO]

                                  Common Stock

                                 --------------

                                   PROSPECTUS
                               -----------------

CHASE H&Q                                                     ROBERTSON STEPHENS
                                UBS WARBURG LLC
                                  ------------

                                        , 2000

                               -----------------

    You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate as of the date of this document.

    Until             , 2000 (25 days after the date of this prospectus), all
dealers that effect transactions in these shares of common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following are the estimated expenses, other than underwriting discounts and commissions, to be paid by us in connection with the issuance and distribution of the common stock being registered:

ITEM                                                            AMOUNT
----                                                          ----------
Securities and Exchange Commission registration fee.........  $   28,417
NASD filing fee.............................................      11,264
Nasdaq National Market listing fee..........................     123,000
Blue Sky fees and expenses..................................       5,000
Printing and engraving expenses.............................     300,000
Legal fees and expenses.....................................     300,000
Accounting fees and expenses................................     300,000
Transfer Agent and Registrar fee............................      25,000
Miscellaneous...............................................     232,319
                                                              ----------
Total.......................................................  $1,325,000
                                                              ----------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

    Under Section 145 of the General Corporation Law of the State of Delaware, as amended, we have the power to indemnify directors and officers under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorneys' fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his or her being a director or officer if it is determined that he acted in accordance with the applicable standard of conduct set forth in such statutory provision.

    Our amended and restated bylaws generally will permit indemnification of directors and officers to the fullest extent authorized by the General Corporation Law of the State of Delaware.

    Our directors and officers are presently covered under Nortel's directors' and officers' liability insurance policies. We intend to purchase our own directors' and officers' liability insurance prior to this offering.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

    Since our inception in May 1999, we have issued and sold unregistered securities in the transactions described below. See Notes 9 and 10 to Notes to Financial Statements.

1. On September 22, 1998, we issued 1 share of our common stock to Nortel Networks Inc. in connection with our incorporation.

2. On May 12, 1999, we issued 15,384,614 shares of our common stock to Nortel Networks Inc. in connection with our formation and in exchange for contributed assets.

3. On May 12, 1999 we sold 3,876,923 shares of our series A redeemable convertible participating preferred stock to four stockholders at a price of $3.25 per share for an aggregate price of $12.6 million.

4. On November 18, 1999, we granted to a vendor a warrant to purchase 12,439 shares of our common stock at an exercise price of $2.76 per share.

5. On February 14, 2000 we sold 3,922,463 shares of our series B redeemable convertible participating preferred stock to 18 stockholders at a price of $5.329 per share for an aggregate price of $20.9 million.

6. On August 4, 2000, we granted to each of two secured promissory noteholders, a warrant to purchase, at an exercise price of $7.32 per share, 51,230 shares of either:

    - our series B preferred stock at any time prior to the closing of this offering; or

    - our common stock upon or following the closing of this offering.


7. Since we were formed we have granted options to purchase an aggregate of 6,044,280 shares of our common stock.


    All issuances of securities described above were made in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933 or Section 3(b) of the Securities Act of 1933 or Rule 701 thereunder. The Company believes that all of the securities were acquired by the investors for investment and with no view toward the resale or distribution thereof. In each instance, the investor was either an employee of the Company or a sophisticated investor, the offers and sales were made without any public solicitation and the stock certificates bear restrictive legends. No underwriter was involved in the transactions and no commissions were paid.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(A) EXHIBITS:


EXHIBIT
NO.                                             DESCRIPTION
-------                                         -----------
        1.1             Form of Underwriting Agreement *
        3.1             Form of Second Amended and Restated Certificate of
                        Incorporation **
        3.2             Form of Amended and Restated Bylaws **
        4.1             Specimen stock certificate **
        5.1             Opinion of Hunton & Williams **
       10.1             Contribution Agreement among the Company, Nortel Networks
                        Corporation and Nortel Networks Inc., dated May 12, 1999
       10.2             Patent Transfer and License Agreement between the Company
                        and Nortel Networks Inc., dated May 12, 1999
       10.3             Intellectual Property Transfer and License Agreement between the Company and Nortel Networks Corporation, dated May 12,
                        1999
       10.4             Reseller Agreement between the Company and Darwin
                        Networks, Inc., dated June 17, 1999
       10.5             Distribution Agreement between the Company and Northern
                        Telecom, Inc., dated September 1, 1998
       10.6a            Agreement for Electronic Manufacturing Services between the
                        Company and Sanmina Corporation, dated February 19, 1999
       10.6b            Modification Number 1 to Agreement for Manufacturing
                        Services between the Company and Sanmina Corporation, dated
                        February 20, 2000
       10.7             1999 Stock Incentive Plan
       10.8             Compensation Continuation Plan **
       10.9             Accelerated Vesting Plan **
       10.10            Employee Stock Purchase Plan **
       10.11a           Investor Rights Agreement between the Company and certain
                        holders of the Company's equity securities, dated May 12,
                        1999
       10.11b           Amendment to Investor Rights Agreement between the Company and certain holders of the Company's equity securities,
                        dated February 14, 2000
       10.11c           Amendment Number 2 to Investor Rights Agreement between the
                        Company and certain holders of the Company's securities,
                        dated August 4, 2000
       10.12            Lease Agreement between the Company and Ted and Mary
                        Flipowicz, dated February 18, 2000
       10.13a           Office Lease Agreement between Backman, L.C. and Northern
                        Telecom Inc., dated April 16, 1998
       10.13b           Agreement of Sublease between the Company and Northern
                        Telecom Inc., dated April 28, 1999
       10.14            Commercial Space Lease Agreement between the Company and J&N
                        Realty Company, Inc., dated August 6, 1999

EXHIBIT
NO.                                             DESCRIPTION
-------                                         -----------
       10.15            Employment Agreement between the Company and Guy D. Gill,
                        dated May 12, 1999
       10.16            Employment Agreement between the Company and Phillip L.
                        Griffith, dated May 12, 1999
       10.17            Employment Agreement between the Company and Larry R.
                        Hurtado, dated May 12, 1999
       10.18            Amended and Restated Cooperative Development and License
                        Agreement between the Company and Texas Instruments
                        Incorporated, dated April 5, 2000
       10.19            OEM Reseller Agreement between the Company and Teledex
                        Corp., dated August 25, 1999
       10.20            Purchase Warrant issued in favor of Nortel Networks Inc.,
                        dated August 4, 2000
       10.21            Purchase Warrant issued in favor of Pequot Private Equity
                        Fund II, L.P., dated August 4, 2000
       23.1             Consent of Deloitte & Touche LLP **
       23.2             Consent of Hunton & Williams (set forth in Exhibit 5.1) **
       24.1             Power of Attorney (reference is made to the signature page
                        (page II-4) to Form S-1, File No. 333-40500 filed June 29,
                        2000)
       24.2             Power of Attorney (reference is made to the signature page
                        (page II-4) hereof) **
       27               Financial Data Schedule **


------------------------
*   To be filed by Amendment
**  Filed herewith

(B) FINANCIAL STATEMENT SCHEDULES:

    The required Financial Statement Schedules have been omitted because they are either not required, not applicable or the required information is included in the financial statements and notes thereto.

ITEM 17. UNDERTAKINGS

    The Company hereby undertakes to provide the Underwriter at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each Purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the Company, pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of a prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on the 30th day of August, 2000.


                                                       ELASTIC NETWORKS INC.

                                                       By:  /s/ GUY D. GILL
                                                            -----------------------------------------
                                                            PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Charles G. Betty, Steven J. Benson and Jerome L. Rhattigan, whose individual signatures appear below, hereby authorize and appoint Guy D. Gill and Kevin D. Elop, and each of them, with full power of substitution and resubstitution and full power to act without the other, as their true and lawful attorney-in-fact and agent to act in their name, place and stead and to execute in the name and on behalf of each of them, individually and in each capacity stated below, and to file, any and all amendments to this Registration Statement, including any and all post-effective amendments and any registration statement relating to the same offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their substitutes, may lawfully do or cause to be done by virtue thereof.



    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to the Registration Statement has been signed by the following persons in the capacities indicated below on the dates indicated below.



                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                                                       President, Chief Executive
                   /s/ GUY D. GILL                     Officer and Chairman of the
     -------------------------------------------       Board of Directors (principal
                     Guy D. Gill                       executive officer)              August 30, 2000

                                                       Chief Financial Officer,
                  /s/ KEVIN D. ELOP                    Secretary and Treasurer
     -------------------------------------------       (principal financial and
                    Kevin D. Elop                      accounting officer)             August 30, 2000

                /s/ CHARLES G. BETTY
     -------------------------------------------
                  Charles G. Betty                     Director                        August 30, 2000

                /s/ STEVEN J. BENSON
     -------------------------------------------
                  Steven J. Benson                     Director                        August 30, 2000

                          *
     -------------------------------------------
                  Thomas M. Manley                     Director                        August 30, 2000

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                          *
     -------------------------------------------
                   Gerald A. Poch                      Director                        August 30, 2000

               /s/ JEROME L. RHATTIGAN
     -------------------------------------------
                 Jerome L. Rhattigan                   Director                        August 30, 2000

                          *
     -------------------------------------------
                   Richard G. Reid                     Director                        August 30, 2000



*By:                    /s/ KEVIN D. ELOP
             --------------------------------------
                          Kevin D. Elop
                        ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


EXHIBIT
NO.                                             DESCRIPTION
-------                                         -----------
        1.1             Form of Underwriting Agreement *
        3.1             Form of Second Amended and Restated Certificate of
                        Incorporation **
        3.2             Form of Amended and Restated Bylaws **
        4.1             Specimen stock certificate **
        5.1             Opinion of Hunton & Williams **
       10.1             Contribution Agreement among the Company, Nortel Networks
                        Corporation and Nortel Networks Inc., dated May 12, 1999
       10.2             Patent Transfer and License Agreement between the Company
                        and Nortel Networks Inc., dated May 12, 1999
       10.3             Intellectual Property Transfer and License Agreement between the Company and Nortel Networks Corporation, dated May 12,
                        1999
       10.4             Reseller Agreement between the Company and Darwin
                        Networks, Inc., dated June 17, 1999
       10.5             Distribution Agreement between the Company and Northern
                        Telecom, Inc., dated September 1, 1998
       10.6a            Agreement for Electronic Manufacturing Services between the
                        Company and Sanmina Corporation, dated February 19, 1999
       10.6b            Modification Number 1 to Agreement for Manufacturing
                        Services between the Company and Sanmina Corporation, dated
                        February 20, 2000
       10.7             1999 Stock Incentive Plan
       10.8             Compensation Continuation Plan **
       10.9             Accelerated Vesting Plan **
       10.10            Employee Stock Purchase Plan **
       10.11a           Investor Rights Agreement between the Company and certain
                        holders of the Company's equity securities, dated May 12,
                        1999
       10.11b           Amendment to Investor Rights Agreement between the Company and certain holders of the Company's equity securities,
                        dated February 14, 2000
       10.11c           Amendment Number 2 to Investor Rights Agreement between the
                        Company and certain holders of the Company's securities,
                        dated August 4, 2000
       10.12            Lease Agreement between the Company and Ted and Mary
                        Flipowicz, dated February 18, 2000
       10.13a           Office Lease Agreement between Backman, L.C. and Northern
                        Telecom Inc., dated April 16, 1998
       10.13b           Agreement of Sublease between the Company and Northern
                        Telecom Inc., dated April 28, 1999
       10.14            Commercial Space Lease Agreement between the Company and J&N
                        Realty Company, Inc., dated August 6, 1999
       10.15            Employment Agreement between the Company and Guy D. Gill,
                        dated May 12, 1999
       10.16            Employment Agreement between the Company and Phillip L.
                        Griffith, dated May 12, 1999
       10.17            Employment Agreement between the Company and Larry R.
                        Hurtado, dated May 12, 1999
       10.18            Amended and Restated Cooperative Development and License
                        Agreement between the Company and Texas Instruments
                        Incorporated, dated April 5, 2000
       10.19            OEM Reseller Agreement between the Company and Teledex
                        Corp., dated August 25, 1999
       10.20            Purchase Warrant issued in favor of Nortel Networks Inc.,
                        dated August 4, 2000
       10.21            Purchase Warrant issued in favor of Pequot Private Equity
                        Fund II, L.P., dated August 4, 2000
       23.1             Consent of Deloitte & Touche LLP **
       23.2             Consent of Hunton & Williams (set forth in Exhibit 5.1) **
       24.1             Power of Attorney (reference is made to the signature page
                        (page II-4) to Form S-1, File No. 333-40500 filed June 29,
                        2000)
       24.2             Power of Attorney (reference is made to the signature page
                        (page II-4) hereof) **
       27               Financial Data Schedule **


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*   To be filed by Amendment
**  Filed herewith